As filed with the Securities and Exchange Commission on August 11, 2022

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________________

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

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SALONA GLOBAL MEDICAL DEVICE CORPORATION

(Exact name of registrant as specified in its charter)

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British Columbia	3841	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3330 Caminito Daniella

Del Mar, California 92014

1-800-760-6826

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

________________________________

Luke Faulstick

Chief Executive Officer

2800 Park Place

666 Burrard Street

Vancouver, British Columbia

V6C 2Z7

1-800-760-6826

(Name, address, including zip code, and telephone number, including area code, of agent for service)

________________________________

Copies to:

Charles Rennert

Claire Menard

Rennert Vogel Mandler & Rodriguez, P.A.

100 SE 2nd Street

29th Floor

Miami, FL 33131

205 577 4171

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market and other conditions.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☐	Non-accelerated filer	☒
Accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933. ☐

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share (2)		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common shares without par value	18,132,856	USD$	0.55	USD$	9,973,070.80	USD$	924.50

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(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such an indeterminate amount of common shares as may become issuable to prevent dilution resulting from capital reorganizations, stock splits, stock dividends and similar events, and in any such event, the number of shares registered hereby shall be automatically increased to cover the additional shares.

(2) Calculated pursuant to Rule 457(c), solely for the purpose of computing the amount of the registration fee, on the basis of the average of the high and low prices of the registrant's common shares quoted on TSX Venture Exchange (the "TSXV") on August 9, 2022.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

(Subject to Completion, Dated August 11, 2022)

SALONA GLOBAL MEDICAL DEVICE CORPORATION

18,132,856 Common Shares

This prospectus relates to the offering and resale or other disposition from time to time by certain selling shareholders (each a "selling shareholder" and collectively, the "selling shareholders"), of up to an aggregate of 18,132,856 common shares of Salona Global Medical Device Corporation, a corporation organized under the laws of British Columbia (the "Company", "Salona", "we", "us" or "our"), which consist of the following (the “Offering”):

•	7,749,000 common shares issued to selling shareholders in connection with a private offering which closed on February 15, 2022 (the "Private Offering");

•	7,749,000 common shares issuable upon the exercise of warrants issued to selling shareholders in connection with the Private Offering at an exercise price per share of C$0.70 (the "Warrants"); and

•	542,431 common shares issuable upon the exercise of broker warrants issued to certain selling shareholders for underwriting services rendered to us in connection with the Private Offering at an exercise price per share of C$0.55 (the "Compensation Options");

•	737,000 common shares issued to a selling shareholder in September 2020 upon the conversion of US$88,000 of debt at a deemed conversion price per share of C$0.1289; and

•	1,355,425 common shares issuable upon the conversion of certain Class "A" Non-Voting common shares of the Company (the "Class A Shares") issued to selling shareholders on May 20, 2021 for services rendered in connection with an acquisition transaction.

The foregoing are collectively, referred to as the "Common Shares".

Additional information about the Private Offering is provided in the sections entitled “Prospectus Summary - Private Offering” and “The Offering” of this prospectus.

We are not selling any Common Shares under this prospectus and will not receive any of the proceeds from the sale of Common Shares by the selling shareholders. We will, however, receive the net proceeds of any Warrants or Compensation Options exercised for cash.

The selling shareholders may sell or otherwise dispose of the Common Shares covered by this prospectus or interests therein on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. Additional information about the selling shareholders, and the times and manner in which they may offer and sell Common Shares under this prospectus, is provided in the sections entitled "Selling Shareholders" and "Plan of Distribution" of this prospectus.

Our common shares are traded on the TSX Venture Exchange (the "TSXV") under the symbol "SGMD." On August 1, 2022, the closing price per share as traded on the TSXV was C$0.77 per share. Unless otherwise indicated, all references to "$" in this prospectus refer to Canadian dollars ("C$").

We are an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012 and a smaller reporting company as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As such, we have elected to rely on certain reduced public company disclosure requirements. See "Prospectus Summary - Implications of Being an Emerging Growth Company and a Smaller Reporting Company."

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

An investment in our common shares involves a high degree of risk. See "Risk Factors" for more information on these risks.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August __, 2022.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is offering to sell, and is seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus or of any sale of the Common Shares.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling shareholders, or their transferees. The prospectus supplement may add, update or change information in this prospectus. If information in a prospectus supplement is inconsistent with the information in this prospectus, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement hereto. See "Where You Can Find More Information" for more information.

This prospectus includes industry and market data and other information that we have obtained from, or which is based upon, market research, independent industry publications or other publicly available information. Any such data and other information is subject to change based on various factors, including those described below under the heading "Risk Factors" and elsewhere in this prospectus.

Our logo and some of our trademarks are used in this prospectus, which remain our sole intellectual property. This prospectus also includes trademarks, tradenames, and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus appear without the TM symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

We have not, and the selling shareholders have not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or in any supplement to this prospectus or free writing prospectus, and neither we nor the selling shareholders takes any responsibility for any other information that others may give you. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise requires, (i) the common shares referenced hereunder are those of Salona Global Medical Device Corporation and not those of our subsidiaries, and (ii) the terms "we," "us," "our" or the "Company" as used in this prospectus refer to Salona Global Medical Device Corporation together with its wholly-owned subsidiaries. See "Prospectus Summary".

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY
AND A SMALLER REPORTING COMPANY

We qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, as amended ("the JOBS Act"). As an emerging growth company, we may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include:

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only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced "Management's Discussion and Analysis of Financial Condition and Results of Operations" disclosure;

•

exemption from the requirement that critical audit matters be discussed in our independent auditor's reports on our audited financial statements or any other requirements that may be adopted by the Public Company Accounting Oversight Board, unless the SEC determines that the application of such requirements to emerging growth companies is in the public interest;

•	reduced disclosure about our executive compensation arrangements;

•	no non-binding advisory votes on executive compensation or golden parachute arrangements; and

•	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions until May 2025 or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common equity under an effective Securities Act registration statement; (iii) the date on which we have issued more than $1 billion in non-convertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. Additionally, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption and, therefore, while we are an emerging growth company, we will not be subject to new or revised accounting standards at the same time that they become applicable to other public companies that are not emerging growth companies, unless we affirmatively and irrevocably opt out of the extended transition period.

We are also a "smaller reporting company" as defined in the Exchange Act. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies.

CURRENCY AND EXCHANGE RATES

All dollar amounts in this prospectus are expressed in Canadian dollars unless otherwise indicated. The Company's consolidated financial statements are prepared in accordance with United States Generally Accepted Accounting Principles. Some of the Company's material agreements use Canadian dollars and the Company's common shares, as traded on the TSXV, are traded in Canadian dollars. As used herein, "C$" represents Canadian dollars, and US$ represents United States dollars.

The following table sets forth the rate of exchange for the Canadian dollar, expressed in United States dollars in effect on February 28 of each of the years indicated, based on the daily rate of exchange as reported by the Bank of Canada for conversion of Canadian dollars into United States dollars.

2022	2021	2020
C$1.2698	C$1.2685	C$1.3429

On July 18, 2022, the daily rate for United States dollars in terms of the Canadian dollar, as quoted by the Bank of Canada, was USD $1.00 = C$1.29.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking statements" that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The statements contained in this prospectus that are not purely historical are "forward-looking statements" within the meaning of applicable securities legislation. Forward-looking statements are identified by the use of words such as, but not limited to, "anticipate," "believe," "continue," "could," "estimate," "prospects," "forecasts," "expect," "intend," "may," "will," "plan," "target," and similar expressions or variations intended to identify forward-looking statements. These statements are based on the beliefs and assumptions of our management based on information currently available to management. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors discussed in the section entitled "Risk Factors" in this prospectus.

By way of example, and without implied limitation, such risks and uncertainties include:

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our prospects, including our future business, revenues, expenses, net income, earnings per share, gross margins, profitability, cash flows, cash position, liquidity, financial condition and results of operations, our targeted growth rate and our goals for future revenues and earnings;

•	the effects on our business, financial condition and results of operations of current and future economic, business, market and regulatory conditions;

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the effects of fluctuations in sales on our business, revenues, expenses, net income, earnings per share, margins, profitability, cash flows, capital expenditures, liquidity, financial condition and results of operations;

v

•	our products and services, including their quality and performance in absolute terms and as compared to competitive alternatives, and their ability to meet our customers' requirements, and our ability to successfully develop and market new products, services, technologies and systems;

•	our markets, including our market position and our market share;

•	our ability to successfully develop, operate, grow and diversify our operations and businesses;

•	our business plans, strategies, goals and objectives, and our ability to successfully achieve them;

•	our ability to maintain, protect, and enhance our intellectual property;

•	the sufficiency of our capital resources, including our cash and cash equivalents, funds generated from operations, availability of borrowings under our credit and financing arrangements and other capital resources, to meet our future working capital, capital expenditure, lease and debt service and business growth needs;

•	the potential impact of the novel coronavirus pandemic ("COVID-19") on our business and results of operations;

•	the value of our assets and businesses, including the revenues, profits and cash flows they are capable of delivering in the future;

•	the effects on our business operations, financial results, and prospects of business acquisitions, combinations, sales, alliances, ventures and other similar business transactions and relationships;

•	industry trends and customer preferences and the demand for our products and services; and

•	the nature and intensity of our competition, and our ability to successfully compete in our markets.

These statements are necessarily subjective, are based upon our current plans, intentions, objectives, goals, strategies, beliefs, projections and expectations, and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements described in or implied by such statements. Actual results may differ materially from expected results described in our forward-looking statements, including with respect to correct measurement and identification of factors affecting our business or the extent of their likely impact, the accuracy and completeness of the publicly available information with respect to the factors upon which our business strategy is based, or the success of our business.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and management's belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that may cause actual results, our performance or achievements, or industry results to differ materially from those contemplated by such forward-looking statements include, without limitation, those discussed under the caption "Risk Factors" in this prospectus as well as other risks and factors identified from time to time in our SEC filings.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common shares. Investing in our common shares involves a high degree of risk. For a more complete understanding of our Company and our common shares, we encourage you to read and consider the more detailed information included in this prospectus, including "Risk Factors," "Special Note Regarding Forward-Looking Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes, interim financial statements and related notes. See also "Where You Can Find Additional Information."

Company Overview

Salona Global Medical Device Corporation ("we," "us," "our," "Salona," or the "Company") is a United States-based medical technology company which aims to leverage the Canadian capital markets to acquire small to midsize US and internationally based medical device products and companies with the goal of expanding sales and improving operations to create a large, broad-based medical device company with a global reach. The Company's common shares trade on the TSXV under the symbol "SGMD".

We operate through the following U.S. subsidiaries:

•	Our subsidiary South Dakota Partners Inc. ("SDP") produces proprietary and white label medical devices for pain management, cold and hot therapy, NMES, PEMF and ultrasound.

•	Our subsidiary Simbex, LLC ("Simbex") is an IP-based business with a portfolio of several revenue and royalty generating products ranging from wearable technology to products for physical stability as well as expertise in development and design of many medical devices on the market.

•	Our subsidiary ALG Health Plus, LLC ("ALG Health Plus") is engaged in selling medical devices and supplies to small, independent hospitals, group purchasing organizations, medical offices and clinics in the United States.

•	Our subsidiary Mio-Guard LLC ("Mio-Guard") is a medical device sales and marketing business serving the athletic training, physical therapy and orthopedics markets for sports medicine products in the mid-western, southern and central United States.

Private Offering

On February 15, 2022, we completed a private placement of 7,749,000 units (the "Units") at C$0.55 per Unit for gross proceeds of approximately C$4.26 million ("the "Private Offering") pursuant to the terms of subscription agreements with purchasers (the "Subscription Agreements") and an Underwriting Agreement (as defined below). Each Unit consisted of one common share of the Company and one warrant (a "Warrant") to purchase one common share in the capital of the Company (a "Warrant Share") at an exercise price of C$0.70 expiring on February 15, 2025. The exercise price of the Warrants is subject to adjustment for certain events, including without limitation, dividends, distributions or stock splits, subsequent rights offerings by the Company, or in the event of the Company's consolidation, merger or reorganization. We intend to use the proceeds of the Private Offering for working capital and general corporate purposes.

In connection with the Private Offering, we engaged Beacon Securities Limited, Canaccord Genuity Corp. and Leede Jones Gable Inc. (collectively, the “Underwriters”) to act as underwriters for the Private Offering on a “bought deal” basis pursuant to an Underwriting Agreement dated February 15, 2022 (the “Underwriting Agreement”).  At the closing of the Private Offering, we paid the Underwriters cash compensation equal to 7% of the gross proceeds of the Private Offering ($410,284), and issued broker warrants to purchase an aggregate of 542,431 common shares of the Company (the “Option Shares”) at an exercise price of C$0.55 expiring on February 15, 2025 (the “Compensation Options”). The exercise price of the Compensation Options is subject to adjustment for certain events, including without limitation, dividends, distributions or split of the Company's capital stock, subsequent rights offerings by the Company, or in the event of the Company's consolidation, merger or reorganization.

In connection with the closing of the Private Offering, we entered into a Registration Rights Agreement with the purchasers and the Underwriters (the “Registration Rights Agreement”) providing for the filing of a registration statement (the “Registration Statement”) with the Securities and Exchange Commission registering the resale of the common shares issued and issuable in connection with the Private Offering (collectively, the “Securities”). Under the Registration Rights Agreement, we were obligated to file the Registration Statement no later than April 1, 2022 (45 days after February 15, 2022) and to use commercially reasonable efforts to cause the Registration Statement to be declared effective no later than 180 days after February 15, 2022, or August 14, 2022. The Securities are subject to resale restrictions in Canada for a period of 4 months after February 15, 2022 and to statutory resale restrictions under the Securities Act of 1933, as amended (the “Securities Act”).  As a result of the Company’s delay in filing the Registration Statement, as of August 10, 2022, we are obligated to pay liquidated damages to the purchasers and the Underwriters in an aggregate amount of approximately $71.743 or 102,490 common shares based on the closing price of our common shares on August 9, 2022.  If we fail to cause the Registration Statement to be declared effective by August 14, 2022, we will be obligated to pay additional liquidated damages to the purchasers and the Underwriters. If paid in the form of common shares, the number of common shares to be issued will be calculated based on the closing price of the common shares on the date the liquidated damages payment is demanded, subject to a cap of 984,504 common shares.

The issuances of securities pursuant to the Private Offering were exempt from registration under Regulation S promulgated pursuant to the Securities Act. None of the purchasers in the Private Offering were “U.S. persons” or within the “United States” (each as defined in Regulation S under the Securities Act) and  no sales efforts were conducted in the United States.

Recent Acquisitions

Merger with Mio-Guard LLC

On February 18, 2022, the Company and several of its wholly owned subsidiaries, including Miotech Merger Subsidiary, LLC, a newly formed Delaware limited liability company ("Merger Sub"), entered into an agreement and plan of merger (the "Merger Agreement") with Mio-Guard LLC, a Michigan limited liability company ("Mio-Guard Target"), and its sole member, Kenneth M. Zisholz (the 'Principal"). Pursuant to the Merger Agreement, Mio-Guard Target merged with and into Merger Sub, and Merger Sub changed its name to Mio-Guard LLC ("Mio-Guard") effective on March 17, 2022 (the "Merger"). Mio-Guard is a medical device sales and marketing business serving the athletic training, physical therapy and orthopedics markets for sports medicine products in the mid-western, southern and central United States.

The merger consideration delivered to the Principal was and will be: (i) at closing, 1,300,000 Class B Units of Mio-Guard (ii) at the end of each consecutive quarterly period for a period of two (2) years) (the "Earnout Period"), 125,000 Class B Units of Mio-Guard subject to adjustment (collectively, the "Quarterly Equity Payments"); and (iii) during the Earnout Period, two (2) Class B Units of Mio-Guard for each $1.00 of EBITDA achieved by Mio-Guard during each quarterly period of the Earnout Period, subject to adjustment, up to a maximum of 4,000,000 Class B Units in the aggregate (the "Earnout Payment(s)"). The Class B Units are be non-voting and receive no allocations or distributions and subject to certain call rights held by the Company, the Class B Units are exchangeable into Class A Shares on a one for one basis. For more information on the Class A Shares, see "Description of Securities." In addition, the Principal is restricted from holding more than 500,000 common shares of the Company at any time.

Acquisition of Assets of ALG-Health, LLC

On November 28 2021, we acquired the customer lists, sales orders and supply agreements, and related sales channel and intellectual property assets of ALG-Health, LLC, an Ohio limited liability company (“ALG Ohio”) engaged in selling medical devices and supplies to small, independent hospitals, group purchasing organizations, medical offices and clinics in the midwestern United States, though our wholly-owned subsidiary ALG Health Plus, LLC (“ALG Health Plus”).  In connection with the acquisition of such assets, ALG Health Plus issued to the seller nonvoting securities which are exchangeable for up to a maximum of 21,000,000 non-voting Class A shares of the Company, subject to the achievement of certain revenue and EBITDA targets. In addition, the recipient of the Class A Shares is restricted from holding more than 500,000 common shares at any time.  In connection with the transaction, our subsidiary ALG Health Plus entered into an exclusive supply agreement with ALG Ohio.

Acquisition of Simbex, LLC

On September 30, 2021, we acquired all of the membership interests of Simbex, LLC, a Delaware limited liability company ("Simbex"), through a wholly-owned subsidiary. Our subsidiary Simbex is an IP-based business with a portfolio of several revenue and royalty generating products ranging from wearable technology to products for physical stability as well as expertise in development and design of many medical devices on the market. In connection with the acquisition of Simbex, we made an initial cash payment of US$3,500,000 and became obligated to make an earnout payment in January 2023 of up to an additional US$3,500,000 in cash and non-voting securities exchangeable for up to a maximum of 6,383,954 Class A Shares. In addition, as part of the transaction, the recipient of the Class A Shares is restricted from holding more than 500,000 common shares at any time

Acquisition of South Dakota Partners, Inc.

On May 21, 2021, we acquired all of the capital stock of South Dakota Partners Inc., a South Dakota corporation ("SDP"), through a wholly-owned subsidiary. Our subsidiary SDP owns and operates a production facility located in the State of South Dakota and produces proprietary and white label medical devices for pain management, cold and hot therapy, NMES, PEMF and ultrasound. In connection with the acquisition of SDP, we issued securities which are exchangeable for up to 19,162,000 Class A Shares as of May 31, 2022, of which 19,019,000 remain exchangeable, provided, however, that each recipient of the Class A Shares is restricted from holding more than 500,000 of our common shares at any time.

Background and Corporate Information

We were originally incorporated as "Chrysalis Capital IX Corporation" on September 17, 2013 under the Canada Business Corporations Act (the "CBCA"). On July 7, 2015, we completed a transaction pursuant to which we and Inspira Financial Inc. completed a triangular business combination, whereby Inspira Financial Inc., a private British Columbia corporation merged with 1040096 B.C. Ltd., our wholly-owned subsidiary, as a result of which, we became the sole beneficial owner of all of the outstanding shares of the amalgamated corporation. Immediately thereafter, we changed our name to "Inspira Financial Inc." On January 15, 2020, we changed our name from "Inspira Financial Inc." to "Brattle Street Investment Corp." and thereafter changed our name to "Salona Global Medical Device Corporation" on December 15, 2020.

Our principal executive office is located at 3330 Caminito Daniella, Del Mar, California, 92014. Our telephone number is 1-800-760-6826 and our website is www.salonaglobal.com. The information found on our website is not part of this prospectus.

THE OFFERING

Securities offered by the selling shareholders:	We are registering the resale by the selling shareholders named in this prospectus, or their permitted transferees, of up to 18,132,856 common shares consisting of:

•	7,749,000 common shares issued to selling shareholders in February 2022 in connection with the Private Offering;

•	7,749,000 common shares issuable upon the exercise of the Warrants issued to selling shareholders in connection with the Private Offering at an exercise price per share of $0.70; and

•	542,431 common shares issuable upon the exercise of the Compensation Options issued to certain selling shareholders for underwriting services rendered to us in connection with the Private Offering at an exercise price per share of $0.55;

•	737,000 common shares issued to a selling shareholder in September 2020 upon the conversion of US$88,000 of debt at a deemed conversion price per share of $0.1289; and

•	1,355,425 common shares issuable upon the conversion of certain Class A Shares issued to selling shareholders in May 2021 for services rendered in connection with an acquisition transaction.

Terms of the offering:	The selling shareholders will determine if, when and how they will dispose of the securities registered pursuant to the registration statement of which this prospectus forms a part. See "Plan of Distribution."

Common shares outstanding prior to the offering	As of August 10, 2022, 53,426,053 common shares, no par value, and 1,355,425 Class A shares were outstanding.

Common shares outstanding after the offering	63,696,103 common shares (assuming the exercise for cash of all of the convertible securities described above).

Use of proceeds	We will not receive any proceeds from the sale by selling shareholders of the common shares covered by this prospectus. However, we may receive proceeds from the exercise of the Warrants and the Compensation Options. The exercise of all Warrants at the current exercise price of C$0.70 per share would result in gross proceeds to the Company of approximately C$5,424,300. The exercise of all Compensation Options at the current exercise price of C$0.55 per share would result in gross proceeds to the Company of approximately $298,337. The proceeds from such exercises, if any, will be used for working capital and general corporate purposes. See "Use of Proceeds."

Plan of distribution	The selling shareholders may sell all or a portion of the Common Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. Registration of the Common Shares does not mean, however, that such Common Shares necessarily will be offered or sold. See "Plan of Distribution."

Risk factors	Investment in our common shares involves substantial risks. You should read the "Risk Factors" section included in this prospectus for a discussion of factors to consider carefully before deciding to invest in our common shares.

TSXV trading symbol	"SGMD"

RISK FACTORS

Investing in our common shares involves a high degree of risk. The following are certain risk factors relating to our business and our securities and are not the only risks facing our Company. You should consider carefully the risks and uncertainties described below before making an investment decision. Our business, financial condition, operating results or growth prospects could be harmed by any of these risk factors or others which may not currently be known to us or which we may currently deem immaterial. In such an event, the trading price of our common shares could decline, and you may lose all or part of your investment. In assessing these risks, you should also refer to all of the other information contained in this prospectus, including our consolidated financial statements and related notes. Please also see the section captioned "Special Note Regarding Forward-Looking Statements" in this prospectus.

Risks Related to Our Common Shares

We are obligated, and may become obligated in the future, to pay liquidated damages to some of our security holders for failing to comply with the terms of the registration rights agreement to which we are a party.

In connection with the Private Offering which closed in February 2022, we entered into a registration rights agreement with certain of our security holders in which we agreed to prepare and file with the SEC registration statements to register common shares, which registration statement must be filed and be maintained effective for certain specified periods. If we are unable to comply with the provisions of the registration rights agreement, we may be obligated to pay liquidated damages to the holders of the securities covered by the registration rights agreement. If we are required to pay such liquidated damages or other amounts to these holders, our business, financial condition, operating results and cash flows would be materially adversely affected.

On August 11, 2022, we filed the registration statement to register the resale of the Common Shares issued or issuable in connection with the Private Offering. As a result of the Company’s delay in filing the Registration Statement, as of August 10, 2022, we are obligated to pay liquidated damages to the purchasers and the Underwriters in an aggregate amount of approximately $71.743 or 102,490 common shares based on the closing price of our common shares on August 9, 2022. If we fail to cause the Registration Statement to be declared effective by August 14, 2022, we will be obligated to pay additional liquidated damages to the purchasers and the Underwriters. If paid in the form of common shares, the number of common shares to be issued will be calculated based on the closing price of the common shares on the date the liquidated damages payment is demanded, subject to a cap of 984,504 common shares.

Our common shares are a high risk investment.

Our common shares are listed in Canada on the TSXV and we are not listed on any U.S. national securities exchange. Consequently, there is a limited trading market for our common shares, which may affect the ability of shareholders to sell our common shares in the U.S. and the prices at which they may be able to sell our common shares. The TSXV is a smaller exchange in Canada and your broker may not facilitate trades in Canada.

The market price of our common shares has been volatile, and fluctuates widely in price in response to various factors which are beyond our control. The price of our common shares is not necessarily indicative of our operating performance or long term business prospects. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common shares.

In the United States, our common shares are considered a "penny stock", and our shares are not listed and trading on any U.S. exchange. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks". These rules further restrict the trading activity and marketability of our common shares. As a result of the foregoing, a purchase of our common shares should be considered a high risk investment.

Additional issuances of common shares may result in further dilution.

We may issue additional common shares in the future to finance acquisitions or operations, which may dilute an existing investor's holdings. We cannot predict the size or nature of future issuances or the effect that future issuances and sales of common shares will have on the market price of our common shares. Issuances of a substantial number of additional common shares, or the perception that such issuances could occur, may adversely affect prevailing market prices for our common shares. With any additional issuance of common shares, our investors will suffer dilution to their voting power and economic interest.

Our share price may be volatile and as a result you could lose all or part of your investment.

In addition to volatility associated with equity securities in general, the value of your investment could decline due to the impact of any of the following factors upon the market price of our common shares:

• our ability to execute our business plan;

• period-to-period fluctuations in our financial results;

• changes in the economic performance or market valuations of companies in the industry in which we operate;

• addition or departure of our executive officers and other key personnel;

• sales or perceived sales of additional shares of our common shares;

• operating and financial performance that varies from the expectations of management, securities analysts and investors;

• regulatory changes affecting our industry generally and our business and operations both domestically and abroad;

• announcements of developments and other material events by us or our competitors;

• changes in global financial markets and global economies and general market conditions;

• significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors; and

• news reports relating to trends, concerns, technological or competitive developments, regulatory changes and other related issues in our industry or target markets.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common shares.

If you purchase common shares in this offering, you cannot resell them in the United States unless you comply with state blue sky laws.

Common Shares purchased pursuant to this offering are not "covered securities" under Section 18(a) of the Securities Act, as amended, because the common shares will not be listed for trading on a U.S. national securities exchange. Common Shares that are not covered securities must be resold in compliance with applicable state blue sky laws. Applicability is based upon the residence of the purchaser. While some states may have an exemption for resale without compliance with state blue sky laws, other states will require compliance with blue sky laws. Such compliance can be costly and lengthy. Any delays could result in burdensome wait times or the termination of the resale transaction.

We do not intend to pay dividends on our common shares and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common shares.

Because we have no near term plans to pay cash dividends on our common shares, investors must look solely to share appreciation for a return on their investment. We anticipate retaining all available funds and any future earnings for use in the operation and expansion of our business and there is no expectation that we will declare or pay any cash dividends on our common shares in the near term. Any future determination as to the declaration and payment of cash dividends will be at the discretion of the Board and will depend on then existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects, and other factors that the Board considers relevant. Accordingly, investors will only see a return on their investment if the value of our common shares appreciates.

We are subject to the continued listing criteria of the TSXV and our failure to satisfy these criteria may result in the suspension or delisting of the common shares.

Our common shares are currently listed on the TSXV. In order to maintain the listing, we must maintain certain financial and share distribution targets, including maintaining a minimum number of public shareholders. In addition to objective standards, the TSXV may delist or suspend from trading the securities of any issuer if, in the TSXV's opinion, the issuer or its principal operating subsidiary substantially reduces or impairs its principal operating assets, ceases or discontinues a substantial portion of its operations or business for any reason, or seeks protection or is placed under the protection of any insolvency or bankruptcy laws or is placed into receivership, or if any other event occurs or any condition exists which, in the opinion of the TSXV, makes continued listing on the TSXV inadvisable or not in the public interest.

If the TSXV suspends or delists our common shares, investors may face material adverse consequences, including, but not limited to, a lack of trading market for our common shares, reduced liquidity, decreased analyst coverage of the Company, and an inability for us to obtain additional financing to fund our operations.

We are eligible to be treated as an "emerging growth company" as defined in the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common shares less attractive to investors.

As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm;

•	rotate audit firms or provide a supplement to the auditor's report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as "say-on-pay" and "say-on- frequency"; and

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer's compensation to median employee compensation.

We will remain an "emerging growth company" until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1.07 billion, (ii) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period or (iv) the last day of the fiscal year in which we celebrate the fifth anniversary of our first sale of registered common equity securities pursuant to the Securities Act. Until such time, however, we cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our stock price may be more volatile.

It may be difficult to enforce judgments or bring actions outside the United States against us and our directors.

We are a British Columbia corporation and, as a result, it may be difficult or impossible for an investor to enforce in courts outside the United States judgments obtained in United States courts based upon the civil liability provisions of United States federal securities laws against these persons and the Company; or bring in courts outside the United States an original action to enforce liabilities based upon United States federal securities laws against these persons and the Company.

Risks Related to Our Business and Industry

We have a limited business history.

On March 11, 2021, we completed a "Change of Business," as defined by the TSXV, to become an acquisition-oriented medical device company with plans to achieve scale through further acquisitions and organic growth, with the intent to operate in the recovery science market, including post-operative pain, wound care and other markets serving the aging population in the United States. Prior to our Change of Business, we were engaged in the business of making loans to third parties.

As discussed above, we acquired SDP in May 2021, Simbex in September 2021, certain assets of ALG Ohio in November 2021, and Mio-Guard in March 2022 through several wholly owned subsidiaries. In addition to operating the acquired businesses, our current strategy is to identify and acquire additional operating businesses in the medical technology/device sector, some of which may be complementary to SDP. Our likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the establishment of any business. We have limited financial resources and there is no assurance that additional funding will be available to us for further operations or to fulfill our obligations under applicable agreements. There is no assurance that we can generate revenues, operate profitably, or provide a return on investment, or that we will successfully implement our business plans.

As we acquire and invest in companies or technologies, we may not realize expected business, technological or financial benefits and the acquisitions or investments could prove difficult to integrate, disrupt our business, dilute shareholder value and adversely affect our business, results of operations, and financial condition.

As part of our business strategy, we may evaluate and make investments in, or acquisitions of, complementary companies, solutions, software, and technologies, to further grow and augment our business and solution offerings. The success of any attempts to grow our business through acquisitions to complement our business depends in part on the availability of, our ability to identify, and our ability to engage and pursue suitable acquisition candidates. We may not be able to find suitable acquisition candidates, and we may not be able to complete acquisitions on favorable terms, if at all.

If we do complete future acquisitions, we cannot assure you that they will ultimately strengthen our competitive position or that they will be viewed positively by customers, financial markets, or investors. Furthermore, future acquisitions could pose numerous additional risks to our operations, including:

• diversion of management's attention from existing operations;

• unanticipated costs or liabilities associated with the acquisition;

• difficulties in, and the cost of, integrating personnel, operations, technologies, solutions, and services which may lead to failure to achieve the expected benefits on a timely basis or at all;

• challenges in achieving strategic objectives, cost savings and other anticipated benefits;

• inability to maintain relationships with key customers, suppliers, vendors and other third parties on which the purchased business relies; and

• the difficulty of incorporating acquired medical technology and rights into our solutions and solution portfolio and of maintaining quality and security standards consistent with our brand.

We may be negatively impacted by challenging global economic conditions.

Our business, financial condition, results of operations and cash flow may be negatively impacted by challenging global economic conditions. For example, as discussed in more detail below, since early 2020, the U.S. and other world economies have experienced turmoil due to COVID-19 and related "shelter-in-place" orders and other governmental mandates, which has resulted in global economic uncertainty.

A global economic slowdown would cause disruptions and extreme volatility in global financial markets, increased rates of default and bankruptcy and declining consumer and business confidence. The COVID-19 pandemic has already disrupted, and could potentially further disrupt, our supply chain or interfere with normal business operations due to the loss of employee availability. The broader impact of the COVID-19 pandemic on investors, businesses, the global economy or financial and commodity markets may also have a material adverse impact on our results of operations, financial condition and the trading price of our common shares.

Additionally, the U.S. has imposed and may impose additional quotas, duties, tariffs, retaliatory or trade protection measures or other restrictions or regulations and may adversely adjust prevailing quota, duty or tariff levels, which can affect both the materials that we use in our products and the sale of finished products. For example, the tariffs imposed by the U.S. on materials from China are impacting materials that we import for use in packaging in the U.S. Measures to reduce the impact of tariff increases or trade restrictions, including geographical diversification of our sources of supply, adjustments in packaging design and fabrication or increased prices, could increase our costs, delay our time to market and/or decrease sales. Other governmental action related to tariffs or international trade agreements has the potential to adversely impact demand for our products and our costs, customers, suppliers and global economic conditions and cause higher volatility in financial markets. While we actively review existing and proposed measures to seek to assess the impact of them on our business, changes in tariff rates, import duties and other new or augmented trade restrictions could have a number of negative impacts on our business, including higher consumer prices and reduced demand for our products and higher input costs.

Our failure to comply with all regulatory, permit and license requirements could result in criminal or civil sanctions or an adverse effect on our business.

We are operating in an industry that is subject to extensive federal and state regulation. Failure to comply with applicable regulations could result in severe criminal or civil sanctions or require us to make significant changes to our operations that could adversely affect our business, financial condition and operating results.

Our operations are also subject to state laws governing, among other things, distribution of medical equipment and certain types of health activities, and we may be required to obtain and maintain licenses in each state to act as an equipment supplier. Additionally, accreditation is required by many payors. If we fail to obtain or maintain any required accreditation, it could have an impact on our business.

Increased regulatory burdens may result in significant loss of revenue, substantial out-of-pocket costs and loss of management focus on our business.

Increasing regulatory burdens, including premarketing approval delays, may result in significant loss of revenue, unpredictable costs and loss of management focus on developing and marketing products that improve the quality of healthcare. Medical device companies are increasingly burdened with bureaucratic and regulator demands that may not be reasonably related to assuring the safety or effectiveness of the devices that they provide. Premarketing submission administrative burdens, and substantial "user fees" or notified body review fees, represent a significant non-clinical and/or non-scientific barrier to new product introduction, resulting in lack of investment or delays to revenues from new or improved devices. The risks associated with such circumstances relate not only to substantial out-of-pocket costs, including potential litigation, but also loss of business and a diversion of attention of key employees for an extended period of time from managing their normal responsibilities, particularly in new product development and routine quality assurance activities.

Healthcare reform legislation may negatively impact us.

Healthcare reform laws significantly affect the U.S. healthcare services industry. In recent years, many legislative proposals have been introduced or proposed in Congress and in some state legislatures that would affect major changes in the healthcare system, either nationally or at the state level. The ultimate content, timing or effect of any healthcare reform legislation and the impact of potential legislation on us is uncertain and difficult, if not impossible, to predict. That impact may be material to our business, financial condition or results of operations.

Legislative or executive order healthcare reform in the United States has the potential to render the U.S. medical device marketplace unpredictable. A fully government-run healthcare system might expand demand for healthcare services to previously uninsured populations but may also reduce or eliminate healthcare consumer choice as well as commercial incentives for innovation. Although we do not collect revenue by billing insurance providers, changes in reimbursement by public or private insurance could reduce the profitability of providing physical therapy services, and indirectly decrease demand for our products or our acquisition targets.

We face intense competition.

The healthcare and medical device industry is highly competitive and dynamic and will become more competitive as new players enter the market. Certain competitors will be subsidiaries or divisions of larger, much better capitalized companies. Certain competitors will have vertically integrated production and services sectors of the market. We may have less capital and may encounter greater operational challenges in serving the market.

Better capitalized competitors may be able to borrow money or raise debt to purchase equipment on more favorable terms or more easily than us. Potential competitors could have significantly greater financial, research and development, production, and sales and marketing resources than we have and could utilize their greater resources to acquire or develop new technologies or products that could effectively compete with ours. Additionally, demand for our products could be diminished by technological change or equivalent or superior products developed by competitors.

Competing in these markets could result in price-cutting, reduced profit margins and loss of market share, any of which would harm our business, financial condition and results of operations. Our ability to compete effectively depends upon our ability to distinguish ourselves from our competitors and their products, on such factors as safety and effectiveness, product pricing, compelling clinical data and quality of customer support.

We may be unable to identify and complete acquisitions in the medical technology sector.

We may not be able to successfully identify and complete corporate transactions on favorable terms or achieve anticipated synergies relating to any acquisitions in the medical technology sector, and such acquisitions could result in unforeseen operating difficulties and expenditures or require significant management resources and significant charges.

As a part of our anticipated growth strategy, we are continuously exploring potential acquisitions of complementary businesses, technologies, services or products. We may be unable to find suitable acquisition candidates. Even if we identify appropriate acquisition candidates, we may be unable to complete the acquisitions on favorable terms, if at all, as a result of changes in tax laws, regulations, financial market, or other economic or market conditions. We may incur material costs in pursuing successful or unsuccessful acquisitions. Acquisition activities can be thwarted by overtures from competitors for the targeted candidates, government regulation and replacement product developments within the industry in which we are expected to operate. Competition may intensify due to the ongoing consolidation in the healthcare industry, which may increase our acquisition costs. Competition from other buyers of medical device companies may drive asset prices to levels that we do not believe are justified in the long term, which could delay our acquisition strategy. In addition, the process of integrating an acquired business, technology, service or product into existing operations could result in unforeseen difficulties and expenditures. Acquired businesses may require capital infusions for the possibility of future growth. Integrating completed acquisitions into existing operations involves numerous short-term and long-term risks, including diversion of management's attention, failure to retain key personnel, long-term value of acquired intangible assets and acquisition expenses. In addition, we may be required to comply with laws, rules and regulations that may differ from those of the states in which our operations are currently conducted. Moreover, we may not realize the anticipated financial or other benefits of an acquisition.

Future acquisitions could also involve the issuance of equity securities, the incurrence of debt, assumption of actual or contingent liabilities or amortization of expenses related to other intangible assets, any of which could adversely impact our financial condition or results of operations. The issuance of shares for an acquisition may result in dilution to our shareholders and, depending on the number of shares that may be issued, the resale of such shares could affect the trading price of our common shares. In addition, equity or debt financing required for such acquisitions may not be available. We may not be able to identify all actual or contingent liabilities associated with a particular acquisition, and representations and warranties in a purchase agreement, if any, may not be sufficient to allow for recovery of losses.

Any corporate transaction will be accompanied by certain risks including but not limited to: exposure to unknown liabilities of acquired companies and the unknown issues with any associated technologies or research; certain acquired businesses may have business models with lower operating margins, which could affect our overall operating results in future periods; higher than anticipated acquisition costs and expenses; the difficulty and expense of integrating operations, systems, and personnel of acquired companies; disruption of ongoing business; uncertainty that an acquired business will continue to maintain its pre-acquisition revenue and growth rates, or be profitable; inability to retain key customers, vendors, and other business partners of the acquired company; diversion of management's time and attention; the realization of financial and operating risks not fully anticipated; and potential challenges under antitrust laws, either before or after an acquisition is consummated, which could involve substantial legal costs and result in our having to abandon the transaction or make a divestiture.

We may not be able to successfully overcome these risks and other problems associated with acquisitions and this may adversely affect our business, financial condition or results of operations.

We may be unable to achieve our growth strategy.

We may have difficulty identifying or acquiring suitable acquisition targets and in achieving organic growth, which is a significant aspect of our proposed business model. In the event that we are successful in consummating acquisitions in the future, such acquisitions may negatively impact our business, financial condition, results of operations, cash flows and prospects due to a variety of factors, including the acquired company's business not achieving the anticipated revenue, earnings or cash flows, assumption of liabilities or risks beyond our estimates or the diversion of the attention of management from our then existing business. If we are unable to continue to grow or manage our growth for any of these reasons, we may be unable to achieve our proposed expansion strategy, which could adversely impact our earnings, revenue and profits.

We may be unable to execute on our planned international expansion.

A component of our proposed growth strategy is to expand our operations and sales internationally. There can be no assurance that we will be able to identify any targets in foreign jurisdictions, successfully market, distribute, sell and deliver our products in foreign markets, or otherwise be able to successfully expand our international sales. New trade or tariff policies and geopolitical tensions and disputes could make international markets less accessible or profitable. Compliance with various regulations and laws of foreign nations may be costly and require scale to be financially attractive. Global operations could cause us to be subject to unexpected, uncontrollable and rapidly changing risks, events and circumstances.

We may fail in our efforts to manage growth.

The success of our business strategy depends, in part, on our ability to expand our operations in the future. Our anticipated growth strategy is expected to place demands on management, operational and financial information systems, and other resources. Expansion of our operations may require substantial financial resources and management attention. To accommodate anticipated future growth, and to compete effectively, we may need to improve our management, implement operational and financial information systems, and expand, train, manage, and motivate our workforce. Our personnel, systems, procedures, or controls may not be adequate to support our operations in the future. Further, focusing financial resources and diverting management's attention to the expansion of our operations may negatively impact our financial results. Any failure to improve our management, to implement operational and financial information systems, or expand, train, manage, or motivate our workforce, as required, may reduce or prevent our growth plans.

We are dependent on key distributors.

Our reliance on third party distributors in some markets may result in less predictable revenues. Distributors may have varying expertise in marketing and selling specialty medical devices and may also sell other devices that could result in less focus on our products.

We are dependent on key customers, markets and products.

We produce a limited number of products and have a concentration of orders from key customers, primarily in the U.S. market, from which we derive a substantial portion of our revenue. In connection with the acquisition of SDP, we acquired SDP's two main supply agreements. These supply agreements may be terminated by either party from time to time under certain conditions. Customers may cancel or choose not to renew their contracts. Changes in economic conditions could influence future actions of our partners or other customers. To the extent that any significant agreement or agreements with our customers are canceled, including, without limitation, our supply agreements, or are not renewed or replaced with other arrangements having at least as favorable terms, our business, financial condition and results of operations could be materially adversely affected. We seek to expand our product offerings, increase the number of customers and expand our markets, but there is no assurance that this plan will succeed.

Our customers depend on third-party coverage and reimbursements. The failure of healthcare programs to provide coverage and reimbursement, or reductions in levels of reimbursement, could have a material adverse effect on our business.

The ability of our customers to obtain reimbursements for products they purchase from us or from intermediaries, or from therapies they provide using the products they purchase from the Company or our intermediaries is important to our business. Demand for many of our existing and new medical products is, and will continue to be, affected by the extent to which government healthcare programs and private health insurers reimburse our customers for patients' medical expenses in the countries where we do business. Any reduction in the amount of reimbursements received by our customers could harm our business by reducing their selection of our products and the prices they are willing to pay.

In addition, as a result of their purchasing power, third-party payors are implementing cost-cutting measures such as seeking discounts, price reductions or other incentives from medical products suppliers and imposing limitations on coverage and reimbursements for medical technologies and procedures. These trends could compel us to reduce prices for our existing products and potential new products and could cause a decrease in the size of the market or a potential increase in competition that could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We may be unable to successfully market our products and services.

We may not be successful in marketing our products and services. In order to sustain and increase revenues, our products and services must achieve a significant degree of market acceptance. If we are unable to promote, market and sell our products and services or secure relationships with customers, our business, financial condition and results of operations would be materially adversely affected.

Levels of market acceptance for products and services could be impacted by several factors, many of which are not within our control, including but not limited to: safety, efficacy, convenience and cost-effectiveness of our products and services; scope of approved uses and marketing approval; difficulty in, or excessive costs to, manufacturing; infringement or alleged infringement of the patents or intellectual property rights of others; maintenance of business arrangements with healthcare providers; availability of alternative products or services from competitors; and acceptance of the price of products and services.

If our competitors are able to develop and market products that are preferred over those offered by us, are able to grow service businesses that are preferred over our services or other businesses preferred over other products and services that may be developed, we may not be able to generate sufficient revenues to continue our operations. We may not be able to contend successfully with competitors. The medical device industry is highly competitive and subject to significant and rapid technological changes as new technologies, services and treatments are developed.

We plan to market our products in other countries besides the United States. We may not succeed in our marketing efforts. We may incur substantial initial costs associated with entering a new market. It may take time to meet all the legal, regulatory and economic burdens of entering a new market, and those costs may not be recouped for some time or at all, which may have an impact upon our financial performance.

We may fail to keep pace with necessary technological changes.

The market for some of our products may be characterized by rapid change and technological improvements. Failure to respond in a timely and cost-effective way to these technological developments could result in serious harm to our business and operating results. SDP derived, and it is expected that we will continue to derive, a substantial portion of revenues from the development and sale of products in the medical device industry. As a result, our success will depend, in part, on our ability to develop and market product offerings that respond in a timely manner to the technological advances of our competitors, evolving industry standards and changing patient preferences. There is no assurance that we will keep up with technological improvements.

We are a holding company and operate through our subsidiaries.

We conduct our operations through our subsidiaries. Therefore, to the extent of these holdings, we (directly and indirectly) are dependent on the cash flows of these subsidiaries to meet our obligations. The ability of these subsidiaries to make payments to their parent companies may be constrained by a variety of factors, including the level of taxation, particularly corporate profits and withholding taxes, in the jurisdiction in which each subsidiary operates, and the introduction of exchange controls or repatriation restrictions or the availability of hard currency to be repatriated. In the event of a bankruptcy, liquidation or reorganization of any of our material subsidiaries, holders of indebtedness and trade creditors may be entitled to payment of their claims from the assets of those subsidiaries before us.

We may be subject to certain conflicts of interest.

Certain of our directors and officers will be engaged in, and will continue to engage in, other business activities on their own behalf and on behalf of other companies and, as a result of these and other activities, such directors and officers may become subject to conflicts of interest. Our independent members of the Board will review any such transactions and report to the Audit Committee of the Board.

The British Columbia Business Corporations Act, as amended, including the regulations promulgated thereunder (the "BCBCA") provides that in the event that a director has a material interest in a contract or proposed contract or agreement that is material to an issuer, the director shall disclose his interest in such contract or agreement and shall refrain from voting on any matter in respect of such contract or agreement, subject to and in accordance with the BCBCA. To the extent that conflicts of interest arise, such conflicts will be resolved in accordance with the provisions of the BCBCA.

We do not have foreign private issuer status and do not expect to attain foreign private issuer status.

As of March 1, 2020, the Company ceased to meet the definition of a "foreign private issuer" set out in Rule 405 of the Securities Act. As a result, our equity securities will be deemed to be "restricted securities" as such term is defined in Rule 144 of the Securities Act. Any such securities issued by us must be registered with the SEC or be issued on an exempt basis and carry resale restrictions. As a result of the loss of foreign private issuer status, we filed a registration statement on Form S-1 to register the resale of securities issued in connection with certain private equity financings, and we are now subject to SEC rules and regulations regarding disclosure which require the filing of various periodic reports on Forms 10-K, 10-Q and 8-K. Compliance with these obligations requires significant financial and management resources. We are also subject to liability under the Securities Act and the Exchange Act. Liability under these acts can lead to monetary fines, limitations on future financings and, if imposed, may impede our ability to finance our business.

We may be subject to litigation.

We and/or our directors may be subject to a variety of civil or other legal proceedings, with or without merit, which may redirect substantial amounts of our resources. Our devices may be used in inherently risky situations to help physicians achieve a more positive outcome than what might otherwise be the case. In any lawsuit where an individual plaintiff suffered permanent physical injury, the possibility of a large award for damages exists whether or not a causal relationship exists. Moreover, even if we are successful in litigation, litigation can redirect significant resources including, but not limited to, our management's time and attention and our capital.

We face risks relating to our insurance coverage.

The marketing and sale of medical device products creates an inherent risk of claims for product liability. We carry product liability insurance that we consider adequate to protect us from claims. There can be no assurance that we will have resources sufficient to satisfy liability claims in excess of policy limits if required to do so. Also, if we are subject to such liability claims, there is no assurance that our insurance provider will continue to insure us or that our insurance rates will not substantially rise, resulting in increased costs to us or forcing us to either pay higher premiums or reduce our coverage amounts, which would result in increased liability to claims.

We may be unable to maintain the intellectual property rights on which our future success is dependent.

It is anticipated that our trademarks, trade secrets and other intellectual property will be a component of our success. Effective trademark, trade secret and intellectual property protection may not be available to us in every jurisdiction in which our products may be available. In addition, if any third-party confidentiality agreements in our favor are breached, there may not be an adequate remedy available to us. If our trade secrets become publicly known, it may cause us to lose competitive advantages.

We may be exposed to infringement or misappropriation claims by third parties, which, if determined adversely to us, could subject us to significant liabilities and other costs.

Other companies, including our competitors, may obtain patents or other proprietary rights that would limit, interfere with, or otherwise circumscribe our ability to make, use, or sell products. Should there be a successful claim of infringement against us and if we could not license the alleged infringed technology at a reasonable cost, our business and operating results could be adversely affected. There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry. The validity and breadth of claims covered in medical technology patents involve complex legal and factual questions for which important legal principles remain unresolved. Any litigation claims against us, independent of their validity, may result in substantial costs and the diversion of resources with no assurance of success.

Our products may be subject to product recalls.

Our products may be subject to recall, despite receiving United States Food and Drug Administration ("FDA") or foreign clearance or approval, which would harm our reputation and business. The FDA and similar governmental authorities in other countries have the authority to require the recall of medical device products in the event of material deficiencies or defects in design or manufacturing. A government mandated or voluntary recall by us could occur as a result of component failures, manufacturing errors or design defects, including defects in labeling. Any recall would divert managerial and financial resources and could harm our reputation with customers. There can be no assurance that we will not have product recalls in the future or that such recalls would not have a material adverse effect on our business.

We are subject to substantial regulation related to quality standards applicable to our manufacturing and quality processes.

We are subject to substantial regulation related to quality standards applicable to our manufacturing and quality processes. Our failure to comply with these standards could have an adverse effect on our business, financial condition, or results of operations. The FDA regulates the approval, manufacturing, and sales and marketing of many of our products in the United States. Significant government regulation also exists in other countries. As a device manufacturer, we are required to register with the FDA and are subject to periodic inspection by the FDA for compliance with the FDA's Quality System Regulation requirements, which require manufacturers of medical devices to adhere to certain regulations, including testing, quality control and documentation procedures. Compliance with applicable regulatory requirements is subject to continual review and is rigorously monitored through periodic inspections by the FDA. Failure to comply with current governmental regulations and quality assurance guidelines could lead to temporary manufacturing shutdowns, product recalls or related field actions. Efficacy, safety and/or manufacturing quality issues with respect to our products could lead to product recalls or related field actions, withdrawals, and/or declining sales.

We face risks related to our information technology systems, and potential cyber-attacks and security breaches.

Increased sophistication and activities of perpetrators of cyber-attacks have resulted in an increase in information security risks in recent years. Hackers develop and deploy viruses, worms, and other malicious software programs that attack products and services and gain access to networks and data centers. If we were to experience difficulties maintaining existing systems or implementing new systems, we could incur significant losses due to disruptions in our operations. Additionally, these systems may contain valuable proprietary and confidential information and personal customer data. A security breach could result in disruptions of our internal systems and business applications, harm to our competitive position from the compromise of confidential business information, or subject us to liability under laws that protect personal data. As cyber threats continue to evolve, we may be required to expend additional resources to continue to enhance our information security measures and/or to investigate and remediate any information security vulnerabilities. Any of these consequences would adversely affect our revenue and margins.

We are subject to antitrust laws, violations of which may incur substantial penalties that could have a material adverse effect on our business.

The U.S. healthcare industry is subject to close antitrust scrutiny. In recent years, U.S. regulatory authorities have taken increasing steps to review and, in some cases, take enforcement action against business conduct and acquisitions in the healthcare industry. Violations of antitrust laws may be punishable by substantial penalties including treble damages, significant monetary fines, civil penalties, criminal sanctions, and consent decrees and injunctions prohibiting certain activities or requiring divestiture or discontinuance of business operations. Any of these penalties could have material adverse effects on our financial condition and results of operations.

We are subject to debt instruments and restrictive covenants that may impede our ability to conduct our business.

We are subject to various restrictive covenants and events of default, including payment of interest and principal when due, under a commercial loan agreement entered into by our subsidiary SDP with a third-party financial institution on June 9, 2021 in connection with a US$5,400,000 revolving loan facility with a maturity on August 1, 2023, and a secured promissory note issued by SDP in the principal amount of US$750,000 maturing on June 1, 2024 (collectively, the "Loans").

If there is an event of default under the Loans, the principal amount owing thereunder, plus accrued and unpaid interest, may be declared immediately due and payable. If such an event occurs, it could have a material negative financial impact on the Company. Any extended default under the Loans could result in the loss of our entire business.

In addition, the Loans include various conditions and covenants that require us to obtain consents prior to carrying out certain activities and entering into certain transactions. The inability to meet these conditions and covenants or obtain lenders' consent to carry out restricted activities could materially and adversely affect our business and results of operations.

We are subject to environmental regulations and any failure to comply may result in substantial fines and sanctions.

Our operations are subject to state, federal and international environmental laws and regulations governing, among other things, emissions to air, discharges to waters and the generation, handling, storage, transportation, treatment and disposal of raw materials, waste and other materials. Many of these laws and regulations provide for substantial fines and criminal sanctions for violations. We believe that we are operating our business and facility in a manner that complies in all material respects with environmental, health and safety laws and regulations; however, we may incur material costs or liabilities if we fail to operate in full compliance. We do not maintain environmental damage insurance coverage with respect to the products which we manufacture.

We may have to make significant expenditures in the future to comply with evolving environmental, health and safety requirements, including new requirements that may be adopted or imposed in the future. To meet changing licensing and regulatory standards, we may have to make significant additional site or operational modifications that could involve substantial expenditures or reduction or suspension of some of our operations. We cannot be certain that we have identified all environmental and health and safety matters affecting our activities, and in the future our environmental, health and safety problems, and the costs to remediate them, may be materially greater than we expect.

Our results of operations could be affected by currency fluctuations.

Our properties are all located in the United States and most costs associated with these properties are paid in U.S. dollars. At this time, all revenues are earned in U.S. dollars. If we are successful in marketing products to Europe and Japan, revenues may be earned in euros, yen and other diverse currencies. Marketing costs may also be incurred in such currencies. There can be significant swings in the exchange rate between these currencies and the Canadian dollar. There are no plans at this time to hedge against any exchange rate fluctuations in currencies.

Risks Related to Our Finances and Capital Requirements

We may be unable to obtain sufficient capital or liquidity to fulfill our business requirements.

Additional funds for the establishment of our business and growth plans may be required. No assurances can be given that we will be able to raise the additional funding that may be required for such activities, should such funding not be fully generated from operations. To meet such funding requirements, we may be required to undertake additional equity financing, which would be dilutive to shareholders. Debt financing, if available, may also involve restrictions on financing and operating activities. There is no assurance that additional financing will be available on terms acceptable us or at all. If we are unable to obtain additional financing as needed, we may be required to reduce the scope of our operations and pursue only activities or acquire targets that can be funded through cash flows generated from our existing operations, if any.

We may face difficulties acquiring additional or traditional financing.

We anticipate that we may have significant ongoing capital expenditure requirements. If we are unable to obtain necessary capital on favorable terms or at all, we may not be able to execute on our proposed business plans and our business, financial condition, results of operations, cash flows and prospects may be adversely affected.

The development of our business (including acquisitions) may require additional financing, which may involve high transaction costs, dilution to our shareholders, high interest rates or unfavorable terms and conditions. Failure to obtain sufficient financing may result in the delay or indefinite postponement of our business plans and our business, financial condition, results of operations and prospects may be adversely affected. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favorable to us.

We may invest in pre-revenue and other revenue-generating medical device companies which may not be able to meet anticipated revenue targets in the future.

We may make investments in companies with no significant sources of operating cash flow and no revenue from operations, or companies that have revenues but are introducing new product lines with no revenue history and a need to fund production and marketing expenses. Our investments in such companies will be subject to risks and uncertainties that new companies with no operating history may face. In particular, there is a risk that our investment in these pre-revenue companies or new products will not be able to meet anticipated revenue targets or will generate no revenue at all. The risk is that underperforming pre-revenue companies may lead to these businesses failing, which could have a material adverse effect on our business, prospects, revenue, results of operation and financial condition.

Our sales are difficult to forecast.

As a result of recent and ongoing regulatory and policy changes in the medical device industries, the market data available is limited and may be unreliable. We must rely largely on our own market research to forecast sales, as detailed forecasts are not generally obtainable from other sources in the states in which our business operates. Additionally, any market research and our projections of estimated total retail sales, demographics, demand and similar consumer research, are based on assumptions from limited and unreliable market data. Projections are inherently subject to varying degrees of uncertainty and their achievability depends on the timing and probability of a complex series of future events. There is no assurance that the assumptions upon which these projections are based will be realized. Actual results may differ materially from projected results for a number of reasons including increases in operating expenses, changes or shifts in regulations or applicable laws, undiscovered or unanticipated adverse industry and economic conditions, and unanticipated competition. Accordingly, our investors should not rely on any projections to indicate the actual results we might achieve.

Changes in our customer, product or competition mix could cause our product margin to fluctuate.

From time to time, we may experience changes in our customer mix, our product mix or our competition mix. Changes in our customer mix may result from geographic expansion or contractions, legislative or enforcement priority changes affecting the products we distribute, selling activities within current geographic markets and targeted selling activities to new customer sectors. Changes in our product mix may result from marketing activities to existing customers, the needs communicated to us from existing and prospective customers and from legislative changes. Changes in our competition mix may result from well-financed competitors entering into our business segment. If customer demand for lower-margin products increases and demand for higher-margin products decreases, our business, results of operations and financial condition may suffer.

We may not achieve or maintain profitability in the future.

We intend to expend significant funds to make acquisitions and to fund our working capital. Our efforts to grow our business may be more costly than we expect, and we may not be able to increase our revenue enough to offset higher operating expenses. We may incur significant losses in the future for a number of reasons, including as a result of unforeseen expenses, difficulties, complications and delays, the other risks described in this prospectus and other unknown events. The amount of future net losses will depend, in part, on the growth of our future expenses and our ability to generate revenue. If we continue to incur losses in the future, the net losses and negative cash flows incurred to date, together with any such future losses, will have an adverse effect on our shareholders' equity and working capital. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. If we are unable to achieve and sustain profitability, the market price of our common shares may significantly decrease and our ability to raise capital, expand our business or continue our operations may be impaired. A decline in our value may also cause you to lose all or part of your investment.

General Risk Factors

We heavily rely on management and key personnel and the loss of their services could have a material adverse effect on us.

Our success will be largely dependent upon the skills, experience and performance of our, and our subsidiaries', directors and officers and our ability to attract and retain key personnel. The loss of the services of these persons may have a material adverse effect on our business and prospects. We will compete with numerous other companies for the recruitment and retention of qualified employees and contractors. There is no assurance that we can maintain the service of our directors and officers. Failure to do so could have a material adverse effect on us and our prospects.

We are subject to risks arising from epidemic diseases, such as the COVID-19 pandemic.

In December 2019, COVID-19 emerged in Wuhan, China. Since then, it has spread to several other countries and infections have been reported around the world. On March 11, 2020, the World Health Organization declared the outbreak of COVID-19 a global pandemic. A public health epidemic, including COVID-19, or the fear of a potential pandemic, poses the risk that we or our employees, contractors, suppliers, and other partners may be prevented from conducting business activities for an indefinite period of time, including due to shutdowns or other preventative measures taken to limit the potential impact from a public health epidemic that may be requested or mandated by governmental authorities.

Our priorities during the COVID-19 pandemic are protecting the health and safety of our employees and our customers, following the recommended actions of government and health authorities. Our ability to continue to operate without any significant negative operational impact from the COVID-19 pandemic will in part depend on our ability to protect our employees and supply chain, as well as our continued operation in jurisdictions that currently or in the future impose restrictions on business operations.

Changes in U.S. economic conditions may negatively impact our business.

For the foreseeable future, our business is expected to be concentrated in the U.S. market. Changes in the economic conditions in the U.S. may have a substantial impact on our financial performance, business, financial condition or results of operations.

Changes in U.S. tax law may adversely affect us or our investors.

The rules dealing with U.S. federal, state and local income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect us or holders of our common shares. In recent years, many changes have been made and changes are likely to continue to occur in the future.

For example, the Tax Cuts and Jobs Act enacted in 2017 made significant changes to corporate taxation, including the reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, which is a historically low rate. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act was enacted, which included certain changes in tax law intended to stimulate the U.S. economy in light of the COVID-19 pandemic, including temporary beneficial changes to the treatment of net operating losses, interest deductibility limitations and payroll tax matters. In light of the new presidential administration, it cannot be predicted whether, when, in what form, or with what effective dates, new tax laws may be enacted, or regulations and rulings may be enacted, promulgated or issued under existing or new tax laws, which could result in an increase in our or our investors' tax liability or require changes in the manner in which we operate in order to minimize or mitigate any adverse effects of changes in tax law or in the interpretation thereof.

USE OF PROCEEDS

This prospectus relates to the sale or other disposition of our common shares by the selling shareholders listed under "Selling Shareholders" and their transferees. We will not receive any proceeds from any sale of the Common Shares by the selling shareholders. However, we will receive proceeds from the exercise of the Warrants and Compensation Options. We intend to use any proceeds from the exercise of any Warrants or Compensation Options for general corporate and working capital purposes.

The selling shareholders will bear all commissions and discounts and transfer taxes, if any, attributable to their sale of the Common Shares. We will bear all costs, expenses and fees in connection with the registration of the resale of the Common Shares by the selling shareholders.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common shares. We currently intend to retain all available funds and future earnings, if any, to fund the development and growth of the business, and therefore, do not anticipate declaring or paying any cash dividends on our common shares in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of state law affecting the payment of dividends and distributions to shareholders and any other factors or considerations the board of directors deems relevant.

MARKET PRICE OF COMMON SHARES

Market Price Information for our Common Shares

Our common shares have been traded on the TSXV under the symbol "SGMD" since December 15, 2020. From January 15, 2020 through December 15, 2020, our common shares traded on the TSXV under the symbol "BRTL". The TSXV is the only trading market for our common shares. The high and low sales prices for our common shares are as follows for the following periods as reported by the TSXV:

Period	High (C$)(1)	Low (C$)(1)
2022
Quarter Ended May 31, 2022	$0.95	$0.51
Quarter ended February 28, 2022	$0.78	$0.485
2021
Quarter Ended November 30, 2021	$1.08	$0.66
Quarter Ended August 31, 2021	$1.49	$0.42
Quarter Ended May 31, 2021 (2)	-	-
Quarter Ended February 28, 2021 (2)	-	-
2020
Quarter Ended November 30, 2020 (2)	-	-
Quarter Ended August 31, 2020	$0.239	$0.185
Quarter Ended May 31, 2020	$0.170	$0.109
Quarter Ended February 29, 2020	$0.190	$0.149

(1) Source: TMX Money

(2) Our common shares were halted from trading on the TSXV from September 9, 2020, until June 9, 2021 in connection with the completion of the Change of Business.

As of July 22, 2022, we believe there were approximately 1,358 non-objecting beneficial owners of record holding 18,498,889 common shares of the Company. The number of non-objecting beneficial owners of record does not include an indeterminate number of shareholders whose shares are held by brokers in street name through depositaries, including CDS & Co and CEDE & Co.

SELLING SHAREHOLDERS

This prospectus relates to the sale or other disposition of up to 8,486,000 common shares, 7,749,000 Warrant Shares issuable upon exercise of the Warrants, 542,431 Option Shares issuable upon exercise of the Compensation Options, and 1,355,425 common shares issuable upon exercise of the Class A Shares by the selling shareholders named below, and their donees, pledgees, transferees or other successors-in-interest selling common shares or interests in common shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer.

The table below sets forth information as of August 10, 2022, to our knowledge, for the selling shareholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the common shares held by the selling shareholders. The fourth and fifth columns list the number of common shares and percentage beneficially owned by the selling shareholders as of August 10, 2022. The sixth column lists the maximum number of common shares that may be sold or otherwise disposed of by the selling shareholders pursuant to the registration statement of which this prospectus forms a part. The selling shareholders may sell or otherwise dispose of some, all or none of their shares. Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any common shares as to which a shareholder has sole or shared voting power or investment power, and also any common shares which the selling shareholder has the right to acquire within 60 days of August 10, 2022. The percentage of beneficial ownership for the selling shareholders is based on 53,426,053 common shares outstanding as of August 10, 2022 and the number of common shares issuable upon exercise or conversion of convertible securities that are currently exercisable or convertible or are exercisable or convertible within 60 days of August 10, 2022 beneficially owned by the applicable selling shareholder. Except as described below, to our knowledge, none of the selling shareholders has been an officer or director of ours or of our affiliates within the past three years or has any material relationship with us or our affiliates within the past three years. Our knowledge is based on information provided by the selling shareholders in connection with the filing of this prospectus.

Under the terms of the Warrants and the Class A Shares, a selling shareholder may not exercise the Warrants or convert the Class A Shares to the extent such exercise or conversion would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of common shares which would exceed 9.99% of our then outstanding common shares of the Company following such conversion and/or exercise. The number of shares in the sixth column does not reflect this limitation.

The common shares covered hereby may be sold or otherwise disposed of from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling shareholders. After the date of effectiveness of such registration statement, the selling shareholders may sell or transfer, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their common shares.

Information about the selling shareholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

	Common Shares Beneficially Owned Prior to this Offering					Common Shares Beneficially Owned After this Offering
Total Shares (1)	Percent (2)	Warrant Shares, Option Shares and Class A Shares (1)	Total Shares (1)	Percent (2)	Number of Shares Offered Hereby	Number of Shares (3)	Percent (3)
Hugh McCauley	910,000	910,000	1,820,000	3.41%	1,820,000	0	*
Richard Donohue	200,000	200,000	400,000	*	400,000	0	*
Michael Curran	100,000	100,000	200,000	*	200,000	0	*
Anthony Barresi	50,000	50,000	100,000	*	100,000	0	*
Clinton Keefer Pitfield	20,000	20,000	40,000	*	40,000	0	*
Justin Gilman	35,000	35,000	70,000	*	70,000	0	*
Douglas Cooper	182,000	182,000	364,000	*	364,000	0	*
Spencer Shier	2,000	2,000	4,000	*	4,000	0	*
MMCAP International Inc.	3,635,000	3,635,000	7,270,000	12.94%	7,270,000	0	*
Palos Management Inc.	500,000	500,000	1,000,000	1.89%	1,000,000	0	*
HedgeOne Capital Fund Inc.	45,400	45,400	90,800	*	90,800	0	*
Stonecastle Investment Management Inc.	184,600	184,600	369,200	*	369,200	0	*
BT Global Growth Fund LP	2,165,792	910,000	3,075,792	5.69%	1,820,000	1,255,792	2.4%
Scott Chan	50,000	50,000	100,000	*	100,000	0	*
Fountain Asset Corp	150,000	150,000	300,000	*	300,000	0	*
Delaney Capital Mgmt Ltd as agents	400,000	400,000	800,000	1.51%	800,000	0	*
Robert McLay	50,000	50,000	100,000	*	100,000	0	*
Howard Brass	50,000	50,000	100,000	*	100,000	0	*
Beacon Securities Limited	275,000	1,250,774	1,525,774	2.79%	902,580	0	*
Canaccord Genuity Corp.	-	108,486	108,486	*	108,486	0	*
Leede Jones Gable Inc.	-	81,365	81,365	*	81,365	0	*
Leslie Cross (4)	1,048,056	966,979	2,015,035	3.72%	737,000	1,355,848	*
Michael Dalsin (5)	4,591,802	755,425	5,347,227	9.92%	755,425	4,591,802	*
Roger Greene (6)	4,355,746	600,000	4,955,746	9.22%	600,000	4,355,746	*

Total					18,132,856

--------------------------

* Less than 1%.

(1) The common shares underlying the Warrants, Compensation Options and Class A Shares are exercisable or convertible within 60 days of August 10, 2022.

(2) Based on a denominator equal to the sum of (i) 53,426,053 common shares outstanding on August 10,2022, and (ii) the number of common shares issuable upon exercise or conversion of convertible securities that are currently exercisable or convertible or are exercisable or convertible within 60 days of August 10, 2022 beneficially owned by the applicable selling shareholder.

(3) Assumes that (i) all of the common shares to be registered by the registration statement of which this prospectus is a part are sold in this offering and (ii) the selling shareholders do not acquire additional common shares after the date of this prospectus and prior to completion of this offering.  The percentage of beneficial ownership after the offering is based on 53,165,133426,053 common shares outstanding on August 410, 2022.

(4) The total number includes (i) 737,000 common shares issued in September 2020 upon the conversion of US$88,000 of debt at a deemed conversion price per share of $0.1289; (ii) 620,554 common shares issuable upon the exchange of shares of Brattle Acquisition Corp. which became exchangeable in May 2021; (iii) 307,083 common shares issuable upon the exercise of stock options, and (iv) 39,342 common shares issuable upon the exercise of warrants.

(5) The total number includes 755,425 common shares issuable upon the conversion of Class A Shares issued in May 2021 for services rendered in connection with the closing of the Company's acquisition of SDP in May 2021, which are convertible on a one-for-one basis into common shares.

(6) The total number includes 600,000 common shares issuable upon the conversion of Class A Shares issued in May 2021 for services rendered in connection with the closing of the Company's acquisition of SDP in May 2021, which are convertible on a one-for-one basis into common shares.

PLAN OF DISTRIBUTION

The common shares offered by this prospectus are being offering by the selling shareholders. The common shares may be sold or distributed from time to time by the selling shareholders, and any of their permitted transferees, directly to one or more purchasers on any stock exchange, market or trading facility on which the common shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. The selling shareholders may use any one or more of the following methods when selling their common shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for our account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in underwriting transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such securities at a stipulated price;

•	distribution to members, limited partners or shareholders of selling shareholders;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell their shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer their securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To our knowledge, the selling shareholders have not entered into any agreements, understandings or arrangements with any underwriters or broker/dealers regarding the sale of the common shares covered by this prospectus. At any time a particular offer of the common shares covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will set forth the aggregate amount of common shares covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters' or agents' compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such revised prospectus or prospectus supplement. Any such required prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the common shares covered by this prospectus.

The aggregate proceeds to the selling shareholders from the sale of the common shares offered by them will be the purchase price of the shares less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of their securities to be made directly or through agents. We will not receive any of the proceeds from the resale of the common shares being offered by the selling shareholders named herein.

The selling shareholders also may resell all or a portion of their securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

A selling shareholder that is an entity may elect to make a pro rata in-kind distribution of shares of its securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradeable common shares pursuant to the distribution through a registration statement.

In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling shareholders and any underwriters, dealers or agents participating in a distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the securities by the selling shareholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act. Each of the Underwriters will be deemed an underwriter for the resale of common shares it receives upon exercise of the Compensation Options.

To the extent required, the securities to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus. To the extent required, any applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the common shares at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

Blue Sky Restrictions on Resale

In order to comply with the securities laws of some states, if applicable, our common shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states our common shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

If a selling shareholder wants to sell his, her or its common shares under this prospectus in the United States, the selling shareholders will also need to comply with state securities laws, also known as "Blue Sky laws," with regard to secondary sales. All states offer a variety of exemptions from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12 of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor's. The broker for a selling shareholder will be able to advise a selling shareholder in which states our securities are exempt from registration for secondary sales.

Any person who purchases securities from a selling shareholder offered by this prospectus who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of their shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify, to the extent permitted by law, the selling shareholders (and each selling shareholder's officers and directors and each person who controls such selling shareholder) against liabilities caused by any untrue or alleged untrue statement of material fact contained in this prospectus or the registration statement of which this prospectus forms a part (including any amendment or supplement thereof) or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such selling shareholder expressly for use herein.

We are required to pay all fees and expenses incident to the registration of the common shares covered by this prospectus, including with regard to compliance with state securities or Blue Sky laws. Otherwise, all discounts, commissions or fees incurred in connection with the sale of the common shares offered hereby will be paid by the selling shareholders.

BUSINESS

COMPANY OVERVIEW

We are an acquisition-oriented, U.S.-based medical device holding company that operates through subsidiaries. In connection with our acquisitions of various companies and assets through our subsidiaries SDP, Simbex, ALG Health Plus, and Mio-Guard, we became engaged in the production and sale of medical devices and products, certain of which are proprietary and white label. Our products include devices used for pain management , cold and hot therapy, NMES, PEMF and ultrasound as well as wearable technology and products used to enhance physical stability.

We intend to achieve scale through further acquisitions and organic growth. We place an emphasis on products for those over 65, who provide steady demand by virtue of government sponsored medical coverage in the U.S. we operate through several wholly owned U.S. subsidiaries. Through our acquisitions described above, we have accumulated substantial expertise in the development, production and sale of medical device products in the United States. We expect to utilize this leverage to improve sales and net income from these individual energies through revenue and expense synergies as well as to utilize the expertise within each business unit to develop, market and sell new devices and devices whose intellectual property we buy from third parties.

Our common shares trade on the TSXV under the symbol "SGMD". Our registered office is 2800 Park Place, 666 Burrard Street, Vancouver, BC, V6C 2Z7, and our headquarters are located at 3330 Caminito Daniella, Del Mar, California, 92014.

Plan of Operations

Our primary objective is to become a leading supplier, producer and developer of medical device products through both acquisition and organically.

Growth Plan

We anticipate that our acquisition-oriented growth plan will leverage the Canadian capital markets to target smaller U.S.-based private medical device companies offering stock and cash to acquire and integrate into a large, broad-based medical device company.

Our growth strategy is to increase our revenue and profits and therefore earnings per share by (a) increasing revenues through international distribution, by seeking to leverage management's existing sales distribution networks in Europe, Australia and other markets to increase sales for each acquired company; (b) increasing our product lines by developing, in-licensing or acquiring new intellectual property protected devices synergistic with the acquisitions; and (c) increasing profits through operational integration in an effort to reduce supply chain risks and increase cash flow and margin.

Acquisition Pipeline

Our management team has a pipeline of small, privately held, stand-alone and bolt-on medical device companies targeted for acquisition in the highly fragmented global market for injury, surgical prevention, rehabilitation and recovery for the aging population throughout the continuum of care, which fall into one of three primary categories:

• Private smaller medical device companies struggling with sufficient capitalization and operational expertise to fully realize the value of their intellectual property;

• Niche players that succeed in developing a handful of quality products often turn to larger listed companies that do not allow ownership to participate in the upside of including their device in a larger company; and

• Smaller U.S.-listed companies that lack liquidity and coverage to offer sufficient upside to vendors.

We believe we are well positioned to offer acquisition targets upside though stock/cash acquisitions with a liquid TSXV listing.

We intend to acquire any identified medical device targets using a structure similar to our acquisitions of SDP, Simbex, ALG Ohio and Mio-Guard. It is intended that potential targets would primarily or solely receive Company equity as consideration for the potential acquisition rather than cash, which would reduce our requirement for additional capital. Additionally, to date, discussions are most advanced with targets that are operationally cash flow positive, which may enhance our ability to borrow for additional capital needs.

Milestones

We expect to use our available working capital to finance identified and complementary acquisitions, and for general working capital. Our immediate short-term objectives will be to evaluate and acquire additional complementary medical device companies to expand our distribution networks and product lines.

Our long-term objectives will be to:

• leverage sales distribution networks to expand our distribution channels;

• increase our product lines by developing, in-licensing or acquiring new intellectual property protected devices synergistic with the identified acquisitions; and

• increase profits through operational integration in an effort to reduce supply chain risks and increase cash flow and margin.

OUR OPERATIONS

South Dakota Partners, Inc.

Overview

Based in Clear Lake, South Dakota (the “Clear Lake Facility”), our subsidiary, South Dakota Partners, Inc. (“SDP”) is a packager, producer and seller of private white-label medical devices in the United States, primarily focusing on devices for pain management, cold and hot therapy, TENS, NMES, PEMF and ultrasound therapy. The United States represents roughly 40% of the global medical device market (SelectUSA: Medical Technology Spotlight: The Medical Technology Industry in the United States) with organic growth opportunities by virtue of a growing aging population. Recent threats of disruption in international trade markets, whether from trade disputes, pandemic or geopolitical factors, have made some companies seek to diversify sources of supply to include firms with operations in the United States, presenting another opportunity for organic growth.  The United States is a heavily regulated market, and as a result, medical device businesses that operate in the United States require expertise in the fields of compliance, production, product design, packaging, marketing and more. SDP's overall strategic plan has been to position itself as a respected, reliable, and successful partner offering production, packaging, marketing and other ancillary services within the medical device industry.

Products

Production Line of Services: The majority of SDP's revenue is derived from services related to production, production planning, shipping, and packaging and servicing products. SDP offers an end-to-end solution for the supply chain within the medical device industry. SDP not only assists in the development of medical device products but also provides the layout and design of the entire production process of a device, from sourcing to final fulfillment, which requires expertise from engineers of many different disciplines, compliance experts, and technical experts. This process often includes the production of specialized automated robotic systems for use in reducing cost and increasing efficiency and fidelity of the process. A typical onboarding starts with the outlining of customer expectations, current projected annual volumes, and order frequency. Once this information is assessed, SDP works with the customer to establish the resources required for design transfer, new infrastructure needs (if any), new equipment needs (if any) and supply chain details, and to evaluate potential risks. Once the logistical concerns have been assessed and considered, SDP commences a technical data review, during which it reviews the technical documentation provided by the customer to assess for accuracy, develops a full product specification and production plan, develops a product traceability and recall plan and ensures compliance with relevant regulatory and labeling requirements, to the extent they are already in place. Following completion of its technical review, SDP's production engineering and quality engineering teams commence the process of establishing new supply chains, production cells, protocols and begin the prototypic phase, if necessary. Once the initial phases are complete, SDP enters the production readiness phase to verify standard operating procedure (SOP) sufficiency and pilot procedures to ensure production meets necessary quality standards. Finally, SDP's production team will then commence process validation to train employees, prepare relevant procedures, and trouble shoot issues discovered in pilot production runs before undertaking the full production process of a device.

Service & Sales Product Line: The process of servicing equipment and providing customer assistance is one that is often labor intensive and requires expertise, particularly when working with complex and sensitive technologies. Many medical device companies prefer to have these services offered by the very same experts who design and produce the devices. SDP offers repairs on damaged or malfunctioning products as well as the ability to interface and troubleshoot devices and answer questions from potential customers, the device end users. SDP only offers these services to end users of the devices produced by SDP. SDP offers these services to both domestic and international customers.

Fulfillment Service Line: Many medical device designers or producers lack the expertise, capacity, and bandwidth to contend with a growing and deeply fragmented customer base. SDP offers management of the interface with customers down to final fulfillment and tracking. Once production is complete, SDP will store products for existing customers that it has already sold to them in order to maintain, track and ultimately deliver finished goods directly to end users. What seems on its face to be a simple process, becomes increasingly difficult as the number of product variants increases and the number of outgoing deliveries increases into the hundreds or thousands.

SDP's product line is designed to remove all but the development of intellectual property and sales channels from the purview of its customers. SDP's goal is to reduce the complexity and burdens of medical device operations of its customers once the technology has been developed by reducing cost, streamlining operations, managing quality to six sigma standards, and managing the end user interface. SDP believes that it is the only U.S. domestic company to offer such a wide and focused scope of services and products to its clients. Within the medical device market in which SDP operates, SDP focuses upon: TENS, NMES, PEMF, ultrasound, therapy supplies, combo devices, traction devices, laser treatment, hot/cold therapy, muscle stimulation, wound care, and bone growth, which are explained in greater detail below. End users of SDP's products include healthcare professionals, physical therapists or patients, however, SDP only contracts directly with the supplier of the products and not end users.

The services provided by SDP for its customers are part of an integrated service package, which is typically governed by a single agreement. As such, these services account for the vast majority of SDP's revenues. SDP's remaining revenue is derived from sales of scrap, obsolete inventory, and other customer prompted liquidation events. These events often occur during the development process for a new iteration of a product. To date, all SDP sales have been made to arm's length customers.

Technologies

The products that SDP produces and operates its other services around, are predominantly focused on the pain management and post-surgical care space. The technologies used are myriad but some of the most important technologies are laid out below:

• Transcutaneous Electronic Nerve Stimulation (TENS): This technology operates by running electricity directly through the patient's skin to interfere with the typical functioning of neurons key to the pain feedback cycle. This technology falls into the much broader class of electronic stimulation products, which are SDP's specialty focus. These products have been around for some time and are generally well accepted in the medical community and by the FDA. SDP focuses primarily on producing large, capital equipment variants of these products typically used by physicians in their offices and workplaces as opposed to home use by the patient. The ultimate service provider will often bill an insurance provider for the use of the equipment on the patient. Some patients pay for these services directly, and may or may not later seek reimbursement from an insurance provider.

• Pulsed Electromagnetic Field Technology (PEMF): This technology operates by generating magnetic fields around the device stimulating the activation of various cell types within patients. These products do not require the electrodes and wires of TENS products (although some manufacturers do make use of this delivery method) as magnetic fields do not need assistance in passing through the patients' skin. This technology was originally developed for use in bone stimulation but has since been applied to other issues as well in compliance with FDA rules and regulations. PEMF is part of the broader electronic stimulation device grouping. The ultimate service provider will often bill an insurance provider for the use of the equipment on the patient. Some patients pay for these services directly, and may or may not later seek reimbursement from an insurance provider.

• Neuromuscular Electrical Stimulation (NMES): This technology utilizes similar systems as TENS. An electrical current is passed through the skin of the patient using electrodes. However, the goal and specifics of this technology are used not to interfere with nerve signaling, but to instead cause muscle contraction of a targeted muscle or muscle group. This technology is often used in rehabilitation of muscles post-surgery as well as for post-workout recovery in athletes. NMES is also a part of the larger electronic stimulation device grouping. The ultimate service provider will often bill an insurance provider for the use of the equipment on the patient. Some patients pay for these services directly, and may or may not later seek reimbursement from an insurance provider.

• Hot/Cold Therapy: Hot and cold therapy has been a mainstay of recovery sciences for a very long time. The majority of this equipment is not regulated by the FDA medical device regulations; however, it is ubiquitous in its usage in the recovery sciences. Hot and cold therapy used in conjunction or separately, is used by both individual patients, sports trainers and medical practitioners to relieve pain, enhance recovery, and reduce swelling. The manufacture and development of these products requires specific knowledge and production strategies to create appropriate gel matrices, which are typically proprietary, to create a safe and effective product.

• Laser Treatment: The use of lasers of various wavelengths in healthcare is a somewhat more recent development with applications having been approved by the FDA for everything from the recovery sciences to cosmetic procedures. SDP specializes in working with laser medical device products that cater to the recovery science space. These products are usually delivered directly to practitioners for use on a patient. The effects of each specific laser product vary greatly across the wavelength and intensity spectrum.

• Continuous Passive Motion (CPM): CPM devices are used in post-surgical recovery, typically related to repair and/or damage to joints. Often in the recovery process it is important that a limb be moved to prevent excessive formation of scar tissue. CPM devices serve to fill this need by passively moving a limb during the recovery process without assistance from the patient. These devices are typically not owned by individual patients but are supplied by practitioners who then bill a patient's insurance provider for use of the equipment.

The majority of SDP's revenue is derived from supply agreements with its customers, none of which expire within twelve months of the date hereof, however, they do contain cancellation provisions, both for cause and upon notice. Among those, SDP derives a significant amount of its revenue from two principal supply agreements. If either of these Supply Agreements were to be cancelled, the reduction in revenue and profitability would have a material adverse effect on SDP's business. In the event of the cancellation of a contract by a key customer, SDP anticipates that it would use any notice period to reduce payroll and costs in order to mitigate against any adverse effects of such cancellation.

Entities domiciled in the United States, such as SDP, are required to comply with federal, state and local environmental regulations. All waste is disposed of in compliance with EPA regulations. To date, SDP has never received a notice regarding violation of any environmental law or regulation. SDP is not aware of any restrictions on profit repatriation. Future political or economic conditions may affect any business, but SDP is not aware of any specific economic or political risks relevant to its products or services. SDP expects that recession or depression would adversely affect its business. Although SDP generally does not sell directly to consumers, any decision by the government to restrict or reduce public or private health insurance would be expected to reduce demand in the healthcare industry generally, including the business of SDP.

SDP employs various experts to ensure compliance with FDA regulatory matters, Occupational Safety and Health Administration of the United States Department of Labor ("OSHA") regulatory matters, restriction of hazardous substance directive in electrical and electronic equipment ("RoHS") regulatory matters, and other production and healthcare regulators. SDP also employs experienced process, design, and production engineers who have the expertise to design, plan for and actually produce compliant medical device products.

SDP may, from time to time, import goods or raw materials produced in other nations, and a disruption of the supply from other nations, or even other U.S.-based suppliers, could slow production and reduce revenues. As of the date hereof, SDP does not have any foreign investments.

Production Controls and Quality

The Clear Lake Facility is FDA Registered and ISO 13485:2016 certified. SDP manages all internal and external activities following the in place Quality Management System to ensure compliance with the requirements of ISO 13485:2016, current Good Manufacturing Practices (GMP), and drives continuous improvement using lean and six sigma tools.

SDP is vertically integrated and can build many of its products from the raw material level up. The internal automation teams have automated many production processes. Much of the automation has been specifically designed by SDP engineers for their customers. This automation serves as an additional barrier to entry as it makes it difficult for competitors to be competitive on cost and quality.

All SDP suppliers are approved by its quality and procurement teams. SDP manages the activities of the supply chain daily. SDP's procurement team partners directly with suppliers to find new materials and processes that will improve its products and services.

SDP designs many of its own testing processes, engages in design for manufacturability activities on new and existing products and has partnerships with several design companies to help with product design.

All SDP employees are trained in lean and six sigma methodologies.

Regulatory

The FDA, Health Canada, and comparable agencies in other foreign countries impose requirements upon the design, development, manufacturing, marketing, and distribution of medical devices. The applicable regulations require that the device owner obtain clearance or approval before the devices can be sold. After the applicable approvals and/or clearances are granted, the regulatory agencies require companies to comply with quality system requirements, investigate complaints, report and investigate certain adverse events and device malfunctions, comply with marketing restrictions and maintain annual registrations.

SDP is registered with the FDA as a contract manufacturer and as an importer of medical devices, and it maintains a quality system that is certified to ISO13485:2016. SDP's specific responsibilities are defined in written quality agreements with its customers. In general, SDP is responsible for investigating complaints and providing the results of the investigation to its customers. The customers are responsible for reporting adverse events to appropriate regulatory authorities.

Market

SDP services medical device companies with operations across the globe. The largest concentration of customer orders are delivered to the U.S. operating arms of customers. The U.S. healthcare industry continues to grow rapidly as the population of 65+ individuals continues to climb. The U.S. healthcare industry is often seen as acyclical or recession resistant due to the critical nature of its services. The market is currently estimated at US$156 billion and expected to grow to US$208 billion by 2023 (Source: selectusa.gov.).

SDP strives to iterate and improve its products based on customer needs. However, SDP's products are not reliant on a single technology, process, or patent and as such is not subject to substantial obsolescence risk from a single technological innovation.

In the United States, facilities that build medical devices and the medical devices themselves must be cleared by the FDA. The level of rigor involved with this clearance process depends on the devices themselves as there are various levels of clearance. As an entity that operates within the U.S. medical device space, SDP employs FDA regulatory experts to ensure facility and product compliance with all appropriate regulations.

Marketing Strategies

SDP sells through reputation, word of mouth and contacts known within the industry. To date, all of SDP's sales have been with arm's length customers.

Simbex, LLC

Overview

Based in Lebanon, New Hampshire, our subsidiary, Simbex, LLC, is an IP-based business that has a portfolio of several revenue and royalty generating products ranging from wearable technology to products for physical stability as well as expertise in development and design of many medical devices on the market it has innovated over the past several years. Simbex offers several services to Salona and its subsidiaries, and also to third parties related to the development, commercialization and design of medical device products.

Products - Engineering Expertise

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Mechanical & Electrical Design & Engineering - Simbex approaches mechanical and electrical hardware design from a systems integration viewpoint. Their process starts by defining functional requirements and specifications of the design that take into consideration every step of the product life cycle. The outcome allows the final product to not only seamlessly integrate to meet functional needs, but also allows the product to integrate with external systems to meet manufacturing, distribution, packaging, and maintenance needs.

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Design and Human Factors - By incorporating user feedback throughout development, Simbex creates products that meet human needs. We begin this process by obtaining the user's product requirements which are then verified and validated during critical times in the product development process.

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Software and Web Development - Software development continually evolves with increasing complexity and integration of new technologies to help keep pace with customer expectations. Simbex has a diverse group of developers to cover the needs of users from embedded firmware to cloud based solutions, and utilizes an agile approach to software development to ensure development remains on track, and customer needs and requirements are met. Its DevOps and quality assurance processes helps ensure each project is "right sized" with a focus on delivering the right software at the right time and with the appropriate level of verification/validation from unit testing to integrated systems testing.

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Applied Research - Drawing from the Simbex team's background in academic research and data analytics, they help drive product direction and strategy that is based on sound science and actionable data. They become experts in the field to thoroughly understand the products being developed and the underlying mechanisms of action, while leveraging real-world data to validate the product and its benefits. The emphasis on scientific integrity has allowed Simbex to create products of the highest quality and proven benefits. Simbex considers applied research expertise a critical component of its product development partnerships.

Regulatory

Simbex maintains a Quality Management System which is compliant to ISO 13485 and the FDA's Quality System Regulation 21 CFR 820 for the development of medical devices. Its experienced engineering staff has developed products and devices for many industry leading companies and will provide a detailed Design History File, Device Master Record, and complete Risk Analysis compliant to ISO 14971.

Market

Simbex services medical device companies with operations predominantly in the U.S. The U.S. healthcare industry continues to grow rapidly as the population of 65+ individuals continues to climb. The U.S. healthcare industry is often seen as acyclical or recession resistant due to the critical nature of its services. The market is currently estimated at US $156 billion and expected to grow to US $208 billion by 2023 (Source: selectusa.gov.). Simbex strives to innovate and develop products that meet the needs of the rapidly aging U.S. population and assist clients and Salona in growing revenues, improving products, and developing IP.

In the United States, medical device manufacturers have to undergo rigorous testing and registration processes. Simbex brings unique expertise to these businesses in the design, registration, and go to market strategy of businesses attempting to take novel medical devices to market.

Marketing Strategies

Simbex sells through reputation, word of mouth and contacts known within the industry. To date, all of Simbex' sales have been made on an arm's length basis.

ALG Health Plus, LLC

On November 29, 2021, in connection with the acquisition of certain assets of ALG Health, LLC, an Ohio limited liability company, the Company launched a new U.S. sales subsidiary called ALG Health Plus, LLC ("ALG Health Plus"), aimed at selling medical devices and supplies to small, independent hospitals and group purchasing organization ("GPO"), organizations that offer small medical offices and clinics access to devices and supplies on a larger scale creating efficiencies by aggregating purchasing volumes. As the Company continues to acquire and develop additional products, we also look to expand sales opportunities with products. ALG Health Plus was developed in partnership with experienced sales executives to attempt to sell medical supplies and devices to GPO's and other large businesses and systems. The sales channel is still in development at this time.

Mio-Guard, LLC

On March 11, 2022, the Company acquired Mio-Guard LLC, a Michigan based company engaged in the wholesale sale of sports medicine products in the mid-western, southern and central United States, through a merger with a wholly owned subsidiary of the Company. Mio-Guard and its predecessors had 2020 unaudited annual revenues of approximately $4.5M (US $3.6M) with 25% gross margins. Since 2009, the team at Mio-Guard has sold into the athletic training, physical therapy and orthopedics markets for sports medicine products. Mio-Guard has over 50 sales representatives in the United States with a focus on the Midwest, South and Central United States and long-standing relationships with institutions ranging from high school and college athletics to professional sports teams.

Products

To address the need for medical care in organized sports, Mio-Guard distributes products focused on improving recovery from and preventing injury. Their products are predominantly sold in athletic training rooms and physical therapy offices and fit into four broad categories:

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Mio-Guard Capital Equipment Furnishings - Mio-Guard has extensive expertise in the organization and layout of cutting-edge training and recovery facilities and works closely with top US universities, professional athletic teams and other treatment providers to equip their facilities with top-of-the-line capital equipment to assist in the treatment of patients including large scale treatment systems, ergonomic treatment platforms, and other large and expensive equipment. The creation of recurring revenue through the ongoing setup and large capital equipment sales continue to deliver great value over time to the Mio-Guard business.

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Mio-Guard Capital Equipment Modalities - Mio-Guard sells many of the types of products currently produced by our subsidiary, SDP, including TENS, NMES, Laser, Hot/Cold Therapy and more. Mio-Guard has worked with training experts for years to help them identify the latest and greatest treatment modalities so they can better aid the recovery of their patients.

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Mio-Guard Supplies for Preventative Care - Many of Mio-Guard's products require the use of disposable treatment accessories including bracing, padding, athletic tape, medications, ultrasound gel and more for use in preventative care. These products are often used for acute care injuries that occur during highly visible athletic competition.

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Mio-Guard Supplies for Injury & Rehabilitation - Mio-Guard offers many additional products that are used when an injury is sustained and in the rehabilitation of patient-athletes to return to full activity after an injury. Products in this category include wound care, emergency response, electrodes, resistance bands, analgesics, rollers and massagers. Returning athletes to the field of play after an injury can be a lengthy and expensive process and Mio-Guard offers supplies and equipment to assist in every stage of the athlete's continuum of care.

Market

Mio-Guard services physical trainers and athletic trainers predominantly in the Midwest, the South and the Southeast U.S. The U.S. healthcare industry continues to grow rapidly as the population of 65+ individuals continues to climb. As the U.S. population ages, management expects that the number of individuals attempting to recover from surgery and regain physical independence will increase. The U.S. healthcare industry is often seen as acyclical or recession resistant due to the critical nature of its services. The market is currently estimated at US $156 billion and expected to grow to US $208 billion by 2023 (Source: selectusa.gov.).

A 2015 study found that approximately 1.4 million injuries occur annually just in the secondary school setting1 . Between 2009-14 there were about 210,700 injuries on average per year among roughly 478,900 college athletes2 .

Marketing Strategies

Mio-Guard approaches the market through a combination of contracted and employed sales reps who are each responsible for a set geographic territory within the U.S. These representatives' interface with universities, professional athletic teams, physical therapists and athletic trainers to sell products and develop relationships. Mio-Guard has strong connections throughout the recovery science industry which we intend to utilize to grow sales of other product lines. Mio-Guard supports our sales team with industry leading knowledge and expertise in the products and technologies that we promote coupled with installation and design services that most of our competitors do not offer.

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1 New Study Shows 37 Percent of Public Secondary Schools Meet Gold Standard of Care For Their Athletes, NATA Press Release, March 11, 2015. URL accessed 4/8/2022. (https://www.nata.org/press-release/031115/new-study-shows-37-percent-public-secondary-schools-meet-gold-standard-care).

2 College Athletes Often Bear the Cost of Injuries and Insurance, Best Colleges.com by Dean Golembeski, November 10, 2021. URL accessed /4/8/2022. (https://www.bestcolleges.com/news/2021/09/10/college-athletes-ncaa-injuries-insurance).

Our go to market strategy includes meeting customers in their clinic or athletic training room, seeing them at conventions and professional conferences and pairing that with a targeted social media approach utilizing the power of micro-influencers. In working with our customers closely and in person we're able to recognize opportunities in advance of our competitors and put Mio-Guard in an advantageous position long before an opportunity is publicly available.

EMPLOYEES

As of August 1, 2022, the Company and its subsidiaries had no full-time or part-time employees and no independent contractors in Canada and had 111 full-time employees, 14 part-time employees and approximately 50 independent contractors in the United States through its subsidiaries.

PROPERTIES

Headquarters: Through our subsidiary Inspira Financial Company, we currently lease approximately 130 square feet of office space in Encino, California pursuant to a lease term of 6 months for an annual rental amount of $24,748 (US $19,752) with extension options of 6 months each. The base rental amount increases annually on a case-by-case basis. The lease expires September 30, 2022, and we have an option to extend the lease for an additional 6 months at a monthly rental amount of $2,062 (US $1,646).

SDP facility lease: Through our subsidiary SDP, we lease approximately 77,000 square feet in Clear Lake, South Dakota pursuant to a lease agreement with an initial lease term of 15 years for a base annual rental of $242,767, with four extension options of five years each. The base rental amount increases annually on the first day of the lease year at the lesser of 2% or 1.25 times the change in the price index, as defined. Per the lease agreement, the Company delivered a letter of credit in the amount of $484,975 (US$381,930), which is recorded in security deposit on the consolidated balance sheets.

Simbex office space lease: Through our subsidiary Simbex, we lease approximately 10,548 square feet of office space in Lebanon, New Hampshire pursuant to a lease agreement with an initial lease term of 3 years for a base annual rental of $201,155 (US$157,440), with an option to extend for five years. The base rental amount increases annually on the first day of the lease year at the lesser of 2% or 1.25 times the change in the price index, as defined. Per the lease agreement, the Company is also responsible to pay a prorated share of the building overhead monthly as additional rent. The annual amount for this additional rent is $119,350 (US $93,413).

Mio-Guard, LLC facility lease. Through our subsidiary Mio-Guard LLC, we lease approximately 18,414 square feet of office space in Holt, Michigan pursuant to a lease agreement with an initial lease term of 5 years for a base annual rental of $107,321 (US$85,656).

We believe our leased space for the present time is adequate and additional space at comparable prices is available at all locations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the sections entitled "Risk Factors" and "Forward-Looking Statements".

Data as of and for the three months ended May 31, 2022 and May 31, 2021 has been derived from our unaudited consolidated financial statements appearing at the end of this prospectus.

Data as of and for the years ended February 28, 2022 and February 28, 2021 has been derived from our audited consolidated financial statements appearing at the end of this prospectus.

OVERVIEW

On March 11, 2021, we completed the Change of Business, as defined by the TSX Venture Exchange, to become an acquisition-oriented medical device company with plans to achieve scale through further acquisitions and organic growth. We presently intend to operate in the recovery science market, including postoperative pain, wound care and other markets serving the aging population in the United States.

On May 21, 2021, we consummated the acquisition of South Dakota Partners Inc. ("SDP") through a subsidiary. SDP operates a large state-of-the-art production facility located in the State of South Dakota currently producing proprietary and white label medical devices for pain management, cold and hot therapy, NMES, PEMF and ultrasound. From March 1, 2022, through May 31, 2022, SDP has generated $5,458,710 of revenue and has generated net before-tax earnings of $321,348. We anticipate SDP will continue to be profitable in the future. Information relating to SDP contained in this Report covers the period from March 1, 2022, through May 31, 2022.

On September 30, 2021, the Company consummated the acquisition of Simbex, LLC ("Simbex"), an IP-based business that has a portfolio of several revenue and royalty generating products ranging from wearable technology to products for physical stability as well as expertise in development and design of many medical devices on the market it has innovated over the past several years. From March 1, 2022, through May 31, 2022, Simbex has generated $3,015,043 of revenue and has generated net before-tax earnings of $439,850. Information relating to Simbex contained in this Report covers the period from March 1, 2022, through May 31, 2022.

On November 28, 2021, the Company consummated the acquisition of the customer lists, sales orders and supply agreements, and related sales channel and intellectual property assets of ALG-Health, LLC ("ALG"), a business engaged in the selling medical devices and supplies to small, independent hospitals, group purchasing organizations, medical offices and clinics, in exchange for non-voting securities of ALG Health Plus which are exchangeable for up to a maximum of 21,000,000 nonvoting Class A shares of the Company subject to the achievement of certain revenue and EBITDA targets. In connection with the transaction, our subsidiary ALG Health Plus entered into an exclusive supply agreement with ALG. As of August 9, 2022, ALG Health has earned 1,829 Class C Units exchangeable for 182,899 Class A Shares in the Company. These are fully vested and exchangeable as of August 9, 2022. Additionally, as of August 9, 2022, ALG has earned 1,000 Class B units exchangeable for 1,000,000 Class A Shares in the Company. However, pursuant to the agreement between ALG and the Company, these units are not fully vested and exchangeable until November 29, 2022.

January 12, 2022, Melissa Polesky-Meyrowitz, CPA, was appointed the Chief Financial Officer for the Company. Mrs. Polesky-Meyrowitz is a CPA with a BBA in accounting from Hofstra University. She has over ten years' experience in accounting and taxation. She was previously an International Tax Services Supervisor at RSM, LLP and an US Tax Compliance and Advisory Manager at Richter LLP located in Toronto. Melissa has previously worked with the Company in the role of senior controller.

On March 11, 2022, the Company acquired Mio-Guard LLC, a Michigan based company engaged in the wholesale sale of sports medicine products in the mid-western, southern and central United States, through a wholly owned subsidiary. Mio-Guard and its predecessors had 2021 unaudited annual revenues of approximately $4.5M (US$3.6M) with 25% gross margins. Since 2009, the team at Mio-Guard has sold into the athletic training, physical therapy and orthopedics markets for sports medicine products. Mio-Guard has over 50 sales representatives in the United States with a focus on the Midwest, South and Central United States and long-standing relationships with institutions ranging from high school to college to professional athletics.

On July 18, 2022, Luke Faulstick was promoted to Chief Executive Officer for the Company. Previously, Mr. Faulstick served as the Chief Operating Officer of the Company since September 2020, and has served as the President, Chief Executive Officer and a director of SDP since 2012. In his executive career, Mr. Faulstick has held leadership positions at DJO Global Inc. (EVP/COO); Tyco Healthcare (General Manager); Graphic Controls (General Manager); Mitsubishi Consumer Electronics (Plant Manager); and Eastman Kodak. He previously served on the boards of Alphatec Spine (NASDAQ: ATEC) and Orthofix (NASDAQ: OFIX).

SELECTED FINANCIAL INFORMATION

The Company uses Adjusted EBITDA, as calculated below, to assess the financial health of its acquisitions and determine the overall potential of its business not including transaction costs and other activities associated with the ongoing growth strategy of the Company. Adjusted EBITDA is calculated as net loss less interest, taxes, depreciation, amortization, stock-based compensation, foreign exchange gain, change in fair value of contingent consideration, provision for impairment and transaction costs.

Three Months Ended May 31, 2022, compared to the three months ended May 31, 2021

Revenues

			2022 vs 2021
	May 31, 2022	May 31, 2021	$ Change	% Change
Revenue	$10,048,548	$590,440	$9,458,108	1,602%
Gross Margin	3,642,265	206,975	3,435,290	1,660%
Adjusted EBITDA	$1,254,894	$(271,720)	$1,526,614	(562%)

Adjusted EBITDA

Adjusted EBITDA is calculated as follows:

	May 31, 2022	May 31, 2021
Adjusted EBITDA	$1,254,894	$(271,720)
Less: Stock Based Compensation	(489,089)	(19,087)
Amortization of intangible asset	(233,335)	(8,179)
Depreciation of property and equipment	(70,945)	(4,860)
Depreciation of right-of-use asset	(108,375)	(3,617)
Interest Expense	(131,849)	(7,244)
Foreign exchange gain	244	3,246
Change in fair value of SDP earn-out consideration	(2,451,600)	-
Change in fair value of contingent consideration	(459,693)	-
Gain on share for debt settlement	-	15,538
Transaction costs including legal, financial, audit and US & Canadian regulatory expenses	(535,446)	(338,675)
Current income tax expense	-	-
Deferred income tax recovery	58,980	-
Net Loss	$(3,166,214)	$(634,598)

Fiscal Years Ended February 28, 2022 and 2021

Revenues

			2022 vs 2021
	February 28, 2022	February 28, 2021	$ Change	% Change
Revenue	$18,312,269	$(33,547)	$18,345,816	(54,687%)
Gross Margin	5,962,067	(33,547)	5,995,614	(17,872%)
Adjusted EBITDA	$1,430,181	$(786,117)	$2,216,298	(282%)

Adjusted EBITDA

Adjusted EBITDA is calculated as follows:

	February 28, 2022	February 28, 2021
Adjusted EBITDA	$1,430,181	$(786,117)
Less: Stock Based Compensation	(1,196,361)	(237,714)
Amortization of intangible asset	(448,348)	-
Depreciation of property and equipment	(200,622)	-
Depreciation of right-of-use asset	(192,796)	-
Interest Expense	(388,065)	-
Foreign exchange gain	16,392	-
Change in fair value of contingent consideration	5,853,701	-
Provision for impairment	(5,520,522)	-
Transaction costs including legal, financial, audit and US & Canadian regulatory expensets	(3,842,734)	(1,643,592)
Gain on debt settlement	15,538	-
Current income tax expense	(12,022)	-
Deferred income tax gain	113,639
Net Loss	$(4,372,019)	$(2,667,423

RESULTS OF OPERATIONS`

Three Months Ended May 31, 2022 compared to the three months ended May 31, 2021

RESULTS OF OPERATIONS`

Revenues

			2022 vs 2021
	May 31,	May 31,
	2022	2021	$ Change	% Change
Revenue	$10,048,548	$590,440	$9,458,108	1,602%

Since the acquisition of SDP on May 21, 2021, Simbex on September 30, 2021, Mio-Guard on March 11, 2022 and the sales channel assets of ALG on November 28, 2021, we have continued generating sales revenue in line with each of their pre-COVID revenue figures and each continue to grow. From March 1, 2022, through May 31, 2022, we generated sales of $10,048,548.

			2022 vs 2021
	May 31,	May 31,
	2022	2021	$ Change	% Change
Cost of Revenue
Direct service personnel	$1,513,839	$44,914	$1,468,925	3,271%
Direct material costs	$4,636,081	$338,551	$4,297,530	1,269%
Other direct costs	$256,363	$-	$256,363	100%

Cost of revenue includes our labor costs expended in the production of medical devices, and related expenses allocated directly to the production of medical devices, and our cost of actual materials used in the production process from March 1, 2022 through May 31, 2022. The ongoing issues with the global supply chain process caused by COVID-19 and other economic factors has impacted the Company's ability to source affordable components. While there can be no assurances, management believes that the negative impacts on the Company's sourcing of components will diminish as the global supply chain stabilizes.

Amortization, Depreciation, Interest, Transaction Costs and Foreign Exchange Gain

			2022 vs 2021
	May 31,	May 31,
	2022	2021	$ Change	% Change
Amortization of intangible assets	$(233,335)	$(8,179)	$(225,156)	2,753%
Depreciation of property and equipment	(70,945)	(4,860)	(66,085)	1,360%
Amortization of right-of-use assets	(108,375)	(3,617)	(104,758)	2,896%
Interest expense	(131,849)	(7,244)	(124,605)	1,720%
Foreign exchange gain	244	3,246	(3,002)	(92%)
Transaction costs including legal, financial, audit, US & Canadian Regulatory	$(535,446)	$(338,675)	$(196,771)	58%

Amortization of intangible assets reflects the amortization of intangible assets such as trademarks, non-compete agreement, intellectual property and customer base. We depreciate property and equipment across their useful lives. While there can be no assurances, we expect depreciation of property and equipment and of right of use asset and interest expense to increase as the Company continues to grow its balance sheet through acquisitions.

Transaction costs include legal, financial, audit, US and Canadian regulatory expenses and other fees incurred in connection with the Change of Business transaction, the SDP, Simbex, Mio-Guard, and ALG acquisitions, due diligence of acquisition targets, financing costs, US regulatory costs, and associated accounting and other costs. While these costs are necessary to the change of our line of business, they are not operational expenses of the business.

			2022 vs 2021
	May 31,	May 31,
	2022	2021	$ Change	% Change
Foreign currency translation gain (loss)	$(377,287)	$(312,125)	$(65,162)	21%

Since we operate in the United States, we are exposed to foreign currency risk. We are unable to effectively predict swings in the foreign exchange value of the U.S. Dollar against the Canadian Dollar. When currency is moved between denominations, a gain or loss may be realized which management is unable to accurately predict.

Liquidity and Capital Resources

We fund our operations through cash from operations and asset-based loans secured by subsidiary inventory and accounts receivable from third parties. As of May 31, 2022, we had $6,876,824 of cash and cash equivalents, total restricted cash and marketable securities, which was a decrease of $1,180,276 from the balance as of February 28, 2022. During the quarter ended May 31, 2022, we generated $215,953 from the exercise of 454,817 broker share purchase warrants. During the quarter ended May 31, 2022, we generated $5,329 from the exercise of 28,154 of stock options.

Long Term Debt

On June 9, 2021, our subsidiary SDP entered into a $6,864,840 (US$5,400,000) revolving loan facility with a third-party financial institution, which refinanced their existing revolving loan facility and other notes. All amounts outstanding under the $6,864,840 revolving loan facility bear interest at the greater of 4% or prime plus 0.75% per annum, and any accrued unpaid interest is payable monthly, with a maturity of August 1, 2023. The repayment obligations under the $6,864,840 facility are secured by a first priority lien on substantially all of the assets of SDP and are not guaranteed by the Company or any other subsidiary. In addition, on June 9, 2021, SDP issued a secured promissory note in the principal amount of $936,696 (US$750,000) which evidenced the refinancing of two outstanding loans. The note bears interest at the greater of 6% or prime rate plus 2.75% per annum. Principal and accrued but unpaid interest due on the note are payable monthly in equal installments over a 36-month period, and the repayment obligations under the note are secured by a lien on substantially all of the assets of SDP. As of May 31, 2022, we had long term debt of $810,423 related to the above note, as compared to $856,119 on February 28, 2022.

Cash Flows

The following table is a summary of our cash flows for the quarters ended May 31, 2022, and May 31, 2021:

	May 31, 2022	May 31, 2021
Net cash used in operating activities	$(505,951)	$(643,317)
Net cash (used in) provided by for investing activities	(35,849)	255
Net cash used in financing activities	(192,745)	(346,943)
Net decrease in cash and cash equivalents and restricted cash	(734,545)	(990,005)

Net Cash Used in Operating Activities

During the quarter ended May 31, 2022, $505,951 was used for operating activities (compared to $643,317 used for operating activities for the quarter ended May 31, 2021). This cash flow was mostly used to ensure continued operation of the Company and capital raising expenses.

Net Cash (Used in) Provided by Investing Activities

During the quarter ended May 31, 2022, $35,849 was used in investing activities, compared to $255 that was provided for the quarter ended May 31, 2021. This decrease in cash flow reflects funds used to acquire new property and equipment.

Net Cash Used in Financing Activities

During the quarter ended May 31, 2022, $192,745 was used in financing activities, compared to $346,943 used during the quarter ended May 31, 2021. The cash was primarily used to pay down a loan held by SDP. Cash was received from the exercise of stock options and share purchase warrants.

The Company currently intends to satisfy its short- and long-term liquidity requirements through its existing cash, current assets and cash flow from operating activities.

We have never paid a cash dividend on our capital stock. Any future determination to pay cash dividends will be at the discretion of our Board of Directors (the "Board") and will depend upon our financial condition, operating results, capital requirements and such other factors as our Board deems relevant.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements during the periods covered by this Report.

Fiscal Years Ended February 28, 2022 and 2021

Revenues

			2022 vs 2021
	February 28,	February 28,
	2022	2021	$ Change	% Change
Revenue	$18,312,269	$(33,547)	$18,345,816	(54,687%)

Since the acquisition of SDP on May 21, 2021, Simbex on September 30, 2021, and the sales channel assets of ALG on November 28, 2021, we have continued generating sales revenue in line with each of their pre-COVID revenue figures and each continue to grow. From March 1, 2021, through February 28, 2022, we generated sales of $18,312,269.

			2022 vs 2021
	February 28,	February 28,
	2022	2021	$ Change	% Change
Cost of Revenue
Direct service personnel	$2,494,162	$-	$2,494,162	100%
Direct material costs	$9,297,653	$-	$9,297,653	100%
Other direct costs	$558,387	$-	$558,387	100%

Cost of revenue includes our labor costs expended in the production of medical devices, and related expenses allocated directly to the production of medical devices, and our cost of actual materials used in the production process from May 21, 2021, through February 28, 2022. The ongoing issues with the global supply chain process caused by COVID-19 and other economic factors has impacted the Company's ability to source affordable components. While there can be no assurances, management believes that the negative impacts on the Company's sourcing of components will diminish as the global supply chain stabilizes.

Amortization, Depreciation, Interest, Transaction Costs and Foreign Exchange Gain

			2022 vs 2021
	February 28,	February 28
	2022	2021	$ Change	% Change
Amortization of intangible assets	$(448,348)	$-	$(448,348)	100%
Depreciation of property and equipment	(200,622)	-	(200,622)	100%
Amortization of right-of-use assets	(192,796)	-	(192,796)	100%
Interest expense	(388,065)	-	(388,065)	100%
Foreign exchange gain	16,392	-	16,392	100%
Gain on debt settlement	15,538	-	15,538	100%
Transaction costs including legal, financial, audit, US & Canadian Regulatory	$(3,842,734)	$(1,643,592)	$(2,199,142)	134%

Amortization of intangible assets reflects the amortization of intangible assets such as trademarks, non-compete agreement, intellectual property and customer base. We depreciate property and equipment across their useful lives. While there can be no assurances, we expect depreciation of property and equipment and of right of use asset and interest expense to increase as the Company continues to grow its balance sheet through acquisitions.

Transaction costs include legal, financial, audit, US and Canadian regulatory expenses and other fees incurred in connection with the Change of Business transaction, the SDP, Simbex and ALG acquisitions, due diligence of acquisition targets, financing costs, US regulatory costs, and associated accounting and other costs. While these costs are necessary to the change of our line of business, they are not operational expenses of the business.

			2022 vs 2021
	February 28,	February 28,
	2022	2021	$ Change	% Change
Foreign currency translation loss	$63,041	$(430,428)	$493,469	(115%)

Since we operate in the United States, we are exposed to foreign currency risk. We are unable to effectively predict swings in the foreign exchange value of the U.S. Dollar against the Canadian Dollar. When currency is moved between denominations, a gain or loss may be realized which management is unable to accurately predict.

Liquidity and Capital Resources

We fund our operations through cash from operations and asset-based loans secured by subsidiary inventory and accounts receivable from third parties. As of February 28, 2022, we had $8,057,100 of cash and cash equivalents, total restricted cash and marketable securities, which was a decrease of $4,937,726 from the balance as of February 28, 2021. During the quarter ended May 31, 2021, we generated $5,550,258 from the closing of the sale of 9,990,237 of our common shares and 2,121,232 warrants. On August 20, 2021, we generated $21,392 from the exercise of 112,617 of stock options. On February 15, 2022, we generated $4,261,950 from the issuance of 7,749,000 of our common shares and warrants to purchase 7,749,000 common shares.

Long Term Debt

On June 9, 2021, our subsidiary SDP entered into a $6,813,180 (US$5,400,000) revolving loan facility with a third-party financial institution, which refinanced their existing revolving loan facility and other notes. All amounts outstanding under the $6,813,180 revolving loan facility bear interest at the greater of 4% or prime plus 0.75% per annum, and any accrued unpaid interest is payable monthly, with a maturity of August 1, 2023. The repayment obligations under the $6,813,180 facility are secured by a first priority lien on substantially all of the assets of SDP and are not guaranteed by the Company or any other subsidiary. In addition, on June 9, 2021, SDP issued a secured promissory note in the principal amount of $936,896 (US$750,000) which evidenced the refinancing of two outstanding loans. The note bears interest at the greater of 6% or prime rate plus 2.75% per annum. Principal and accrued but unpaid interest due on the note are payable monthly in equal installments over a 36-month period, and the repayment obligations under the note are secured by a lien on substantially all of the assets of SDP. As of February 28, 2022, we had long term debt of $856,119 related to the above note, as compared to $0 on February 28, 2021.

Cash Flows

The following table is a summary of our cash flows for the years ended February 28, 2022, and February 28, 2021:

	February 28, 2022	February 28, 2021
Net cash used in operating activities	$(3,703,879)	$(975,174)
Net cash (used in) provided by for investing activities	(4,617,540)	74,870
Net cash provided by financing activities	3,935,155	5,430,722
Net (decrease) increase in cash	(4,386,264)	4,530,418

Net Cash Used in Operating Activities

During the year-ended February 28, 2022, $3,703,879 was used in operating activities, compared to $975,174 for the year-ended February 28, 2021. This cash flow was mostly used to ensure continued operation of the Company and capital raising expenses.

Net Cash Used in Investing Activities

During the year-ended February 28, 2022, $4,617,540 was used in investing activities, compared to $74,870 that was provided for the year-ended February 28, 2021. This decrease in cash flow reflects the funds used to acquire Simbex on September 30, 2021. Net cash used for investing activities was offset by cash received upon the acquisition of SDP and Simbex.

Net Cash Provided by Financing Activities

During the year-ended February 28, 2022, $3,935,155 was received from financing activities, compared to $5,430,722 during the year-ended February 28, 2021. The cash was primarily received from the issuance of 7,749,000 shares and warrants to purchase 7,749,000 common shares for proceeds of $4,261,950 in February 2022. Additionally, $376,893 was received from the exercise of stock options. Cash was primarily used to pay off loans held by SDP and for share issuance costs.

The Company currently intends to satisfy its short- and long-term liquidity requirements through its existing cash, current assets and cash flow from operating activities.

We have never paid a cash dividend on our capital stock. Any future determination to pay cash dividends will be at the discretion of our Board of Directors (the "Board") and will depend upon our financial condition, operating results, capital requirements and such other factors as our Board deems relevant.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements during the periods covered by this Report.

MANAGEMENT

The following table sets forth the individuals that are our directors and executive officers as of August 10, 2022 and their respective positions.

Directors and Executive Officers

Name	Age	Position
Leslie Cross	71	Chairman of the Board and Corporate Secretary
Luke Faulstick	59	Chief Executive Officer
Melissa Polesky-Meyrowitz, CPA	34	Chief Financial Officer
Ken Kashkin, M.D.	71	Director
Kyle Wilks	45	Director

Leslie Cross - Chairman of the Board and Corporate Secretary

Mr. Cross has served as the Chairman of the Board of the Company since September 2020. From September 2020 until July 18, 2022, Mr. Cross served as is the interim Chief Executive Officer and Corporate Secretary of the Company. From 1990 to 2010, Mr. Cross held the positions of President and Chief Executive Officer of DJO Global, Inc. (NYSE: DJO), a manufacturer and worldwide distributor of electrotherapy products for pain therapy and rehabilitation, clinical devices for the treatment of patients in physical therapy clinics, knee, hip and shoulder implant products, and orthopedic rehabilitation products, including rigid knee bracing, orthopedic soft goods, cold therapy systems, vascular systems and bone growth stimulation devices. Mr. Cross is the former chairman of the board of directors and former Chief Executive Officer of Alphatec Spine Inc. (NASDAQ: ATEC), a medical device company that provides physician-inspired solutions for patients with spinal disorders, positions he held from 2011 to 2017. Mr. Cross has also served since 2012 on the board of directors of Prosomnus Sleep Technologies, providing sleep apnea solutions to dental practices in the United States and Canada. Mr. Cross contributes executive leadership experience from his extensive service at both DJO Global, Inc. and Alphatec Spine Inc., where he oversaw a wide range of corporate functions including corporate communications, community affairs, government relations, human resources, enterprise services, strategic and operational planning, and retirement plans. The Board also benefits from Mr. Cross's expertise developed over the course of his career in the medical device sector as well as insights from his public company experience in governance, leadership, and strategy. Mr. Cross makes valuable contributions to the Board based on his extensive director-level and executive-management experience, domestic and international business development experience in a wide range of medical device categories and contributions to growing several organizations across the manufacturing and medical device arenas.

Luke Faulstick - Chief Executive Officer of the Company

Mr. Faulstick was appointed as the Chief Executive Officer of the Company on July 18, 2022. Previously, Mr. Faulstick served as the Chief Operating Officer of the Company since September 2020, and has served as the President, Chief Executive Officer and a director of SDP since 2012. In his executive career, Mr. Faulstick has held leadership positions at DJO Global Inc. (EVP/COO); Tyco Healthcare (General Manager); Graphic Controls (General Manager); Mitsubishi Consumer Electronics (Plant Manager); and Eastman Kodak. He previously served on the boards of Alphatec Spine (NASDAQ: ATEC) and Orthofix (NASDAQ: OFIX). Mr. Faulstick studied at both Michigan State University and Rochester Institute of Technology.

Melissa Polesky-Meyrowitz, CPA - Chief Financial Officer

Melissa Polesky-Meyrowitz, CPA, was appointed the Chief Financial Officer for the Company on January 12, 2022. Ms. Polesky-Meyrowitz is a CPA with a BBA in accounting from Hofstra University. She has over ten years' experience in accounting and taxation. She was previously an International Tax Services Supervisor at RSM, LLP in Los Angeles, California and an US Tax Compliance and Advisory Manager at Richter LLP located in Toronto and has previously worked with the Company in the role of senior controller.

Ken Kashkin, M.D. - Director

Kenneth Kashkin. M.D. has been a director of the Company since September 2020. Dr. Kashkin trained and served on the faculties of the University of California, Los Angeles (UCLA) and Yale University School of Medicine followed by a career as a healthcare business senior executive and biotechnology investor. In 2017, Dr. Kashkin co-founded K2 Biotechnology Ventures, engaged in developing and commercializing portfolios of university and medical center innovations in partnership with venture capital, health care corporations and philanthropic health care foundation partners. From 2014 to 2020, Dr. Kashkin served as the Chief Operating Officer and Head of Therapeutics for Chromocell Corporation where he coordinated a series of organizational changes to improve cost structures as well as oversaw the negotiation of key license and research agreements for emerging therapeutics. From 2011 to 2014, Dr. Kashkin served as the President & CEO of Catholic Health Initiatives (CHI, now CommonSpirit Health), Institute for Research and Innovation (CIRI) where he was responsible for CHI's Centers for Translational Research, Clinical Research, Healthcare Innovation (Venture Arm of CHI). Prior to that, from 2008 to 2011, Dr. Kashkin held the position of Vice President, Research & Development, Intravenous Therapies (IVT) at Baxter Healthcare Corporation. Dr. Kashkin's experience as a professor at Yale University and UCLA School of Medicine and leadership of R&D life science companies commercializing novel medical technologies will make him an expert board member in evaluating the value of proposed acquisition targets and their portfolios of medical products. Dr. Kashkin's years of expertise in the financial management of health sciences organization operations benefit the Company.

Kyle Wilks - Director

Mr. Kyle L. Wilks has been a director of the Company since September 2020. Mr. Wilks graduated from the United States Naval Academy, Annapolis, MD with a Bachelor of Science Degree in Mathematics. Mr. Wilks spent seven years as a naval officer with multiple combat tours, eventually ending his time in uniform as a professor of leadership and naval science at the U.S. Naval Academy. Post military, Mr. Wilks worked as an Executive Director for a private equity group focusing on mid-market healthcare companies prior to his senior manager roles within Baxter International and Shire plc. From 2009 to 2015, Mr. Wilks headed numerous fractionation divisions at Baxter International and acted as liaison for its foreign regulatory agencies of Pharmaceuticals and Medical Devices Agency (PMDA) and Therapeutic Goods Administration (TGA). From 2015 to 2019, Mr. Wilks headed the manufacturing process of Shire plc's AHF-M therapy and acted as the Los Angeles, California, site representative for worldwide production. Beyond daily production accountability requirements, Mr. Wilks managed the AHF-M department during routine regulatory audits by the Food and Drug Administration (FDA) and European Medicines Agency (EMA) and eventually oversaw the manufacturing of numerous plasma-derived rare disease therapies. Mr. Wilks's management experience in medical device manufacturing and in private equity enable him to provide valuable insights to the Board, including the areas of compliance, management and compensation-specific issues.

The Articles of the Company (the "Articles") filed under the British Columbia Business Corporations Act, as amended, including the regulations promulgated thereunder (the "BCBCA"), provide that our Board of Directors shall consist of at least three directors and that each director shall hold office until the close of the next annual general meeting of our shareholders, or until his or her successor is duly elected or appointed, unless his or her office is earlier vacated. Our board of directors currently consists of four directors, of whom three are considered to be independent persons. See Item 13-"Certain Relationships and Related Transactions, and Director Independence - Director Independence" for details on the independence of our directors. The Articles provide that the directors may, from time to time, appoint such officers as the directors determine. The directors may, at any time, terminate any such appointment.

Conflicts of Interest

Certain of our directors and officers will be engaged in, and will continue to engage in, other business activities on their own behalf and on behalf of other companies and, as a result of these and other activities, such directors and officers may become subject to conflicts of interest. Our independent members of the Board will review any such transactions and report to the Audit Committee of the Board.

The BCBCA provides that in the event that a director has a material interest in a contract or proposed contract or agreement that is material to an issuer, the director shall disclose his interest in such contract or agreement and shall refrain from voting on any matter in respect of such contract or agreement, subject to and in accordance with the BCBCA. To the extent that conflicts of interest arise, such conflicts will be resolved in accordance with the provisions of the BCBCA.

Significant Employees

There are no other significant employees than those already discussed herein.

Family Relationships

There are no family relationships among the directors or executive officers of the Company.

Arrangements between Officers and Directors

Except as set forth in this registration statement on Form S-1, to our knowledge, there is no arrangement or understanding between any of our officers or directors and any other person pursuant to which such officer or director was selected to serve as an officer or director of the Company.

Involvement in Certain Legal Proceedings

Other than as set forth below, to our knowledge, our directors and executive officers have not been involved in any of the following events during the past ten years:

1. any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2. any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

4. being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5. being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6. being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Further, no such legal proceedings are believed to be contemplated by governmental authorities against any director or executive officer.

Employment Status

Other than Luke Faulstick, our Chief Executive Officer, none of the management of the Company has entered into a non-competition or non-disclosure agreement with the Company or its subsidiaries. Luke Faulstick entered into a non-competition agreement in connection with the acquisition of SDP and his continued employment with SDP. All the executive officers of the Company are employees of the Company or of one of its wholly owned subsidiaries. Leslie Cross, and Melissa Polesky-Meyrowitz are employees of Inspira Financial Company, a wholly owned subsidiary of the Company, and Luke Faulstick, is an employee of SDP, a wholly owned subsidiary of the Company.

Corporate Governance

Director Independence - The directors have determined that Dr. Ken Kashkin and Kyle Wilks, two of our three current members of the Board, are independent as such term is defined in Canada's National Instrument 58-101 - Disclosure of Corporate Governance Practices ("NI 58-101") and in Rule 5605 of the Nasdaq Stock Market.

Board Leadership - The Board operates through the leadership of a Chair and three committees of the Board, each made up of a majority of independent directors.

Position Descriptions - The Board has not adopted a written description for the Chair and Vice-Chair of the Board and the Chair of each Board committee. The Chair of the Board, with advice from the Vice-Chair, is responsible for the administration, development and efficient operation of the Board. The Chair, with advice from the Vice-Chair, assists in overseeing the operational aspects involved in managing the Company. In addition, the Chair ensures that the Board adequately discharges its mandate and that the Board's responsibilities and lines of delineation between the Board and management are well understood by the directors. The Chair of each committee is appointed to manage his or her respective committee. Each committee Chair must ensure that the committee adequately discharges its mandate pursuant to its charter. Committee Chairs must report regularly to the Board on the business of their committee. The Board has not developed a written position description for the Chief Executive Officer. The Board expects the Chief Executive Officer and the Company's senior management team to be responsible for the management of the Company's strategic and operational agenda and for the execution of the decisions of the Board and its committees.

Orientation and Continuing Education - While the Company does not currently have a formal orientation and education program for new members of the Board, the Company provides such orientation and education on an ad hoc and informal basis. The Company's Corporate Governance & Nominating Committee ("CG&N") is responsible for coordinating the continuing education programs for directors in order to maintain or enhance their skills and abilities as directors, as well as ensuring that their knowledge and understanding of the Company and its business remains current. Directors are encouraged to communicate with management, auditors and technical consultants; and to keep themselves current with industry trends and developments and changes in legislation with management's assistance. Directors have full access to the Company's records.

Ethical Business Conduct - The directors maintain that the Company must conduct and be seen to conduct its business dealings in accordance with all applicable laws and the highest ethical standards. The Company's reputation for honesty and integrity amongst its shareholders and other stakeholders is key to the success of its business. No employee or director will be permitted to achieve results through violation of laws or regulations, or through unscrupulous dealings. Any director with a conflict of interest or who is capable of being perceived as being in conflict of interest with respect to the Company must abstain from discussion and voting by the Board or any committee of the Board on any motion to recommend or approve the relevant agreement or transaction. The Board must comply with the conflict of interest provisions of the BCBCA.

Assessments - The CG&N Committee, in consultation with the Chair of the Board, is responsible for ensuring that an appropriate system is in place to evaluate the effectiveness of the Board, the Board committees and individual directors, with a view to ensuring that they are fulfilling their respective responsibilities and duties and working effectively together as a unit. The CG&N Committee informally monitors director performance throughout the year (noting particularly any directors who have had a change in their primary job responsibilities or who have assumed additional directorships since their last assessment) to ensure that the Board, the Board committees and individual directors are performing effectively. From time to time the CG&N Committee may also choose to complete a formal assessment process consisting of completion of a written survey by each member of the Board, on request, conducting one-on-one discussions in order to assess such matters as the composition of the Board, the conduct of and agendas for meetings of the Board and its committees, and the role and impact of the Board. The results of such surveys and interviews are then summarized to identify strengths, opportunities and further suggestions with respect to each area of discussion and the Chair of the Board is to report on such a summary to the CG&N Committee and to the rest of the Board.

Term of Office - Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our Board and hold office until removed by the Board.

Board Committees

Audit Committee - Canada's National Instrument 52-110 - Audit Committees ("NI 52-110") requires the Company, as a venture issuer, to disclose annually in its circular certain information concerning the constitution of its Audit Committee and its relationship with its independent auditor. The Company's Audit Committee is governed by an audit committee charter and is comprised of three directors, Kyle Wilks, Dr. Ken Kashkin and Leslie Cross. Each member of the Audit Committee is financially literate, as such term is defined in NI 52-110, and two members (Kyle Wilks and Dr. Kashkin), are independent, as such term is defined in NI 52-110 and in the BCBCA. Kyle Wilks serves as Chair of the Audit Committee. The Audit Committee was established on September 16, 2020. As a "venture issuer" as defined in NI 52-110 the Company is relying on the exemption contained in Section 6.1 of NI 52- 110, which exempts the Company from the requirements of Part 3 (Composition of the Audit Committee) and Part 5 (Reporting Obligations) of NI 52-110.

Corporate Governance and Nominating Committee - The CG&N Committee is a standing committee appointed by the Board and is governed by a charter. The members of the CG&N Committee are: Kyle Wilks (Chair) and Dr. Ken Kashkin, both of whom are independent, as such term is defined in NI 52-110. The CG&N Committee was established on September 16, 2020. The CG&N Committee will act on behalf of and subject to the direction of the Board in all matters pertaining to corporate governance issues, new director nominees, as well as the size and composition of the Board and Board committees. The CG&N Committee is responsible for: developing and enforcing policy in the area of corporate governance and the practices of the Board in light of the Company's particular circumstances, the changing needs of investors and the Company, and changes in corporate governance guidelines; preparing and recommending to the Board annually a statement of corporate governance practices to be included in the Company's information circular and ensure that such disclosure is complete and provided in accordance with the regulatory requirements; monitoring developments in the area of corporate governance and the practices of the Board and advising the Board accordingly; developing, implementing and maintaining appropriate policies with respect to disclosure, confidentiality and insider trading; adopting a process for determining what competencies and skills the Board as a whole should have, and applying this result to the recruitment process for new directors; in consultation with the Chair of the Board and the (interim) Chief Executive Officer, identifying individuals qualified to become new Board members and recommend to the Board the new director nominees for the next annual meeting of shareholders; recognizing that shareholding by directors is appropriate in aligning director and shareholder interests; annually reviewing credentials of existing Board members to assess suitability for re-election; establishing procedures for, and approving and ensuring provision of, an appropriate orientation and education program for new recruits to the Board and continuing education for Board members; considering and, if thought fit (and after obtaining the consent of the Chair of the Board, which consent may not be unreasonably withheld), approving requests from individual directors for an engagement of special outside advisors at the expense of the Company; and reviewing, on a periodic basis, the size and composition of the Board and Board committees and make appropriate recommendations to the Board.

Compensation Committee - The members of the Compensation Committee are: Kyle Wilks and Leslie Cross. Kyle Wilks is independent, as such term is defined in NI 52-110. The Board has adopted a written charter for the Compensation Committee setting out its responsibilities for compensation matters. The Compensation Committee was established on September 16, 2020. It is responsible for administering the Company's executive compensation program, which, prior to its establishment, was previously administered by the Board.

The Compensation Committee assists the Board in discharging the directors' oversight responsibilities relating to the compensation and retention of key senior management employees, and in particular the Chief Executive Officer. In determining the total compensation of any member of senior management, the Compensation Committee will consider all elements of compensation in total rather than one element in isolation. The Compensation Committee is also responsible for examining the competitive positioning of total compensation and the mix of fixed, incentive and share-based compensation.

Pursuant to the charter of the Compensation Committee, the Compensation Committee is responsible for assisting the Board in fulfilling its oversight responsibilities with respect to: setting policies for senior officers' remuneration; reviewing and approving and then recommending to the Board salary, bonus, and other benefits, direct or indirect, and any change-of-control packages of the Chief Executive Officer; considering the recommendations of the Chief Executive Officer and setting the terms and conditions of employment including, approving the salary, bonus, and other benefits, direct or indirect, and any change-of-control packages, of the key executives of the Company; undertaking an annual review of the Chief Executive Officer goals for the coming year and reviewing progress in achieving those goals; reviewing compensation of the Board on at least an annual basis; overseeing the administration of the Company's compensation plans, including stock option plans, compensation plans for outside directors, and such other compensation plans or structures as are adopted by the Company from time to time; reviewing and approving executive compensation disclosure to be made in the proxy circular prepared in connection with each annual meeting of shareholders of the Company; and undertaking on behalf of the Board such other compensation initiatives as may be necessary or desirable to contribute to the success of the Company and enhance shareholder value.

Finance & Acquisition Committee - The sole member of the Finance & Acquisition ("F&A") Committee is Kyle Wilks (Chairman), who is independent, as such term is defined in NI 52-110. The Board has adopted a written charter for the F&A Committee setting out its responsibilities. The F&A Committee was established on September 16, 2020. The F&A Committee assists the Board in discharging its oversight responsibilities relating to the evaluation and acquisition of companies, debt financings, and equity financings. The F&A Committee assists the Board in fulfilling its oversight responsibilities by, among other things, evaluating the due diligence materials and business opportunities presented by proposed acquisitions, including pricing and all related terms and deal costs, evaluating the terms, value and timing of equity raises, evaluating the terms, value and timing of debt raises, undertaking an annual review of the capital needs of the Company, and providing evaluations and recommendations in respect of the foregoing to the Board.

The F&A Committee makes recommendations to the Board as to whether an acquisition is appropriate for the Company as well as the terms upon which a target should be acquired. In addition, the F&A Committee from time to time assesses the capital needs of the Company in regards to its operations, proposed acquisitions and other capital needs. Based on these assessments, the F&A Committee makes recommendations to the Board on whether the fundraising process should begin and the form thereof.

Shareholder Communications to the Board

Shareholders who are interested in communicating directly with members of the Board, or the Board as a group, may do so by writing directly to the individual Board member c/o Secretary, Salona Global Medical Device Corporation, 3330 Caminito Daniella, Del Mar, California 92014. The Company's Secretary will forward communications directly to the appropriate Board member. If the correspondence is not addressed to the particular member, the communication will be forwarded to a Board member to bring to the attention of the Board. The Company's Secretary will review all communications before forwarding them to the appropriate Board member.

EXECUTIVE AND DIRECTOR COMPENSATION

The following disclosure describes the material components of the compensation for the Company's principal executive officer and its next two highly compensated executive officers, who are referred to in this section as "Named Executive Officers," and the directors for the fiscal years ended February 28, 2022 and 2021. This section provides information in accordance with the scaled SEC disclosure rules available to "smaller reporting companies" and "emerging growth companies."

Executive Compensation

Overview

During the fiscal years ended February 28, 2022, and February 28, 2021, the Company's executive compensation program was administered by the Board and the Compensation Committee. The Compensation Committee was established, and its charter adopted on September 16, 2020. The Company's executive compensation program has the objective of attracting and retaining a qualified and cohesive group of executives, motivating team performance and the aligning of the interests of executives with the interests of shareholders through a package of compensation that is simple and easy to understand and implement. Compensation under the program was designed to achieve both current and longer-term goals of the Company and to optimize returns to shareholders. In addition, in order to further align the interests of executives with the interests of shareholders, the Company has implemented share ownership incentives through incentive stock options. The Company's overall compensation objectives are in line with its peer group of healthcare companies with opportunities to participate in equity.

In determining the total compensation of any member of senior management, the directors of the Company consider all elements of compensation in total rather than one element in isolation. The directors of the Company also examine the competitive positioning of total compensation and the mix of fixed, incentive and share-based compensation.

Base Salary

While there is no official set of benchmarks that the Company relies on and there is not a defined list of issuers that the Company uses as a benchmark, the Company makes itself aware of, and is cognizant of, how comparable issuers in its business compensate their executives. The base salary for each executive officer is reviewed and established near the end of the fiscal year. Base salaries are established taking into consideration the executive officer's personal performance and seniority, comparability within industry norms, and contribution to the Company's growth and profitability. The Company believes that a competitive base salary is an imperative element of any compensation program that is designed to attract talented and experienced executives.

Bonus Framework

At the discretion of the Board, and, if applicable, at the recommendation of management, executives are provided with annual cash incentive bonuses based on annual financial performance. Also at its discretion, the Board may tie annual cash bonuses to the achievement of other financial and non-financial goals. If the targets set are not met, the bonuses are not paid.

Group Benefits

The Company offers a group benefits plan, which includes medical benefits. The benefits plan is available to all full-time employees who choose to enroll, including officers of the Company.

Perquisites and Personal Benefits

While the Company reimburses its Named Executive Officers for expenses incurred in the course of performing their duties as executive officers of the Company, the Company did not provide any compensation that would be considered a perquisite or personal benefit to its Named Executive Officers.

Option-Based Awards

An important part of the Company's compensation program is to offer the opportunity and incentive for executives and staff to own common shares. The directors of the Company believe that ownership of the Company's shares will align the interests of executives and future staff with the interests of shareholders.

Incentive stock options are not granted on a regular schedule but rather as the compensation is reviewed by the directors of the Company from time to time. When reviewing incentive stock option grants, consideration is given to the total compensation package of the executives and staff and a weighting of appropriate incentives groupings at the senior, mid and junior levels of the staff, including past grants. At the time of any incentive stock option grant, consideration is also given to the available incentive stock option pool remaining for new positions being contemplated by the Company.

Incentive stock options are currently granted under the 2021 Amended and Restated Stock Option Plan, which was adopted on May 21, 2021 (the "2021 Option Plan"). Pursuant to the 2021 Option Plan, the Board may from time to time, in its discretion and in accordance with the TSXV requirements, grant to directors, officers and employees of the Company as well as "Management Company Employees" and "Consultants" (as such terms are defined in Policy 4.4 of the TSXV, as amended from time to time), non-transferable options to purchase common shares, provided that the number of common shares reserved for issuance will not exceed 8,935,509 common shares unless disinterested shareholder approval is obtained, exercisable for a period of up to ten (10) years from the date of the grant. The number of common shares reserved for issuance to any individual director or officer of the Company will not exceed 5% of the issued and outstanding common shares (2% in the case of optionees providing investor relations services to the Company) unless disinterested shareholder approval is obtained. Options granted pursuant to the 2021 Option Plan are non-assignable, except by means of a will or pursuant to the laws of descent and distribution.

The options may be exercised no later than one (1) year following the date the optionee ceases to be a director, officer or consultant of the Company, as determined by the Board at the time of each grant. However, if the employment of an employee or consultant is terminated for cause or as a result of an order of any regulatory body, no option held by such optionee may be exercised following the date upon which termination occurred.

Summary Compensation Table

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to smaller reporting companies. This section provides an overview of the compensation awarded to, earned by, or paid to each individual who served as a principal executive officer during fiscal years ended February 28, 2022 and 2021 and our next two most highly compensated executive officers in respect of their service to our company during fiscal year ended February 28, 2022 and 2021. We refer to these individuals as our named executive officers ("Named Executive Officers"). No other executive officer received total annual compensation during the fiscal year ended February 28, 2022 in excess of $100,000. Our Named Executive Officers for fiscal year ended February 28, 2022 and 2021 were:

•	Leslie Cross, Chairman of the Board of Directors since September 16, 2020 and Interim Chief Executive Officer from September 16, 2020 until July 18, 2022.
•	Melissa Polesky-Meyrowitz, our Chief Financial Officer since January 12, 2022.
•	Luke Faulstick, our Chief Operating Officer since September 8, 2020. Mr. Faulstick was appointed as Chief Executive Officer on July 18, 2022.

The following table presents the compensation awarded to, earned by or paid to each of our Named Executive Officers for the fiscal years ended February 28, 2022 and 2021.

Summary Compensation Table

Name and principal position	Year Ended February 28,	Salary ($)	Bonus ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total Compensation ($)
Leslie Cross Interim Chief Executive Officer and Chairman (2)	2022	101,237	-	792,275	-	38,095	931,607
	2021	3,840	--	--	--	88,000	91,840
Melissa Polesky-Meyrowitz Chief Financial Officer	2022	91,151	- -	195,000	-	3,270	289,421
	2021	N/A	N/A	N/A	N/A	N/A	N/A
Luke Faulstick Chief Operating Officer (3)	2022	250,586	-	656,964	-	22,772	930.322
	2021	N/A	N/A	N/A	N/A	N/A	N/A

_______________

Notes:

(1) The amounts reported in this column reflect aggregate grant date fair value computed in accordance with ASC Topic 718, Compensation-Stock Compensation, using the Black-Scholes options pricing model with the following assumptions: Risk free interest rate of 1.40%; Dividend yield of 0; Expected volatility of 115%; Option life of 10 years. These amounts reflect our calculation of the value of these awards at the grant date and do not necessarily correspond to the actual value that may ultimately be realized by the Named Executive Officer. For more detail on the assumptions used in the calculation of these amounts, see Note 9 to our consolidated financial statements for the fiscal years ended February 28, 2022 and February 28, 2021, which are included elsewhere in this registration statement.

(2) Mr. Cross has served as the Chairman of the Board since September 16, 2020, and was the Interim Chief Executive Officer from September 16, 2020 until July 18, 2022.

(3) Mr. Faulstick served as Chief Operating Officer from September 2021 until July 18, 2022, when he was appointed Chief Executive Officer of the Company.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding outstanding equity awards held by our Named Executive Officers as of as of February 28, 2022.

	Option-Based Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date
Leslie Cross	-	921,250	$0.86	June 1, 2026
Melissa Polesky-Meyrowitz	-	150,000	$0.65	December 6, 2026
	-	150,000	$0.65	January 12, 2027
Luke Faulstick	-	663,300	$0.99	June 1, 2026

Pension Plan Benefits

The Company has not implemented a pension plan.

Termination and Change of Control Benefits

As at February 28, 2022, the Company had not entered into any contract, agreement, plan or arrangement that provides for payments to a Named Executive Officer at, following or in connection with any termination (whether voluntary, involuntary or constructive), resignation, retirement, a change in control of the Company or a change in a Named Executive Officer's responsibilities.

The Company entered into an employment letter with Luke Faulstick on September 8, 2020, to serve as Chief Operating Officer of the Company. Mr. Faulstick also entered into an employment agreement with the Company on September 8, 2020. The employment letter and the employment agreement provide that Mr. Faulstick is entitled to receive an annual salary of $250,586 (US $200,000) from SDP, conditioned on his continued employment with SDP and certain other conditions set forth in the employment agreement.

The Company entered into an employment agreement with Melissa Polesky-Meyrowitz on January 12, 2022, to serve as Chief Financial Officer of the Company. The employment agreement provides that Ms. Polesky-Meyrowitz is entitled to receive an annual salary of $218,009 (US $174,000) and was granted stock options to acquire 150,000 common shares under our 2021 Option Plan at an exercise price of $0.65 per share. The options will be subject to a TSX Venture Exchange 4 month hold and will expire five years from the date of issuance, subject to certain other conditions set forth in the employment agreement.

Option Based Awards

The Company has granted the following option-based awards to its Named Executive Officers and/or directors:

•
On June 8, 2021, the Company granted 921,250 options to purchase common shares to Leslie Cross following his appointment as interim Chief Executive Officer and Chairman of the Board. The Company also granted 663,300 options to purchase common shares to Luke Faulstick following his appointment as the Chief Operating Officer of the Company. Additionally, the Company granted 751,740 options to purchase common shares to two directors of the board (Kyle Wilks and Dr. Ken Kashkin), and to one former director of the board (Jane Kiernan).

•
On December 6, 2021, the Company issued 150,000 options to purchase common shares to Melissa Polesky-Meyrowitz as agreed upon in her employment agreement. Ms. Polesky-Meyrowitz was not a named executive officer at this time. Additionally, the Company granted 250,000 options to purchase common shares to Kyle Wilks, a director of the Company.

•	On January 12, 2022, the Company issued 150,000 options to purchase common shares to Melissa Polesky-Meyrowitz following her appointment as Chief Financial Officer of the Company.

The Company may decide to grant additional option-based awards to its officers and directors in the future. Details of such grants will be announced by the Company in the event such a determination is made.

Termination of Employment, Change in Responsibilities and Employment Contracts

Except as set forth in this prospectus, the Company does not expect to have any employment or consulting agreements with any Named Executive Officers. Mr. Faulstick's employment agreement with the Company provides that, in the event Mr. Faulstick is terminated without "cause," he will be entitled to a termination payment in the amount of $93,970 (US $75,000).

Director Compensation

The Company may compensate directors by paying fees for their services; however, the amounts of such fees are determined at the discretion of the Board of the Company on a case-by-case basis based on the nature of the work and the time required. The Company typically compensates directors for services rendered by granting stock options to purchase the Company's common shares. The following table sets forth all compensation provided to each of the directors of the Company (other than the Named Executive Officers, whose disclosure with respect to compensation is set forth above) for the fiscal year ended February 28, 2022:

Name	Fees earned or paid in cash ($)	Share- based awards ($)	Option-based awards(1) ($)	Non-equity incentive plan compensation ($)	All other compensation ($)	Total ($)
Jane Kiernan(2)	-	-	196,484	-	6,294	202,778
Ken Kashkin(3)	-	-	196,484	-	-	196,484
Kyle Wilks(4)	17,541	-	763,528	-	-	781,069

_______________________

Notes:

(1) Calculated at the date of the grant using the Black-Scholes options pricing model with the following assumptions: Risk free interest rate of 1.40%; Dividend yield of zero; Expected volatility of 115%; Option life of 5 years.

(2) Ms. Kiernan was appointed as a director of the Company on September 16, 2020 and retired effective January 31, 2022.

(3) Mr. Kashkin was appointed as a director of the Company on September 16, 2020.

(4) Mr. Wilks was appointed as a director of the Company on September 16, 2020.

Pension Plan Benefits for Directors

The Company does have a pension plan, defined benefit plan, defined contribution plan or deferred compensation plan that provides for payments or benefits to the directors, other than Named Executive Officers, at, following, or in connection with retirement.

Incentive Stock Options

The following incentive stock options are outstanding as of August 1, 2022:

Group / Other Optionee	Expiration Date	Number of Options	Exercise Price
Jaime Gerber	09/23/2024	28,155	$0.19
Luke Faulstick	6/1/2026	663,300	$0.99
	4/13/2027	236,700	$0.78
Leslie Cross	6/1/2026	921,250	$0.86
Ken Kashkin	6/1/2026	228,470	$0.86
Kyle Wilks	6/1/2026	294,800	$0.68
	7/7/2026	250,000	$1.39
	12/6/2026	250,000	$0.65
Melissa Polesky-Meyrowitz	12/6/2026	150,000	$0.65
	1/12/2027	150,000	$0.65
Rick Greenwald	12/6/2026	82,875	$0.65
Jeffrey Chu	12/6/2026	82,875	$0.65
Employees	5/28/2025	73,700	$0.27
	8/18/2030	73,700	$0.19
	6/1/2026	225,000	$0.86
	7/7/2026	150,000	$1.39
	12/6/2026	583,950	$0.65
	3/9/2027	240,000	$0.54
	4/26/2027	350,000	$0.90
	7/18/2027	158,650	$0.79
Consultants	03/28/2024	5,103	$2.12
	7/18/2027	150,000	$0.79
TOTAL		5,348,528

-----------------------

There are no assurances that the incentive stock options described above will be exercised in whole or in part. There are no options outstanding or being granted to insiders other than as detailed above.

Stock Option Plan

On May 21, 2021, the Company adopted the 2021 Amended and Restated Stock Option Plan (the "2021 Option Plan"), which amended and restated its 2015 Stock Option Plan to change from a rolling stock option plan to a fixed stock option plan, and fixed the number of common shares issuable under the plan at 47,175,923, and amending the plan to include provisions relating to the grant of options to a person who is a citizen or resident of the United States, in accordance with the requirements of Section 409A of the United States Internal Revenue Code of 1986, as amended.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Other than as disclosed below, during the last two fiscal years, other than employment and executive and director compensation matters described under "Executive Compensation" and "Director Compensation" and the transactions described below, there have been no related party transactions.

Share Exchange

In May 2021, Roger Greene, our former Chief Executive Officer and a former director on our Board, and Michael Dalsin, our former interim Chief Financial Officer and a former director on our Board, each of whom is currently a consultant of the Company, entered into respective Share Exchange Agreements with us pursuant to which the Company's common shares held by Mr. Greene and Mr. Dalsin, respectively, were exchanged for 500,000 Class A Shares and 1,018,000 Class A Shares, respectively.

Employee Relationship to Former Interim Chief Executive Officer and Director

The son of Leslie Cross, our Chairman of the Board and former Interim Chief Executive Officer, is employed by the Company's wholly owned subsidiary, Inspira Financial Company, in a non-executive officer position and received total compensation for the fiscal year ended February 28, 2021, and 2022 of US$113,140.80 and US$292,264.55, respectively. In addition to cash compensation, Mr. Cross received option rewards for the fiscal year ended February 28, 2021, and 2022 of $34,000 and $192,375, respectively. He has also been provided with all the same wellness benefits as all employees in the Company.  His compensation was established by the Company in accordance with its compensation practices applicable to employees with comparable qualifications and responsibilities and holding similar positions and without the involvement of Leslie Cross.

Conflicts of Interest

There are potential conflicts of interest to which our directors and executive officers may be subject in connection with the operations of the Company. In particular, certain of the directors and executive officers may be involved in managerial or director positions with issuers or businesses whose operations may, from time to time, be in direct competition with those of the Company or with entities which may, from time to time, provide financing to, or make equity investments in, competitors of the Company.

Conflicts, if any, will be subject to the procedures and remedies available under the BCBCA. The BCBCA provides that in the event that a director has an interest in a contract or proposed contract or agreement, the director shall disclose his interest in such contract or agreement and shall refrain from voting on any matter in respect of such contract or agreement unless otherwise provided by the BCBCA.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth information as of August 10, 2022, as to (i) the security and percentage ownership of each of our executive officers and directors and of all of our officers and directors as a group, and (ii) each person or group who is known to us to be the beneficial owner of more than 5% of our outstanding voting securities. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each shareholder identified in the table possesses sole voting and investment power over all common shares shown as beneficially owned by the shareholder. Common shares that are currently exercisable or convertible within 60 days of August 10, 2022 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage beneficial ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the address for each shareholder is c/o Salona Global Medical Device Corporation, 3330 Caminito Daniella, Del Mar, California, 92014.

Name and Address of Beneficial Owner	Number of common shares	Percent
Directors, Executive Officers:
Leslie Cross, Chairman of the Board (1)	2,015,035	3.72%
Luke Faulstick, Chief Executive Officer (2)	9,088,855	14.68%
Melissa Polesky-Meyrowitz, CPA, Chief Financial Officer	-	-
Ken Kashkin, MD, Director (3)	131,538	*
Kyle Wilks, Director (4)	315,666	*

All Directors and Executive Officers as a Group ( Individuals)	11,551,094	18.29%

Five Percent Holders:
Michael Dalsin (5) 2302 Kenilworth Avenue Los Angeles, CA 90039	5,347,227	9.92%
Roger Greene (6) 13201 SE 91st Street Newcastle, WA 98059	4,955,746	9.22%
GundyCo. TR MMCAP International Inc. SPC 199 Bay Street Toronto, ON M5L 1G9	3,635,000	6.84%

__________________

* Represents beneficial ownership of less than 1%.

(1) Includes 1,048,056 common shares, 307,083 common shares issuable upon the exercise of incentive stock options, 39,342 common shares issuable upon the exercise of share purchase warrants, and 620,554 common shares issuable upon the conversion of 620,554 Class A Shares issuable upon the exchange of 84,200 shares of Brattle Acquisition I Corp.

(2) Includes 347,659 common shares, 221,000 common shares issuable upon the exercise of incentive stock options, 57,943 common shares issuable upon the exercise of share purchase warrants, and 8,462,153 common shares issuable upon the conversion of 8,462,153 Class A Shares issuable upon the exchange of 1,148,189 shares of Brattle Acquisition I Corp. (through his 50% ownership of GAP Partners, Inc.).

(3) Includes 47,470 common shares, 76,157 common shares issuable upon the exercise of incentive stock options, and 7,911 common shares issuable upon the exercise of share purchase warrants.

(4) Includes 114,914 common shares, 181,600 common shares issuable upon the exercise of incentive stock options, and 19,152 common shares issuable upon the exercise of share purchase warrants.

(5) Includes 755,425 common shares issuable upon the conversion of Class A Shares issued in May 2021 for services rendered in connection with the closing of the Company's acquisition of SDP in May 2021, which are convertible on a one-for-one basis into common shares.

(6) Includes 600,000 common shares issuable upon the conversion of Class A Shares issued in May 2021 for services rendered in connection with the closing of the Company's acquisition of SDP in May 2021, which are convertible on a one-for-one basis into common shares.

DESCRIPTION OF CAPITAL STOCK

General

As of August 10, 2022, we had 53,426,053 common shares outstanding held by approximately 44 shareholders of record and 1,355,425 Class A Shares outstanding held by approximately two shareholders of record.  There is no limit on the number of authorized common shares and Class A Shares.

The following summary describes all material provisions of our capital stock. We urge you to read our certificate of incorporation and our bylaws.

Common Shares

The holders of the common shares are entitled to receive notice of and to attend and vote at all meetings of the shareholders of the Company and each common share shall confer the right to one vote in person or by proxy at all meetings of the shareholders of the Company. The holders of common shares shall be entitled, subject to the prior rights, if any, of any other class of shares of the Company, to receive such dividends payable in cash or property of the Company as may be declared thereon by the directors from time to time. The directors may declare no dividend payable in cash or property on the common shares unless the directors simultaneously declare a dividend payable in cash or property on the Class A Shares, in an amount per Class A Share equal to the amount of the dividend declared per common share. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of common shares are entitled to receive, subject to the prior rights, if any, of the holders of any other class of shares of the Company, the remaining property and assets of the Company pari passu with the holders of Class A Shares, with the amount of such distribution per common share equal to the amount of such distribution per Class A Share.

Class A Shares

The Class A Shares have the same rights and privileges as the common shares with the following exceptions:

• they are non-voting; and

• the holders are not entitled to notice of or attend shareholder meetings unless it is for the purpose of voting on dissolution or the sale of all or substantially all of the Company's assets.

The Class A Shares are convertible into common shares on a one for one basis, provided, however that they are not convertible to the extent that it would result in a holder holding more than 9.9% of the common shares.

Dividends may be declared by the Board of Directors on the Class A Shares but only if dividends are simultaneously declared on the common shares. Upon dissolution of the Company, the holders of the Class A Shares are entitled to receive the property and assets of the Company on a pari passu basis with the holders of common shares

Warrants

As of August 1, 2022, an aggregate of 11,277,556 common shares are issuable upon the exercise of outstanding warrants at a weighted average exercise price of $0.80 per unit. Warrants expire between one year and three years.

In connection with the Private Offering which closed on February 15, 2022, we sold 7,749,000 Units, each unit consisting of one common share, and one warrant to purchase one common share, for an aggregate of 7,749,000 common shares and Warrants to purchase an aggregate of 7,749,000 common shares. The Warrants are exercisable immediately, have an exercise price of $0.70 per share, and expire three years from the date of issuance.

Stock Options

As of August 1, 2022, an aggregate of 5,348,528 common shares are issuable upon the exercise of outstanding incentive stock options, at a weighted-average exercise price of $0.82 per share.

In connection with the Private Offering which closed on February 15, 2022, we issued Compensation Options to purchase an aggregate of 542,431 common shares to the Underwriters. The Compensation Options are exercisable immediately, have an exercise price of $0.55 per share, and expire three years from the date of issuance.

Dividend Rights

We have never declared or paid cash dividends on our capital stock. We intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business, and we do not anticipate declaring or paying any cash dividends in the foreseeable future. Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects, and other factors our board of directors may deem relevant. All of our common shares will be entitled to an equal share in any dividends declared and paid. Our future ability to pay cash dividends on our common shares may be limited by any future debt instruments or preferred securities. Accordingly, you may need to sell your common shares to realize a return on your investment and you may not be able to sell your shares at or above the price you paid for them.

Registration Rights

In connection with the closing of the Private Offering, we entered into a Registration Rights Agreement with the purchasers and the Underwriters providing for the filing of the Registration Statement) with the U.S. Securities and Exchange Commission registering the resale of the Shares, the Warrant Shares, and the Option Shares. The Securities are subject to resale restrictions in Canada for a period of 4 months after February 15, 2022 and to statutory resale restrictions under the Securities Act.  Under the Registration Rights Agreement, we were obligated to file the Registration Statement no later than April 1, 2022 (45 days after February 15, 2022) and to use commercially reasonable efforts to cause the Registration Statement to be declared effective no later than 180 days after February 15, 2022, or August 14, 2022.  As a result of the Company’s delay in filing the Registration Statement, as of August 10, 2022, we are obligated to pay liquidated damages to the purchasers and the Underwriters in an aggregate amount of approximately $71.743 or 102,490 common shares based on the closing price of our common shares on August 9, 2022.  If we fail to cause the Registration Statement to be declared effective by August 14, 2022, we will be obligated to pay additional liquidated damages to the purchasers and the Underwriters. If paid in the form of common shares, the number of common shares to be issued will be calculated based on the closing price of the common shares on the date the liquidated damages payment is demanded, subject to a cap of 984,504 common shares.

Transfer Agent

The transfer agent and registrar of the common shares is Computershare Trust Company of Canada, 3rd Floor, 510 Burrard Street, Vancouver, British Columbia V6C 3B9.

SHARES ELIGIBLE FOR FUTURE SALE

Following the completion of this offering, based on the number of our common shares outstanding as of August 10, 2022, a total of 63,585,103 common shares will be outstanding.  All of these common shares will be eligible for sale in the public market without restriction under the Securities Act, except that any of our common shares covered by this prospectus purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, would only be able to be sold in compliance with the conditions of Rule 144 described below.

Our remaining common shares not covered by this prospectus will be deemed "restricted securities," as that term is defined in Rule 144 under the Securities Act. These restricted securities will be eligible for sale in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below.

Rule 144

In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Exchange Act for at least 90 days, a person (or persons whose common shares are required to be aggregated) who is not deemed to have been one of our "affiliates" for purposes of Rule 144 at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, including the holding period of any prior owner other than one of our "affiliates," is entitled to sell those shares in the public market (subject to the lock-up agreement referred to below, if applicable) without complying with the manner of sale, volume limitations or notice provisions of Rule 144, but subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than "affiliates," then such person is entitled to sell such shares in the public market without complying with any of the requirements of Rule 144 (subject to the lock-up agreement referred to below, if applicable). In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Exchange Act for at least 90 days, our "affiliates," as defined in Rule 144, who have beneficially owned the common shares proposed to be sold for at least six months are entitled to sell in the public market, upon expiration of any applicable lock-up agreements and within any three-month period, a number of those common shares that do not exceed the greater of:

• 1% of the number of shares of our capital stock then outstanding; or

• the average weekly trading volume of our common shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales of our common shares made in reliance upon Rule 144 by a shareholder who is deemed to have been one of our affiliates at any time during the preceding 90 days are also subject to the current public information, manner of sale and notice conditions of Rule 144.

Rule 701

Rule 701 generally provides that, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, (i) a shareholder who purchased our common shares pursuant to a written compensatory benefit plan or contract and who is not deemed to have been one of our affiliates at any time during the preceding 90 days may sell such shares in reliance upon Rule 144 without complying with the current public information or holding period conditions of Rule 144 and (ii) a shareholder who purchased our common shares pursuant to a written compensatory benefit plan or contract and who is deemed to have been one of our affiliates during the preceding 90 days may sell such shares under Rule 144 without complying with the holding period condition of Rule 144.

Equity Incentive Plan

We filed a registration statement on Form S-8 under the Securities Act on July 19, 2021 to register the offer and sale of all common shares subject to outstanding stock options, and common shares issued or issuable under our 2021 Option Plan, permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market subject to compliance with the resale provisions of Rule 144 and any lock up agreements entered into in connection with this offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of certain material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership and disposition of the common shares acquired pursuant to this prospectus.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder as a result of the acquisition of common shares pursuant to this offering. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including specific tax consequences to a U.S. Holder under an applicable tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any particular U.S. Holder. This summary does not address the U.S. federal net investment income, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences to U.S. Holders of the acquisition, ownership, and disposition of common shares. In addition, except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Each U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. federal net investment income, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of common shares.

No opinion from legal counsel or ruling from the Internal Revenue Service (the "IRS") has been requested, or will be obtained, regarding the U.S. federal income tax considerations applicable to U.S. Holders as discussed in this summary. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

Scope of this Summary

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (whether final, temporary, or proposed) promulgated under the Code, published rulings of the IRS, published administrative positions of the IRS, and U.S. court decisions, that are in effect and available as of the date of this document. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied retroactively. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

For purposes of this summary, the term "U.S. Holder" means a beneficial owner of common shares acquired pursuant to this prospectus that is for U.S. federal income tax purposes:

• a citizen or individual resident of the United States;

• a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

• an estate whose income is subject to U.S. federal income taxation regardless of its source; or

• a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including U.S. Holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) are brokers or dealers in securities or currencies or U.S. Holders that are traders in securities that elect to apply a mark-to-market accounting method; (d) have a "functional currency" other than the U.S. dollar; (e) own common shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other integrated transaction; (f) acquired common shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) hold common shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); (h) are partnerships and other pass-through entities (and investors in such partnerships and entities); (i) are subject to special tax accounting rules with respect to common shares; (j) own, have owned or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power or value of our outstanding shares; (k) are U.S. expatriates or former long-term residents of the U.S.; or (l) are subject to taxing jurisdictions other than, or in addition to, the U.S. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal, U.S. federal net investment income, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of common shares.

If an entity or arrangement that is classified as a partnership (or other pass-through entity) for U.S. federal income tax purposes holds common shares, the U.S. federal income tax consequences to such entity or arrangement and the owners of such entity or arrangement generally will depend on the activities of such entity or arrangement and the status of such partners (or other owners). This summary does not address the tax consequences to any such entity or arrangement or partner (or other owner). Partners (or other owners) of entities or arrangements that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisor regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of common shares.

General Rules Applicable to U.S. Federal Income Tax Consequences of the Acquisition, Ownership, and Disposition of Common Shares

The following discussion describes the general rules applicable to the ownership and disposition of the common shares but is subject in its entirety to the special rules described below under the heading "Passive Foreign Investment Company Rules."

Distributions on Common Shares

A U.S. Holder that receives a distribution, including a constructive distribution, with respect to a common share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of our current and accumulated "earnings and profits," as computed under U.S. federal income tax principles. To the extent that a distribution exceeds our current and accumulated "earnings and profits," such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder's tax basis in the common shares and thereafter as gain from the sale or exchange of such common shares (see "Sale or Other Taxable Disposition of Common Shares" below). However, we may not maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder may be required to assume that any distribution by us with respect to the common shares will constitute ordinary dividend income. Dividends received on common shares generally will not be eligible for the "dividends received deduction" generally applicable to corporations. Subject to applicable limitations and provided we are eligible for the benefits of the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended, or the common shares are readily tradable on a United States securities market, dividends paid by us to non-corporate U.S. Holders, including individuals, generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that we are not classified as a PFIC in the tax year of distribution or in the preceding tax year. The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of Common Shares

Upon the sale or other taxable disposition of common shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder's tax basis in such common shares sold or otherwise disposed of. Gain or loss recognized on such sale or other taxable disposition generally will be long-term capital gain or loss if, at the time of the sale or other taxable disposition, the common shares have been held for more than one year. Preferential tax rates may apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Passive Foreign Investment Company Rules

If we were to constitute a "passive foreign investment company" ("PFIC") for any year during a U.S. Holder's holding period, then certain potentially adverse rules would affect the U.S. federal income tax consequences to a U.S. Holder resulting from the acquisition, ownership and disposition of common shares. Based on current business plans and financial expectations, we expect that we should not be a PFIC for the current tax year and expect that we should not be a PFIC for the foreseeable future. No opinion of legal counsel or ruling from the IRS concerning the our status as a PFIC has been obtained or is currently planned to be requested. However, PFIC classification is fundamentally factual in nature, generally cannot be determined until the close of the tax year in question, and is determined annually. Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. Consequently, there can be no assurance that we have never been and will not become a PFIC for any tax year during which U.S. Holders hold common shares.

In any year in which we are classified as a PFIC, a U.S. Holder will be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require. In addition to penalties, a failure to satisfy such reporting requirements may result in an extension of the time period during which the IRS can assess a tax. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621 annually.

We generally will be a PFIC if, after the application of certain "look-through" rules with respect to subsidiaries in which we hold at least 25% of the value of such subsidiary, for a tax year, (a) 75% or more of our gross income for such tax year is passive income (the "income test") or (b) 50% or more of the value of our assets either produce passive income or are held for the production of passive income (the "asset test"), based on the quarterly average of the fair market value of such assets. "Gross income" generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and "passive income" generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

If we were a PFIC in any tax year during which a U.S. Holder held common shares, such holder generally would be subject to special rules with respect to "excess distributions" made by us on the common shares and with respect to gain from the disposition of common shares. An "excess distribution" generally is defined as the excess of distributions with respect to the common shares received by a U.S. Holder in any tax year over 125% of the average annual distributions such U.S. Holder has received from us during the shorter of the three preceding tax years, or such U.S. Holder's holding period for the common shares. Generally, a U.S. Holder would be required to allocate any excess distribution or gain from the disposition of the common shares ratably over its holding period for the common shares. Such amounts allocated to the year of the disposition or excess distribution would be taxed as ordinary income, and amounts allocated to prior tax years would be taxed as ordinary income at the highest tax rate in effect for each such year and an interest charge at a rate applicable to underpayments of tax would apply.

While there are U.S. federal income tax elections that sometimes can be made to mitigate these adverse tax consequences (including the "QEF Election" under Section 1295 of the Code and the "Mark-to-Market Election" under Section 1296 of the Code), such elections are available in limited circumstances and must be made in a timely manner.

U.S. Holders should be aware that, for each tax year, if any, that we are a PFIC, we can provide no assurances that we will satisfy the record keeping requirements or make available to U.S. Holders the information such U.S. Holders require to make a QEF Election with respect to us or any subsidiary that also is classified as a PFIC.

Certain additional adverse rules may apply with respect to a U.S. Holder if we are a PFIC, regardless of whether the U.S. Holder makes a QEF Election. These rules include special rules that apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC. Subject to these special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit. U.S. Holders should consult their own tax advisors regarding the potential application of the PFIC rules to the ownership and disposition of common shares, and the availability of certain U.S. tax elections under the PFIC rules.

Additional Tax Considerations

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency or on the sale, exchange or other taxable disposition of common shares generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). If the foreign currency received is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a tax basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who receives payment in foreign currency and engages in a subsequent conversion or other disposition of the foreign currency may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method of tax accounting. Each U.S. Holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the PFIC rules discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the common shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder's U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder's income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid or accrued (whether directly or through withholding) by a U.S. Holder during a year. The foreign tax credit rules are complex and involve the application of rules that depend on a U.S. Holder's particular circumstances. Accordingly, each U.S. Holder should consult its own tax advisor regarding the foreign tax credit rules.

Information Reporting; Backup Withholding Tax

Under U.S. federal income tax laws certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person. U. S. Holders may be subject to these reporting requirements unless their common shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult their own tax advisors regarding the requirements of filing information returns, including the requirement to file IRS Form 8938.

Payments made within the U.S., or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of the common shares generally may be subject to information reporting and backup withholding tax, currently at the rate of 24%, if a U.S. Holder (a) fails to furnish its correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that it has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, certain exempt persons, such as U.S. Holders that are corporations, generally are excluded from these information reporting and backup withholding tax rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder's U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.

The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax and, under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisors regarding the information reporting and backup withholding rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF COMMON SHARES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR OWN PARTICULAR CIRCUMSTANCES.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES

The following is, as of the date hereof, a general summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the "Tax Act") and the regulations thereunder (the "Regulations") generally applicable to a beneficial holder of our common shares acquired pursuant to this prospectus, who, at all relevant times, for the purposes of the Tax Act, deals at arm's length with the Company, is not affiliated with the Company, and will acquire and hold such common shares as capital property (each, a "Holder"), all within the meaning of the Tax Act. Common shares will generally be considered to be capital property to a Holder unless the Holder holds or uses the common shares or is deemed to hold or use the common shares in the course of carrying on a business of trading or dealing in securities or has acquired them or deemed to have acquired them in a transaction or transactions considered to be an adventure or concern in the nature of trade.

This summary does not apply to a Holder (a) that is a "financial institution" for purposes of the "mark-to-market property" rules in the Tax Act, (b) an interest in which is or would constitute a "tax shelter investment" (as defined in the Tax Act), (c) that is a "specified financial institution" (as defined in the Tax Act), (d) that reports its "Canadian tax results" for purposes of the Tax Act in a currency other than Canadian currency, (e) that is exempt from tax under the Tax Act, (f) that has entered into, or will enter into, a "synthetic disposition arrangement" or a "derivative forward agreement" (as those terms are defined in the Tax Act) with respect to the common shares, or (g) that is a corporation resident in Canada that is, or becomes, controlled by a non-resident person, or a group of persons comprising any combination of non-resident corporations, non-resident individuals or non-resident trusts that do not deal with each other at arm's length, for the purposes of the "foreign affiliate dumping" rules in section 212.3 of the Tax Act. Any such Holders should consult their own tax advisors to determine the particular Canadian federal income tax consequences to them of acquiring common shares pursuant to this prospectus.

This summary does not address the deductibility of interest by a Holder who has borrowed money or otherwise incurred debt in connection with the acquisition of common shares.

This summary is based upon the current provisions of the Tax Act and the Regulations in force as of the date hereof, specific proposals to amend the Tax Act and the Regulations (the "Tax Proposals") which have been announced by or on behalf the Minister of Finance (Canada) prior to the date hereof, the current provisions of the Canada-United States Tax Convention (1980) (the "Canada-U.S. Tax Convention"), and counsel's understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (the "CRA"). This summary assumes that the Tax Proposals will be enacted in the form proposed and does not take into account or anticipate any other changes in law, whether by way of judicial, legislative or governmental decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations discussed herein. No assurances can be given that the Tax Proposals will be enacted as proposed or at all, or that legislative, judicial or administrative changes will not modify or change the statements expressed herein.

This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to an investment in common shares. This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or income tax advice to any particular Holder. Holders should consult their own income tax advisors with respect to the tax consequences applicable to them based on their own particular circumstances.

Residents of Canada

This portion of the summary is generally applicable to a Holder who, for the purposes of the Tax Act, is resident or deemed to be resident in Canada at all relevant times (a "Resident Holder"). Certain Resident Holders whose common shares might not otherwise qualify as capital property may be entitled to make an irrevocable election pursuant to subsection 39(4) of the Tax Act to have the common shares, and every other "Canadian security" (as defined by the Tax Act) owned by such Resident Holder in the taxation year of the election and in all subsequent taxation years, deemed to be capital property. Resident Holders should consult their own tax advisors for advice as to whether an election under subsection 39(4) of the Tax Act is available or advisable in their particular circumstances.

Taxation of Dividends

Dividends received or deemed to be received on the common shares will be included in computing a Resident Holder's income. In the case of a Resident Holder who is an individual (including certain trusts), dividends (including deemed dividends) received on the common shares will be included in the Resident Holder's income and be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received by an individual from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit for "eligible dividends" properly designated as such by the Company. There may be limitations on the Company's ability to designate dividends as "eligible dividends".

In the case of a Resident Holder that is a corporation, dividends (including deemed dividends) received on the common shares will be included in the Resident Holder's income and will normally be deductible in computing such Resident Holder's taxable income. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received by a Resident Holder that is a corporation as proceeds of disposition or a capital gain. Resident Holders that are corporations should consult their own tax advisors having regard to their own circumstances.

A Resident Holder that is a "private corporation" or "subject corporation" (as those terms are defined in the Tax Act) may be liable to pay a refundable tax under Part IV of the Tax Act on dividends received or deemed to be received on the common shares to the extent that such dividends are deductible in computing the Resident Holder's taxable income for the year.

Dividends received by a Resident Holder who is an individual (including certain trusts) may result in such Resident Holder being liable for alternative minimum tax under the Tax Act. Resident Holders who are individuals should consult their own tax advisors in this regard.

Disposition of Common Shares

A Resident Holder who disposes of, or is deemed to have disposed of, a common share (other than to the Company, unless purchased by the Company in the open market in the manner in which shares are normally purchased by any member of the public in the open market) will realize a capital gain (or incur a capital loss) equal to the amount by which the proceeds of disposition in respect of the common share exceed (or are exceeded by) the aggregate of the adjusted cost base to the Resident Holder of such common share immediately before the disposition or deemed disposition and any reasonable expenses incurred for the purpose of making the disposition. The adjusted cost base to a Resident Holder of a common share will be determined by averaging the cost of that common share with the adjusted cost base of all other common shares held as capital property at that time by the Resident Holder. The tax treatment of capital gains and capital losses is discussed in greater detail below under the subheading "Residents of Canada - Taxation of Capital Gains and Capital Losses".

Taxation of Capital Gains and Capital Losses

Generally, one-half of any capital gain (a "taxable capital gain") realized by a Resident Holder must be included in the Resident Holder's income for the taxation year in which the disposition occurs. Subject to and in accordance with the provisions of the Tax Act, one-half of any capital loss incurred by a Resident Holder (an "allowable capital loss") must be deducted from taxable capital gains realized by the Resident Holder in the taxation year in which the disposition occurs. Allowable capital losses in excess of taxable capital gains for the taxation year of disposition generally may be carried back and deducted in the three preceding taxation years or carried forward and deducted in any subsequent year against net taxable capital gains realized in such years, in the circumstances and to the extent provided in the Tax Act.

A capital loss realized on the disposition of a common share by a Resident Holder that is a corporation may in certain circumstances be reduced by the amount of dividends which have been previously received or deemed to have been received by the Resident Holder on the common share. Similar rules may apply where a corporation is, directly or indirectly through a trust or partnership, a member of a partnership or a beneficiary of a trust that owns common shares. Resident Holders to whom these rules may be relevant are urged to consult their own tax advisors.

A Resident Holder that is throughout the relevant taxation year a "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional refundable tax on its "aggregate investment income" (as defined in the Tax Act) for the year, which is defined to include an amount in respect of taxable capital gains.

Capital gains realized by a Resident Holder who is an individual (including certain trusts) may result in such Resident Holder being liable for alternative minimum tax under the Tax Act. Resident Holders who are individuals should consult their own tax advisors in this regard.

Non-Residents of Canada

The following portion of this summary is generally applicable to a Holder who, for purposes of the Tax Act and at all relevant times, (a) is neither resident nor deemed to be resident in Canada, (b) does not use or hold, and will not be deemed to use or hold, common shares in a business carried on in Canada, and (c) is not a "foreign affiliate" (as defined in the Tax Act) of a taxpayer resident in Canada (a "Non-Resident Holder"). The term "U.S. Holder", for the purposes of this summary, means a Non-Resident Holder who, for purposes of the Canada-U.S. Tax Convention, is at all relevant times a resident of the United States and is a "qualifying person" within the meaning of the Canada-U.S. Tax Convention.

Special considerations, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer that carries on an insurance business in Canada and elsewhere or an "authorized foreign bank" (as defined in the Tax Act). Such Non-Resident Holders should consult their own advisors.

Taxation of Dividends

Dividends paid or credited, or deemed to be paid or credited, to a Non-Resident Holder on the common shares will be subject to Canadian withholding tax under the Tax Act at the rate of 25% of the gross amount of the dividend, unless such rate is reduced by the terms of an applicable income tax treaty or convention. Such rate is generally reduced under the Canada-U.S. Tax Convention to 15% of the gross amount of the dividend if the beneficial owner of such dividend is a U.S. Holder. The rate of withholding tax is further reduced to 5% if the beneficial owner of such dividend is a U.S. Holder that is a company that owns, directly or indirectly, at least 10% of the voting stock of the Company.

The Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting (the “MLI”), of which Canada is a signatory, affects many of Canada’s bilateral tax treaties, including the ability to claim benefits thereunder. Affected Non-Resident Holders should consult their own tax advisors in this regard.

Disposition of Common Shares

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Holder on a disposition of common shares, unless the common shares constitute "taxable Canadian property" (as defined in the Tax Act) of the Non-Resident Holder at the time of the disposition and are not "treaty-protected property" (as defined in the Tax Act) of the Non-Resident Holder at the time of the disposition.

Provided the common shares are listed on a "designated stock exchange" (as defined in the Tax Act) (which currently includes the TSXV) at the time of the disposition, the common shares will not constitute taxable Canadian property of a Non-Resident Holder at that time, unless at any time during the 60-month period immediately preceding the disposition the following two conditions are met concurrently: (a) the Non-Resident Holder, persons with whom the Non-Resident Holder does not deal at arm's length, partnerships whose members include, either directly or indirectly through one or more partnerships, the Non-Resident Holder or persons who do not deal at arm's length with the Non-Resident Holder, or any combination of them, owned 25% or more of the issued shares of any class or series of shares of the capital stock of the Company; and (b) more than 50% of the fair market value of the common shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, "Canadian resource properties" (as defined in the Tax Act), "timber resource properties" (as defined in the Tax Act), and options in respect of or interests in, or for civil law rights in, any such property (whether or not such property exists).

Notwithstanding the foregoing, a common share may otherwise be deemed to be taxable Canadian property to a Non-Resident Holder for purposes of the Tax Act in particular circumstances.

The common shares of a U.S. Holder will generally constitute "treaty-protected property" for purposes of the Tax Act, unless the value of the common shares is derived principally from real property situated in Canada. For this purpose, "real property" has the meaning that term has under the taxation laws of Canada and includes any option or similar right in respect thereof and usufruct of real property, rights to explore for or to exploit mineral deposits, sources and other natural resources and rights to amounts computed by reference to the amount or value of production from such resources.

If common shares are taxable Canadian property (or deemed to be taxable Canadian property) of a Non-Resident Holder and are not treaty-protected property of the Non-Resident Holder at the time of their disposition, the consequences above under "Residents of Canada - Disposition of Common Shares" and "Residents of Canada - Taxation of Capital Gains and Capital Losses" will generally apply.

NON-RESIDENT HOLDERS WHOSE COMMON SHARES ARE TAXABLE CANADIAN PROPERTY SHOULD CONSULT THEIR OWN ADVISORS.

LEGAL MATTERS

The validity of the securities covered by this prospectus will be passed upon for us by DLA Piper (Canada) LLP.

EXPERTS

The consolidated financial statements included in this prospectus and in the registration statement for the fiscal years ended February 28, 2022 and 2021 have been audited by SRCO Professional Corporation, an independent registered public accounting firm, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC this registration statement on Form S-1 under the Securities Act with respect to the common shares being offered by this prospectus. This prospectus, which constitutes a part of this registration statement, does not contain all of the information in this registration statement and its exhibits. For further information with respect to us and the common shares offered by this prospectus, you should refer to this registration statement and the exhibits filed as part of that document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to this registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including this registration statement, over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We also maintain a website at www.salonaglobal.com, through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

In addition, the Canadian Securities Administrators maintains the System for Electronic Document Analysis and Retrieval, or "SEDAR," website at www.sedar.com that contains reports, proxy and information statements and other information regarding reporting issuers under their relevant SEDAR profile. You can inspect our Canadian securities filings on this website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to those documents and that the information in this prospectus is not complete and you should read the information incorporated by reference for more detail. We incorporate by reference in two ways. First, we list certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus. Second, the information in documents that we file with the SEC in the future will update and supersede the current information in, and incorporated by reference in, this prospectus until we file a post-effective amendment that indicates the termination of the offering of the common shares made by this prospectus.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished in Current Reports on Form 8-K filed under Item 2.02 or 7.01 of such form unless such form expressly provides to the contrary), including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement:

• our Annual Report on Form 10-K for the fiscal year ended February 28, 2022, filed with the SEC on May 31, 2022;

• our Quarterly Report on Form 10-Q for the quarterly period ended May 31, 2022, filed with the SEC on July 15, 2022; and

• our Current Reports on Forms 8-K and 8-K/A filed with the SEC on October 7, 2021, October 14, 2021, December 3, 2021, December 9, 2021, Janaury13, 2022, January 19, 2022, January 24, 2022, January 28, 2022, February 22, 2022 and February 25, 2022, April 5, 2022, June 9, 2022 and July 14, 2022.

The documents incorporated by reference into this prospectus are also available on our corporate website at www.salonaglobal.com. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of this information at no cost, by writing or telephoning us at the following address or telephone number:

Salona Global Medical Device Corporation

3330 Caminito Daniella

Del Mar, California, 92014

1-800-760-6826

Attention: Corporate Secretary

Our filings with the SEC (other than those exhibits specifically incorporated by reference into the registration statement of which this prospectus forms a part) and the Canadian Securities Administrators are not incorporated by reference into this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SALONA GLOBAL MEDICAL DEVICE CORPORATION

Page
Condensed Consolidated Financial Statements (Unaudited) for the Three Months Ended May 31, 2022 and May 31, 2021 (Expressed in Canadian Dollars, unless specified otherwise)

Unaudited Interim Condensed Consolidated Balance Sheets	F-2

Unaudited Interim Condensed Consolidated Statements of Operations and Comprehensive Loss	F-3

Unaudited Interim Condensed Consolidated Statements of Stockholders' Equity	F-4

Unaudited Interim Condensed Consolidated Statements of Cash Flows	F-5

Notes To The Unaudited Interim Condensed Consolidated Financial Statements	F-6

Consolidated Financial Statements For the Years Ended February 28, 2022 and 2021 (Expressed in Canadian Dollars, unless specified otherwise)

Report of Independent Registered Public Accounting Firm	F-31

Consolidated Balance Sheets	F-32

Consolidated Statements of Operations and Comprehensive Loss	F-33

Consolidated Statements of Stockholders' Equity	F-34

Consolidated Statements of Cash Flows	F-35

Notes to the Consolidated Financial Statements	F-37

SALONA GLOBAL MEDICAL DEVICE CORPORATION

Unaudited Interim Condensed Consolidated Balance Sheets

As at May 31, 2022 (unaudited) and February 28, 2022 (audited)
(In Canadian Dollars, unless specified otherwise)

	Note	May 31, 2022	February 28, 2022
Assets
Cash and cash equivalents	19	$6,876,824	$8,057,100
Accounts receivable, net	5	7,227,268	6,595,668
Inventories, net	7	6,221,700	4,969,439
Prepaid expenses and other receivables		559,689	412,794
Total current assets		20,885,481	20,035,001
Security deposit	12	483,065	484,975
Property and equipment, net	8	1,496,013	1,460,175
Right-of-use assets, net	12	4,292,484	3,941,840
Intangible assets, net	9	7,704,461	6,926,582
Goodwill	4	10,554,426	9,833,039
Total assets		$45,415,930	$42,681,612

Liabilities and stockholders' equity
Liabilities
Line of credit	11	$5,237,735	$5,497,249
Accounts payable and accrued liabilities	10	4,035,765	3,679,396
Current portion of debt	11	176,292	174,361
Current portion of lease liability	12	338,226	245,257
Other liabilities	10	1,447,215	562,262
Obligation for issuance of shares	4	2,704,105	12,997,846
Total current liabilities		13,939,338	23,156,371
Debt, net of current portion	11	634,131	681,758
Lease liability, net of current portion	12	4,223,784	3,934,431
Deferred tax liability		1,927,144	1,755,889
Total liabilities		20,724,397	29,528,449

Stockholders' equity
Common stock; no par value, unlimited shares authorized; 53,165,133 shares issued and outstanding as of May 31, 2022 (February 28, 2022: 52,539,162)	13	38,391,371	38,046,097
Class A shares; no par value, unlimited shares authorized; 1,355,425 shares issued and outstanding as of May 31, 2022 (February 28, 2022: 1,355,425)	13	480,479	480,479
Class A Shares to be issued to SDP (19,019,000 Class A shares to be issued as of May 31, 2022)	13	14,264,250	-
Additional paid-in-capital	13	7,457,454	6,985,107
Accumulated other comprehensive income		629,074	1,006,361
Deficit		(36,531,095)	(33,364,881)
Total stockholders' equity		24,691,533	13,153,163
Total liabilities and stockholders' equity		$45,415,930	$42,681,612
Contingencies (Note 20)
Subsequent events (Note 21)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SALONA GLOBAL MEDICAL DEVICE CORPORATION

Unaudited Interim Condensed Consolidated Statements of Operations and Comprehensive Loss
For the three months ended May 31, 2022 and 2021
(In Canadian Dollars, unless specified otherwise)

	Note	May 31, 2022	May 31, 2021
Revenues	6	$10,048,548	$590,440
Cost of revenue
Direct service personnel		1,513,839	44,914
Direct material costs		4,636,081	338,551
Other direct costs		256,363	-
Total cost of revenue		6,406,283	383,465
Gross margin		3,642,265	206,975
Operating expenses
General and administrative	17	2,876,460	497,782
Total operating expenses		2,876,460	497,782
Net income (loss) before the undernoted		765,805	(290,807)
Amortization of intangible assets	9	(233,335)	(8,179)
Depreciation of property and equipment	8	(70,945)	(4,860)
Amortization of right-of-use assets	12	(108,375)	(3,617)
Interest expense		(131,849)	(7,244)
Foreign exchange gain		244	3,246
Gain on debt settlement		-	15,538
Change in fair value of SDP earn-out consideration	4	(2,451,600)	-
Change in fair value of contingent consideration	4	(459,693)	-
Transaction costs including legal, financial, audit, US & Canadian regulatory expenses	18	(535,446)	(338,675)
Net loss before taxes		$(3,225,194)	$(634,598)
Current income tax expense		-	-
Deferred income tax recovery		58,980	-
Net loss		(3,166,214)	(634,598)
Other comprehensive loss
Foreign currency translation gain (loss)		(377,287)	(312,125)
Comprehensive loss		$(3,543,501)	$(946,723)
Net loss per share
Basic and diluted	16	$(0.06)	$(0.02)
Weighted average number of shares outstanding		54,029,902	34,995,692

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SALONA GLOBAL MEDICAL DEVICE CORPORATION

Unaudited Interim Condensed Consolidated Statements of Stockholders' Equity
For the three months ended May 31, 2022 and 2021
(In Canadian Dollars, unless specified otherwise)

	Common stock		Class A Shares		Class A Shares to be issued
	Number	Amount $	Number	Amount $	Number	Amount $	Additional paid-in- capital $	Accumulated other comprehensive income $	Deficit $	Total $

Balance -February 28, 2021	33,813,308	31,065,513	-	-	-	-	3,625,762	943,320	(28,992,862)	6,641,733
Stock based compensation	-	-	-	-	-	-	19,087	-	-	19,087
Shares issued on exercise of options	1,492,425	533,666	-	-	-	-	(178,166)	-	-	355,500
Shares exchanged to Class A Shares	(1,355,425)	(480,479)	1,355,425	480,479	-	-	-	-	-	-
Shares for debt settlement	737,000	94,999	-	-			-	-	-	94,999
Shares issued on financing, net	9,990,237	5,300,490	-	-	-	-	-	-	-	5,300,490
Foreign currency translation loss	-	-	-	-	-	-	-	(312,125)	-	(312,125)
Net loss for the period	-	-	-	-	-	-	-	-	(634,598)	(634,598)
Balance - May 31, 2021	44,677,545	36,514,189	1,355,425	480,479	-	-	3,466,683	631,195	(29,627,460)	11,465,086

Balance -February 28, 2022	52,539,162	38,046,097	1,355,425	480,479	-	-	6,985,107	1,006,361	(33,364,881)	13,153,163
Stock based compensation	-	-	-	-	-	-	489,089	-	-	489,089
Shares issued on exercise of options	28,154	8,426	-	-	-	-	(3,097)	-	-	5,329
Shares issued on exercise of broker warrants	454,817	229,598	-	-	-	-	(13,645)	-	-	215,953
Shares to be issued related to acquisition of SDP		-	-	-	19,162,000	14,371,500	-	-	-	14,371,500
Shares issued related to acquisition of SDP		-	143,000	107,250	(143,000)	(107,250)		-		-
Class A Shares exchanged for common shares	143,000	107,250	(143,000)	(107,250)	-	-	-	-	-	-
Foreign currency translation gain	-	-	-	-	-	-	-	(377,287)	-	(377,287)
Net loss for the period	-	-	-	-	-	-	-	-	(3,166,214)	(3,166,214)
Balance - May 31, 2022	53,165,133	38,391,371	1,355,425	480,479	19,019,000	14,264,250	7,457,454	629,074	(36,531,095)	24,691,533

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SALONA GLOBAL MEDICAL DEVICE CORPORATION
Unaudited Interim Condensed Consolidated Statements of Cash Flows
For the three months ended May 31, 2022 and 2021
(In Canadian Dollars, unless specified otherwise)

		May 31, 2022	May 31, 2021
Operating activities	Note
Net loss		$(3,166,214)	$(634,598)
Non-cash items:
Depreciation and amortization	8, 9, 12	412,655	16,657
Interest accretion on lease liability	12	61,575	6,430
Stock based compensation	13	489,089	19,087
Change in fair value of contingent consideration	4	459,693	-
Change in fair value of SDP earn-out consideration	4	2,451,600	-
Change in fair value of marketable securities	6	-	(12,045)
Changes in operating assets and liabilities:
Accounts receivable		(110,662)	(193,564)
Prepaid expenses and other receivables		(42,082)	(458,457)
Inventories		(779,655)	115,076
Accounts payable and accrued liabilities		(523,938)	498,097
Other liabilities		300,968	-
Deferred tax liability		(58,980)	-

Net cash used in operating activities		(505,951)	(643,317)

Investing activities
Cash received on acquisition of SDP	4	-	255
Cash received on acquisition of Mio-Guard	4	3,363	-
Acquisition of property and equipment	8	(39,212)	-

Net cash (used in) provided by investing activities		(35,849)	255

Financing activities
Repayment of long-term debt	11	(42,541)	(211,436
Repayment of line of credit, net	11	(239,084)	(186,623)
Issuance costs	13	-	(124,884)
Proceeds from exercise of stock options	13	5,329	176,000
Proceeds from exercise of broker warrants	13	215,953	-
Lease payments	12	(132,402)	-
Net cash used in financing activities		(192,745)	(346,943)

Effect of foreign exchange rates on cash		(445,731)	(255,216)
Decrease in cash and cash equivalents and restricted cash		(734,545)	(990,005)
Cash and cash equivalents and restricted cash, opening		8,057,100	12,506,142
Cash and cash equivalents and restricted cash, closing		$6,876,824	$11,260,921

Supplementary
Interest		$70,274	$16,207
Income taxes		-	-
Common stock issued for debt		-	94,999
Restricted cash including the closing balance above		-	889,473
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

SALONA GLOBAL MEDICAL DEVICE CORPORATION
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
For the three months ended May 31, 2022 and 2021
(In Canadian Dollars, unless otherwise stated)

  1. Description of the business

Salona Global Medical Device Corporation (formerly known as Brattle Street Investment Corp.) ("we," "us," "our," "Salona," or the "Company"), is a publicly traded company listed on the TSX Venture Exchange (the "Exchange" or "TSXV"). The Company is an acquisition oriented, US-based and revenue generating medical technology company. The Company aims to leverage the liquid Canadian capital markets to acquire small to midsize US and internationally based medical device products and companies with the goal of expanding sales and improving operations. The Company's aim is to create a large, broad-based medical device company with global reach.

The Company was incorporated under the Canada Business Corporations Act on September 17, 2013. The Company's common shares trade on the Exchange under the symbol "SGMD". The Company's registered office is Suite 200E - 1515A Bayview Avenue, East York, Ontario, Ontario, M4G 3B5.

On December 21, 2020, the Company consolidated its issued and outstanding common shares on the basis of 7.37 post-consolidation common shares for 10 pre-consolidation common shares (the "Consolidation"). These shares were retroactively restated on the consolidated statements of stockholders' equity.

On May 21, 2021, the Company closed on an acquisition of South Dakota Partners Inc. ("SDP").

On September 30, 2021, the Company closed on an acquisition of Simbex, LLC ("Simbex").

On November 28, 2021, the Company launched a new U.S. sales subsidiary called ALG Health Plus, LLC ("ALG Health Plus" or "LLC"), aimed at selling medical devices and supplies to small, independent hospitals and group purchasing organizations, organizations that offer small medical offices and clinics access to devices and supplies on a larger scale creating efficiencies by aggregating purchasing volumes.

On March 11, 2022, the Company closed on an acquisition of Mio-Guard, LLC ("Mio-Guard") a medical device sales and marketing business serving the Midwest United States. Since 2009, the team at Mio-Guard has sold into the athletic training, physical therapy and orthopedics markets for sports medicine products. Mio-Guard has over 50 sales representatives in the United States with a focus on the Midwest, South and Central United States and long-standing relationships with institutions ranging from high school to college to professional athletics.

Under the terms of the Purchase Agreement, Inspira Financial Company, a wholly owned subsidiary of Salona Global (the " Salona Global Buyer ") will acquire all of the units of Mio-Guard from Mr. Zisholz in consideration for (i) 1,300,000 Class B units of the Salona Global Buyer (" Class B Units ") on closing, (ii) up to 125,000 Class B Units per quarter for eight consecutive quarters immediately following closing (subject to adjustment pursuant to customary closing adjustments), and (iii) two Class B Units for each dollar of EBITDA Mio-Guard generates during the eight quarters, subject to customary closing adjustments and subject to a maximum of 4,000,000 Class B Units to be issued.

The Class B Units will be non-voting, non-participating units of the Salona Global Buyer that will be exchangeable into Class "A" non-voting Common Shares of Salona Global (" Salona Global Class 'A' Shares ") on a one for one basis. The Salona Global Class "A" Shares have the same attributes as the Common Shares of Salona Global (" Salona Global Common Shares "), except that the Salona Global Class "A" Shares are not listed on the TSX Venture Exchange, do not carry the right to vote, and are convertible, subject to certain terms and conditions, including a provision prohibiting a holder of Salona Global Class "A" Shares from converting Salona Global Class "A" Shares for Salona Global Common Shares if it would result in such holder holding more than 9.9% of the Salona Global Common Shares, into Salona Global Common Shares on a one-for-one basis. In addition, pursuant to the Contribution and Exchange Agreement, Mr. Zisholz is restricted from holding more than 500,000 Salona Global Common Shares at any time.

SALONA GLOBAL MEDICAL DEVICE CORPORATION
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
For the three months ended May 31, 2022 and 2021

(In Canadian Dollars, unless otherwise stated)

The Company's operations could be significantly adversely affected by the effects of a widespread global outbreak of a contagious disease, including the recent outbreak of respiratory illness caused by COVID-19. The Company cannot accurately predict the impact COVID-19 will have on its operations and the ability of others to meet their obligations with the Company, including uncertainties relating to the ultimate geographic spread of the virus, the severity of the disease, the duration of the outbreak, and the length of travel and quarantine restrictions imposed by governments of affected countries. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could further affect the Company's operations and ability to finance its operations.

2. Basis of presentation

The accompanying unaudited interim condensed consolidated financial statements were prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC") and in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP") for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. The information furnished herein reflects all adjustments, consisting only of normal recurring adjustments, which in the opinion of management, are necessary to fairly state the Company's financial position, the results of its operations, and cash flows for the periods presented. Certain information and footnote disclosures normally present in annual financial statements prepared in accordance with U.S. GAAP were omitted pursuant to such rules and regulations.

The financial information contained in this report should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended February 28, 2022, that the Company filed on May 31, 2022.

Functional and presentation currency

These unaudited interim condensed consolidated financial statements are expressed in Canadian dollars unless otherwise stated. The functional currency of the Company is Canadian dollars, and the functional currency of its subsidiaries Inspira Financial Company, Inspira SaaS Billing, Inc., Simbex, LLC, ALG Health Plus, LLC, Mio-Guard, SDP and the wholly owned holding company subsidiaries noted below is US dollars.

3. Significant accounting policies

a) Basis of consolidation

These statements consolidate the accounts of the Company and its wholly owned operating subsidiaries, namely, Simbex, LLC ("Simbex"), ALG Health Plus, LLC ("ALG Health Plus"), South Dakota Partners Inc. ("SDP"), Inspira Financial Company, Mio-Guard, LLC ("Mio-Guard"), 1077863 B.C., Ltd, and Inspira SAAS Billing, Inc. in the United States. Additionally, these statements consolidate the Company's wholly owned holding company subsidiaries, namely, Pan Novus Hospital Sales Group, LLC, Brattle Acquisition I Corp., Simbex Acquisition Parent I Corporation, Pan Novus Hospital Sales Group, LLC, Brattle Acquisition I Corp, and Simbex Acquisition Parent I Corporation. The Company owns 100% of all its subsidiaries. Intercompany balances and transactions are eliminated upon consolidation.

b) Basis of measurement

SALONA GLOBAL MEDICAL DEVICE CORPORATION
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
For the three months ended May 31, 2022 and 2021

(In Canadian Dollars, unless otherwise stated)

The unaudited interim condensed consolidated financial statements of the Company have been prepared on an historical cost basis except contingent consideration which are carried at fair value.

c) Use of estimates

The preparation of unaudited interim condensed consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited interim condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions. The Company bases its estimates and assumptions on current facts, historical experience, and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. This applies to useful lives of non-current assets, impairment of non-current assets, including goodwill and intangible assets, valuation of stock-based compensation, allowance for doubtful accounts, provisions for inventory and valuation allowance for deferred tax assets. The actual results experienced by the Company may differ materially and adversely from the Company's estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

  d) Operating segments

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses, including revenues and expenses that relate to transactions with any of the Company's other components. The segment operating results are reviewed regularly by the Company's CEO to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available. As of May 31, 2022, the Company has one segment, healthcare operations, which includes production and sale of medical devices to businesses in the United States. Assets, liabilities, revenues and expense from this segment are disclosed in the unaudited interim condensed consolidated balance sheets and statements of operations and comprehensive loss.

e) Fair value of financial instruments

The Company's financial instruments consist principally of cash and cash equivalents, accounts receivable, security deposit, accounts payable and accrued liabilities, line of credit, debt, contingent consideration payable, lease liabilities and other liabilities.

Financial Accounting Standards Board ("FASB") Accounting Standards Codification (ASC) Topic 820, Fair Value Measurements and Disclosures, requires disclosure of the fair value of financial instruments held by the Company. FASB ASC Topic 825, Financial Instruments, defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures.

The carrying amounts reported in the unaudited condensed consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization, low risk of counterparty default and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

Level 1 -	Quoted prices in active markets for identical assets or liabilities.

SALONA GLOBAL MEDICAL DEVICE CORPORATION
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
For the three months ended May 31, 2022 and 2021

(In Canadian Dollars, unless otherwise stated)

Level 2 -	Inputs, other than Level 1, that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 -	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities.

Assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurements. The Company reviews the fair value hierarchy classification on a quarterly basis. Changes in the ability to observe valuation inputs may result in a reclassification of levels for certain assets or liabilities within the fair value hierarchy. The Company did not have any transfers of assets and liabilities between the levels of the fair value measurement hierarchy during the years presented.

As of May 31, 2022 and February 28, 2022, respectively, the Company did not identify any financial assets and liabilities other than contingent considerations resulting from the SDP, Simbex, and Mio-Guard acquisitions, that would be required to be presented on the unaudited interim condensed consolidated balance sheet at fair value.

f) Revenue recognition

Revenue comprises of goods and services provided to the Company's contracted customers and sales-based royalty charged by the Company to licensees of the Intellectual Property (IP) developed by the Company.

In accordance with ASC 606 - Revenue from Contracts with Customers, the Company recognizes revenue upon the transfer of goods or services to a customer at an amount that reflects the expected consideration to be received in exchange for those goods or services. The Company accounts for a customer contract when the rights of the parties, including the payment terms, are identified, the contract has commercial substance, collection of consideration is probable, and the contract has been signed and agreed to by both parties. Revenue is recognized when, or as, performance obligations are satisfied by transferring control or economic benefit of the service to the customer in an amount that reflects the consideration the Company expects to be entitled to in exchange for its services. Revenue excludes sales tax and is recorded net of discounts and an allowance for estimated returns unless the terms of the sales are final.

The principles in ASC 606 are applied using the following five steps:

1. Identify the contract with a customer;

2. Identify the performance obligation(s) in the contract;

3. Determine the transaction price;

4. Allocate the transaction price to the performance obligation(s) in the contract; and

5. Recognize revenue when (or as) the performance obligation(s) are satisfied.

SDP, Mio-Guard and ALG recognize revenue at a point-in-time upon transfer of control of goods to customers, which is generally upon shipment or delivery, depending on the delivery terms set forth in the customer contract, at an amount that reflects the consideration the Company received or expects to receive in exchange for the goods. Simbex recognizes its revenue over time as it meets its milestones and performs its obligations as agreed upon in its contracts with its customers. Payment received prior to the delivery of service is classified as deferred revenue.

SALONA GLOBAL MEDICAL DEVICE CORPORATION
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
For the three months ended May 31, 2022 and 2021

(In Canadian Dollars, unless otherwise stated)

Provisions for discounts, returns and other adjustments are provided for in the period the related sales are recorded. The Company has concluded that it is the principal in its revenue arrangements because it controls the goods or services before transferring them to the customer.

The Company typically provides warranties for general repairs of defects that existed at the time of sale. These assurance-type warranties are accounted for as warranty provisions, if any.

g) Research and development costs

Research and development costs are generally expensed as incurred. These costs primarily consist of personnel and related expenses.

h) Cash and cash equivalents

Cash and cash equivalents comprise highly liquid interest-bearing securities that are readily convertible to cash and are subject to an insignificant risk of changes in value. The maturities of these securities as at the purchase date are 90 days or less. A variable amount of the cash is held in cash backed, liquid US money market funds with high institutional credit ratings. Most of these money market funds are placed in United States dollar and securities issued by the United States Government.

i) Inventories

Inventories comprises of raw-material, work-in-progress, trading goods, and finished goods, which consist principally of electrodes, electronic components, subassemblies, steel, hardware, and fasteners and are stated at the lower of cost (first-in, first-out) and net realizable value and include direct labor, materials, and other related costs. The Company periodically reviews inventory for evidence of slow-moving or obsolete items, and writes inventory down to net realizable value, as needed.

This write-down is based on management's review of inventories on hand, compared to estimated future usage and sales, shelf-life assumptions, and assumptions about the likelihood of obsolescence. If actual market conditions are less favorable than those projected by the Company, additional write-downs may be required. Inventory impairment charges establish a new cost basis for inventory and charges are not reversed subsequently to income, even if circumstances later suggest that increased carrying amounts are recoverable.

j) Goodwill

Goodwill represents the excess of costs over fair value of net assets acquired from our business combinations. Goodwill and intangible assets acquired in a business combination and determined to have an indefinite useful life are not amortized, but instead are tested for impairment at least annually in accordance with the FASB issued Accounting Standards Update ("ASU") No. 2017-04 Intangibles-Goodwill and Other (Topic 350). Because an assembled workforce cannot be sold or transferred separately from the other assets in the business, any value attributed to it is subsumed into goodwill. The Company evaluates the carrying value of goodwill annually and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Such circumstances could include, but are not limited to, (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator.

When evaluating whether the goodwill is impaired, the Company compares the fair value of the reporting unit to which the goodwill is assigned to its carrying amount, including goodwill. The Company identifies the reporting unit on a basis that is similar to its method for identifying operating segments as defined by the Segment Reporting Topic of the FASB ASC. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. This evaluation is applied annually on each impairment testing date (February 28) unless there is a triggering event present during an interim period.

SALONA GLOBAL MEDICAL DEVICE CORPORATION
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
For the three months ended May 31, 2022 and 2021

(In Canadian Dollars, unless otherwise stated)

k) Property and equipment

Property and equipment are carried at cost less accumulated depreciation and impairment, if any. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Asset	Life
Machinery and equipment	3 - 10 years
Computer equipment and software	3 - 5 years
Furniture and fixtures	7 - 10 years
Leasehold improvements	Over the lease period

l) Right-of-use asset

The Company's right-of-use assets consist of leased assets recognized in accordance with ASC 842, Leases which requires lessees to recognize a lease liability and a corresponding lease asset for virtually all lease contracts. Right-of-use assets represent the Company's right to use an underlying asset for the lease term and lease liability represents the Company's obligation to make lease payments arising from the lease, both of which are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. Leases with a lease term of 12 months or less at inception are not recorded on the unaudited interim condensed consolidated balance sheets and are expensed on a straight-line basis over the lease term in the unaudited interim condensed consolidated statement of operations and comprehensive loss. The Company determines the lease term by agreement with lessor. In cases where the lease does not provide an implicit interest rate, the Company uses the Company's incremental borrowing rate based on the information available at commencement date in determining the present value of future payments.

m) Intangible assets

Intangible assets consist of trademarks, intellectual property, customer base and non-competes (Note 4). Intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives and are measured at cost less accumulated amortization and accumulated impairment losses per the table below:

Intangible asset	Life

Tradename - Trademarks	5 years
Non-competes	5 years
Intellectual Property	5 years
Customer Base	15 years

The intangible assets with finite useful lives are reviewed for impairment when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets. The next assessment of useful lives will take place as at the fiscal year ending February 28, 2023.

SALONA GLOBAL MEDICAL DEVICE CORPORATION
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
For the three months ended May 31, 2022 and 2021

(In Canadian Dollars, unless otherwise stated)

n) Business Combination and Contingent consideration

A business combination is a transaction or other event in which control over one or more businesses is obtained. A business is an integrated set of activities and assets that is capable of being conducted and managed for the purpose of providing a return in the form of dividends, lower costs or other economic benefits. A business consists of inputs and processes applied to those inputs that have the ability to create outputs that provide a return to the Company and its shareholders. A business need not include all of the inputs and processes that were used by the acquiree to produce outputs if the business can be integrated with the inputs and processes of the Company to continue to produce outputs. The Company considers several factors to determine whether the set of activities and assets is a business.

Business acquisitions are accounted for using the acquisition method whereby acquired assets and liabilities are recorded at fair value as of the date of acquisition with the excess of the purchase consideration over such fair value being recorded as goodwill and allocated to reporting units. If the fair value of the net assets acquired exceeds the purchase consideration, the difference is recognized immediately as a gain in the unaudited interim condensed consolidated statements of operations and comprehensive loss. Acquisition related costs are expensed during the period in which they are incurred, except for the cost of debt or equity instruments issued in relation to the acquisition which is included in the carrying amount of the related instrument. Certain fair values may be estimated at the acquisition date pending confirmation or completion of the valuation process. Where provisional values are used in accounting for a business combination, they are adjusted retrospectively in subsequent periods. However, the measurement period will not exceed one year from the acquisition date.

The determination of the value of goodwill and intangible assets arising from business combinations requires extensive use of accounting estimates and judgments to allocate the purchase price to the fair value of the net tangible and intangible assets acquired.

o) Stock-Based Compensation

The Company records stock-based compensation in accordance with FASB ASC Topic 718, Compensation-Stock Compensation. FASB ASC Topic 718 requires companies to measure compensation cost for stock-based employee compensation at fair value at the grant date and recognize the expense over the requisite service period. The Company recognizes in the unaudited interim condensed consolidated statements of operations and comprehensive loss the grant-date fair value of stock options and other equity-based compensation issued to employees and non-employees.

p) Basic and Diluted Earnings Per Share

The Company has adopted the ASC 260-10 which provides for calculation of "basic" and "diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income or loss available to stockholders by the weighted average number of common shares and Class A shares outstanding for the period. Except for voting rights, the Company's common stock and Class A shares have the same dividend rights, are equal in all respects, and are otherwise treated as if they were one class of shares, including the treatment for the earnings per share calculations. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity. Diluted earnings per share exclude all potentially dilutive shares if their effect is anti-dilutive. There were no potentially dilutive shares outstanding as at May 31, 2022.

SALONA GLOBAL MEDICAL DEVICE CORPORATION
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
For the three months ended May 31, 2022 and 2021

(In Canadian Dollars, unless otherwise stated)

q) Foreign Currency Transactions and Comprehensive Income

U.S. GAAP generally requires recognized revenue, expenses, gains and losses be included in net income. Certain statements, however, require entities to report specific changes in assets and liabilities, such as gain or loss on foreign currency translation, as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. The functional currency of the Company's subsidiaries is the US dollar. Translation gains (losses) are classified as an item of other comprehensive income in the stockholders' equity section of the unaudited interim condensed consolidated balance sheet.

r) Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes, which requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The Company has not changed it methodology for estimating the valuation allowance. A change in valuation allowance affect earnings in the period the adjustments are made and could be significant due to the large valuation allowance currently established.

Under ASC 740, a tax position is recognized as a benefit only if it is 'more likely than not' that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the 'more likely than not' test, no tax benefit is recorded. The Company has no material uncertain tax positions for any of the reporting periods presented.

s) Share purchase warrants

The Company accounts for the share purchase warrants issued to investor and brokers pursuant to equity financing as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the warrants and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity and ASC 815, Derivatives and Hedging. The assessment considers whether the Warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the Warrants are indexed to the Company's own shares and whether the holders of the warrants could potentially require "net cash settlement" in a circumstance outside of the Company's control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the Warrants and as of each subsequent reporting period end date while the warrants are outstanding. For issued investor warrants and broker warrants that meet all of the criteria for equity classification, such warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued investor warrants and broker warrants that do not meet all the criteria for equity classification, liability-classified warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of such warrants are recognized as a non-cash gain or loss on the unaudited interim condensed consolidated statements of operations.

For the period ended May 31, 2022, the Company concluded based on the above mentioned that the issued investor warrants and broker warrants met the criteria for equity classification in accordance with ASC 815-40 and therefore were classified under equity. The fair value of those warrants is determined by using Black Scholes valuation model on the date of issuance. Relative fair value method is applied to allocate gross proceeds from equity financing into its shares and warrants portion respectively. Those costs directly contributable to equity financing are accounted for as a reduction under stockholders' equity.

SALONA GLOBAL MEDICAL DEVICE CORPORATION
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
For the three months ended May 31, 2022 and 2021

(In Canadian Dollars, unless otherwise stated)

t) Reclassification

Certain prior year amounts have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the reported results of operations.

u) Recently issued pronouncements

In October 2021 FASB, issued Accounting Standards Update (ASU) ASU No. 2021-08, Business Combinations (Topic 805), Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which requires an entity (acquirer) to recognize and measure contract assets and liabilities acquired in a business combination in accordance with Topic 606. This update is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, with early adoption permitted. The amendments should be applied prospectively to business combinations occurring on or after the effective date of the amendments. The Company is currently evaluating the impact the standard will have on our unaudited interim condensed consolidated Financial Statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses, which changes the accounting for recognizing impairments of financial assets. Under the new guidance, credit losses for certain types of financial instruments will be estimated based on expected losses. The new guidance also modifies the impairment models for available-for-sale debt securities and for purchased financial assets with credit deterioration since their origination. This update is effective for annual periods beginning after December 15, 2023, as amended by ASU No. 2019-10, and interim periods within those periods, and early adoption is permitted. The Company is in the process of determining the impact the adoption will have on its unaudited interim condensed consolidated financial statements as well as whether to early adopt the new guidance.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes which amends ASC 740 Income Taxes (ASC 740). This update is intended to simplify accounting for income taxes by removing certain exceptions to the general principles in ASC 740 and amending existing guidance to improve consistent application of ASC 740. This update is effective for fiscal years beginning after December 15, 2021. The guidance in this update has various elements, some of which are applied on a prospective basis and others on a retrospective basis with earlier application permitted. The adoption did not have a material impact on the Company's unaudited interim condensed consolidated financial statements and disclosures.

In May 2020, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity's Own Equity (Subtopic 815- 40): Issuer's Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options. This update provides guidance for a modification or an exchange of a freestanding equity-classified written call option that is not within the scope of another Topic. This update is effective for fiscal years beginning after December 15, 2021. The adoption did not have a material impact on the Company's unaudited interim condensed consolidated financial statements and disclosures.

In August 2020, the FASB issued guidance that simplifies the accounting for debt with conversion options, revises the criteria for applying the derivative scope exception for contracts in an entity's own equity, and improves the consistency for the calculation of earnings per share. The guidance is effective for annual reporting periods and interim periods within those annual reporting periods beginning after December 15, 2021. The adoption did not have a material impact on the Company's unaudited interim condensed consolidated financial statements and disclosures.

SALONA GLOBAL MEDICAL DEVICE CORPORATION
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
For the three months ended May 31, 2022 and 2021

(In Canadian Dollars, unless otherwise stated)

In March 2020, the FASB issued guidance providing optional expedients and exceptions to account for the effects of reference rate reform to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued. The optional guidance, which became effective on March 12, 2020, and can be applied through December 21, 2022, has not impacted the unaudited interim condensed consolidated financial statements. The Company has various contracts that reference LIBOR and is assessing how this standard may be applied to specific contract modifications through December 31, 2022.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

4. Acquisitions

South Dakota Partners Inc. ("SDP") Purchase Price

The Company completed the purchase of all of the capital stock of South Dakota Partners Inc. (SDP), under the Purchase Agreement dated May 21, 2021. Under the Purchase Agreement, Salona acquired the manufacturer specializing in medical devices, full electronics box builds, printed circuit board assemblies, electrodes, drug delivery and many other products involving electronics, electro-mechanical assemblies, and various types of material conversion. The acquisition included all of the current customers, contract rights, inventory, equipment, workforce, and manufacturing infrastructure. At the time of the transaction, there were no material relationships between the seller and Salona or any of its affiliates, or any director or officer of Salona, or any associate of any such officer or director. As consideration, the Company will issue 19,162,000 non-voting class "A" shares of common stock valued at $12,340,570 subject to earn-out adjustments, including revenue shortfall adjustment and adjusted net assets adjustments. The Company assumed all of the assets and liabilities of SDP.

In accordance with ASC 805 "Business Combinations" the measurement period for the acquisition is for one year during which the Company may re-evaluate the assets acquired, liabilities assumed and the goodwill resulting from the transaction as well as the change in amortization as a result of changes in the provisional amounts as if the accounting had been completed at the acquisition date.

The allocation of the purchase price to the assets acquired and liabilities assumed based on an estimate of fair values at the date of acquisition as follows:

Cash	$255
Security deposit	461,066
Accounts receivable	2,763,621
Inventories	4,958,833
Prepaid expenses	21,651
Property and equipment	1,409,421
Right-of-use assets	2,343,947
Intangible assets	2,199,444
Goodwill	9,090,357
Accounts payable	(821,244)
Accrued expenses	(201,733)
Customer deposits	(221,290)
Line of credit	(3,732,414)
Debt	(2,971,350)
Lease liability	(2,498,095)
Deferred tax liability	(557,559)
Other liabilities	(163,130)
Total adjusted purchase price	12,081,780

Goodwill	$9,090,357
Tradename - Trademarks	341,929
Intellectual Property	320,823
Customer Base	1,266,405
Non-Competes	270,287
Total identifiable intangible assets including goodwill	$11,289,801

SALONA GLOBAL MEDICAL DEVICE CORPORATION
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
For the three months ended May 31, 2022 and 2021

(In Canadian Dollars, unless otherwise stated)

The table below summarizes the value of the total consideration given in the transaction:

Stock (Parent Special Stock)	12,340,570
Floor Guarantee/Contingent Liability	1,139,910
Earn-out /Contingent Consideration (Revenue)	(21,924)
Earn-out /Contingent Consideration (Net Assets)	(1,376,776)
Total Consideration	$12,081,780

As of May 31, 2022, SDP has concluded its earn-out period and has met both the revenue and adjusted net asset threshold requirements to receive its full 19,162,000 non-voting "Class A" shares of common stock. As such, this obligation has been removed from the liability section of the unaudited interim condensed consolidated balance sheet as a contingent liability (as shown on the February 28, 2022, Consolidated Balance Sheet) and has been moved to the equity section as Share Capital. Please refer to the "Unaudited Interim Condensed Consolidated Statement of Stockholders' Equity" for more detail regarding this reclassification. As of May 31,2022, the fair value of the 19,162,000 shares was $14,371,500 (fair value as of February 28, 2022, was $11,919,900). The change in fair value of $2,451,600 has been reflected as an expense on the unaudited interim condensed consolidated statements of operations and comprehensive loss.

Assets Acquired from ALG-Health, LLC:

On November 28, 2021, the Company consummated the acquisition of the customer lists, sales orders and supply agreements and related sales channel and intellectual property assets of ALG-Health, LLC ("ALG"), a business engaged in the selling medical devices and supplies to small, independent hospitals, group purchasing organizations, medical offices and clinics, in exchange for non-voting securities of ALG Health Plus which are exchangeable for up to a maximum of 21,000,000 nonvoting Class A shares of the Company subject to the achievement of certain revenue and EBITDA targets. In connection with the transaction, our subsidiary ALG Health Plus entered into an exclusive supply agreement with ALG. ALG has yet to earn the right to exchange any of its non-voting shares in ALG Health Plus for nonvoting Class A shares of the Company. As a result, no purchase price has been allocated to these assets.

Simbex, LLC ("Simbex") Purchase Price:

The Company completed the purchase of all the capital stock of Simbex, LLC (Simbex), under the Purchase Agreement dated September 30, 2021. Under the Purchase Agreement, Salona acquired the company which provides mechanical and electrical design and engineering services as well as consultancy services in the field of biomechanical systems and medical devices. The acquisition includes all its current customers, contract rights, work-in-process, equipment, workforce, as well as its consulting, design, and engineering infrastructure. At the time of the transaction, there were no material relationships between the seller and Salona or any of its affiliates, or any director or officer of Salona, or any associate of any such officer or director. As consideration, the Company provided $5,691,759 cash as well as issuing 6,383,954 shares of non-voting class "A" common stock valued at $6,769,769 subject to earn-out adjustments, including revenue shortfall adjustment and adjusted net assets adjustments. The Company assumed all the assets and liabilities of Simbex.

SALONA GLOBAL MEDICAL DEVICE CORPORATION
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
For the three months ended May 31, 2022 and 2021

(In Canadian Dollars, unless otherwise stated)

In accordance with ASC 805 "Business Combinations" the measurement period for the acquisition is for one year during which the Company may re-evaluate the assets acquired, liabilities assumed and the goodwill resulting from the transaction as well as the change in amortization as a result of changes in the provisional amounts as if the accounting had been completed at the acquisition date.

The allocation of the purchase price to the assets acquired and liabilities assumed based on an estimate of fair values at the date of acquisition as follows:

Cash	$632,697
Accounts Receivable	1,402,315
Work-in-process	301,180
Prepaid expenses	34,992
Property and equipment	122,916
Other receivables	6,395
Intangible Assets	5,175,486
Goodwill	6,263,204
Accounts payable and accrued liabilities	(33,560)
Accrued expenses	(1,095)
Unearned revenue	(131,016)
Deferred tax liability	(1,311,986)
Total adjusted purchase price	$12,461,528

The amount allocated to identifiable intangible assets was determined by the Company's management. Other intangible assets are being amortized over their useful life in accordance with the guidance contained in the FASB issued ASC Topic 350 "Goodwill and Other Intangible Assets". As of May 31, 2022, Management estimates that the amount of goodwill that will be deductible for income tax purposes for the year ended February 28, 2023, is $417,547.

Goodwill	$6,263,204
Tradename - Trademarks	933,865
Customer Base	3,648,148
Non-Competes	593,473
Total identifiable intangible assets including goodwill	$11,438,690

The table below summarizes the value of the total consideration given in the transaction:

Cash	$4,428,900
Working Capital Adjustment	1,262,859
Value of Escrowed Stock	126,540
Value of Earnout / Contingent Consideration	6,643,229
Total Consideration	$12,461,528

The Working Capital Adjustment comprises:

● the closing cash payment;

SALONA GLOBAL MEDICAL DEVICE CORPORATION
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
For the three months ended May 31, 2022 and 2021

(In Canadian Dollars, unless otherwise stated)

● the closing escrowed stock valued at US$100,000, valued at the 30-day Volume Weighted Average Price ("VWAP") determined as of the closing date;

● pro-rata bonuses to be paid to employees for 2021; and

● ordinary course bonuses for 2022.

The contingent consideration liability represents potential future earnout payments to the Company that are contingent on Simbex's business achieving certain milestones. The fair value of the contingent consideration liability of $6,769,769 was recognized on the acquisition date and was measured using unobservable (Level 3) inputs. As at May 31, 2022, the fair value of the contingent consideration liability is $1,069,092 (February 28, 2022, $1,077,948) using risk free rate of 2.25% and volatility of 77%. The $8,856 reduction in the contingent consideration liability from February 28, 2022, has been taken as income on the unaudited interim condensed consolidated statements of operations and comprehensive loss .

On February 28, 2022 the Company updated its assessment of the fair value of goodwill from the Simbex LLC acquisition, in conjunction with the Company's third party valuation experts based on updated year to date results of the acquired entity, intangible assets, and other factors resulting in an impairment to goodwill of $5,520,522. The fair value of goodwill was calculated by estimating the present value of future cash flows adjusted for redundant assets, working capital, and cost of disposal. The impairment of goodwill and adjustments to contingent consideration represent management's best estimates. Contingent consideration remains an estimate until the consideration is paid in line with the previously published purchase agreements relating to the Company's acquisitions. Goodwill represents an estimate of future value of the business based on acquisition data and always represents management's best estimate due to the variable nature of future performance

Mio-Guard LLC ("Mio-Guard")

On March 11, 2022, the Company acquired 100% units of Mio-Guard for a consideration which comprised of Salona stock at closing, and on future periods on an earnout basis.

In accordance with ASC 805 "Business Combinations" the measurement period for the acquisition is for one year during which the Company may re-evaluate the assets acquired, liabilities assumed and the goodwill resulting from the transaction as well as the change in amortization as a result of changes in the provisional amounts as if the accounting had been completed at the acquisition date.

The table below summarizes the value of the total consideration given in the transaction:

At closing (1,300,000 Class B units)	$702,000
Quarterly Earnout payments (Maximum of 2,700,000 Class B Units)	1,166,465
Total Consideration	$1,868,465

The allocation of the purchase price to the assets acquired and liabilities assumed based on an estimate of fair values at the date of acquisition as follows:

Cash	$3,363
Accounts receivable	531,601
Inventory	498,897
Property and equipment	73,446
Intangible assets and goodwill	1,732,602
Accounts payable	(764,225)
Due to related parties	(2,307)
Deferred tax liability	(204,912)

Total adjusted purchase price	$1,868,465

SALONA GLOBAL MEDICAL DEVICE CORPORATION
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
For the three months ended May 31, 2022 and 2021

(In Canadian Dollars, unless otherwise stated)

The amount allocated to identifiable intangible assets was determined by the Company's management. Other intangible assets are being amortized over their useful life in accordance with the guidance contained in the FASB issued ASC Topic 350 "Goodwill and Other Intangible Assets".

Goodwill (including workforce)	$721,387
Tradename	220,056
Customer Relationships	532,968
Non-Competes	49,609
Other intangible assets	208,582
Total identifiable intangible assets including goodwill	$1,732,602

The contingent consideration liability represents potential future earnout payments to the Company that are contingent on Mio-Guard's business achieving certain milestones. The fair value of the contingent consideration liability of $1,166,465 was recognized on the acquisition date and was measured using unobservable (Level 3) inputs. As at May 31, 2022, the fair value of the contingent consideration liability is $1,635,013. The $468,548 increase in the contingent consideration liability from the date of acquisition, has been taken as expense on the unaudited interim condensed consolidated statements of operations and comprehensive loss.

Since acquisition, Mio-Guard has generated $1,371,197 of revenue and has generated net earnings before tax of $96,629. These amounts are included in the consolidated statements of operations and comprehensive loss. If the combination had taken place at the beginning of the year, Mio-Guard's revenue would have been $1,436,750 and profit before tax would have been $69,624. If the combination had taken place at the beginning of the year, consolidated revenues would have been $10,114,100 and consolidated losses before tax would have been ($3,255,653). The pro forma unaudited results include estimates and assumptions which management believes are reasonable. These assumptions include an adjustment to operating income for one-time transactional costs that would not have occurred without the acquisition of Simbex. Additionally, the pro forma results do not include any cost savings or other effects of the planned integration of these entities and may not be fully indicative of the results that would have occurred if the business combination had been in effect on the dates indicated.

5. Accounts receivable

	May 31, 2022	February 28, 2022

Trade accounts receivable	$7,250,256	$6,416,055
Allowance for doubtful accounts	(72,003)	(54,150)
Other receivables	49,015	233,763
Total accounts receivable	$7,227,268	$6,595,668

Other receivables consist of reimbursable costs from multiple customers of SDP and taxes receivable.

During the quarter ended, May 31, 2022, SDP had 191 customers with three of those customers accounting for 85% (February 28, 2022 - 1,138 customers with two of those customers accounting for 78%) of revenues and as at May 31, 2022 those three customers accounted for 95% (February 28, 2022, 84%) of accounts receivable, which is a material concentration of risks. During the quarter ended May 31, 2022, SDP's revenue makes up 54% of total revenues.

SALONA GLOBAL MEDICAL DEVICE CORPORATION
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
For the three months ended May 31, 2022 and 2021

(In Canadian Dollars, unless otherwise stated)

During the quarter ended May 31, 2022, Simbex had 28 customers with two of those customers accounting for 73% (February 28, 2022, 28 customers with three of those customers accounting for 52%) of revenues. Additionally, during the quarter ended May 31, 2022, Simbex had three customers which, as at May 31, 2022, accounted for 97% (February 28, 2022, four customers accounted for 74%) of accounts receivable. During the quarter ended May 31, 2022, Simbex's revenue makes up 30% of total revenues.

During the quarter ended, May 31, 2022, Mio-Guard had 212 customers with three of those customers accounting for 46% (February 28, 2022, nil) of accounts receivable, which is a material concentration of risks. During the quarter ended May 31, 2022, Mio-Guard's revenue makes up 14% of total revenues.

  6. Disaggregation of Revenues

	May 31, 2022	May 31, 2021
Sales	$10,010,352	$572,680
Fees and other	38,144	-
Total operating revenues	$10,048,496	$572,680

Investment income	52	5,715
Change in fair value of marketable securities	-	12,045
Total revenue	$10,048,548	$590,440

During the quarter ended May 31, 2022, $6,995,343 of the sales revenue was earned from "point-in-time" revenue ($572,680 for the quarter ended May 31, 2021) and $3,015,009 of the sales revenue was earned "over-a-period" of time ($nil for the quarter ended May 31, 2021).

7. Inventories

The Company tracks inventory as it progresses through the production process. The Company allocates inventory into four major buckets: Raw material, work in progress, trading goods, and finished goods.

	May 31, 2022	February 28, 2022
Raw materials	$5,106,207	$4,640,896
Work in progress	403,966	259,235
Finished goods	87,815	69,308
Trading goods	623,712	-
Total	$6,221,700	$4,969,439

  8. Property and equipment

Cost	February 28, 2022	Acquired March 11, 2022	Total	Additions	Disposal	Translation	May 31, 2022
Machinery and equipment	$1,444,616	$-	$1,444,616	$25,334	$-	$(5,688)	$1,464,262
Computer equipment and software	73,728	45,848	119,576	13,878	-	(2,237)	131,217
Furniture and fixtures	10,235	27,598	37,833	-	-	(197)	37,636
Leasehold improvements	134,516	-	134,516	-	-	(529)	133,987
Total	$1,663,095	$73,446	$1,736,541	$39,212	$-	$(8,651)	$1,767,102

SALONA GLOBAL MEDICAL DEVICE CORPORATION
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
For the three months ended May 31, 2022 and 2021

(In Canadian Dollars, unless otherwise stated)

Accumulated Depreciation	February 28, 2022	Acquired March 11, 2022	Total	Additions	Disposal	Translation	May 31, 2022
Machinery and equipment	$178,244	$-	$178,244	$59,683	$-	$(1,004)	$236,923
Computer equipment and software	15,269	-	15,269	6,583	-	(1,710)	20,142
Furniture and fixtures	1,292	-	1,292	420	-	(8)	1,704
Leasehold improvements	8,115	-	8,115	4,259	-	(54)	12,320
Total	$202,920	$-	$202,920	$70,945	$-	$(2,776)	$271,089

Net Book Value	$1,460,175						$1,496,013

  9. Intangible assets

Cost	February 28, 2022	Acquired March 11, 2022	Total	Additions	Disposal	May 31, 2022
Tradename-Trademarks	$1,275,794	$220,056	$1,495,850	$-	$-	$1,495,850
Intellectual Property	320,823	-	320,823	-	-	320,823
Customer Base	4,914,553	532,968	5,447,521	-	-	5,447,521
Non-Competes	863,760	49,608	913,368	-	-	913,368
Other Intangible Assets	-	208,582	208,582	-	-	208,582
Total	$7,374,930	$1,011,214	$8,386,144	$-	$-	$8,386,144

Accumulated depreciation	February 28, 2022	Acquired March 11, 2022	Total	Additions	Disposal	May 31, 2022
Tradename-Trademarks	$133,260	$-	$133,260	$76,058	$-	$209,318
Intellectual Property	51,968	-	51,968	17,234	-	69,202
Customer Base	169,783	-	169,783	92,911	-	262,694
Non-Competes	93,337	-	93,337	47,132	-	140,469
Other Intangible Assets	-	-	-			-
Total	$448,348	$-	$448,348	$233,335	$-	$681,683

Net Book Value	$6,926,582					$7,704,461

  10. Accounts payable and accrued liabilities

	May 31, 2022	February 28, 2022

Accounts payable	$3,635,115	$2,862,694
Accrued liabilities	400,650	816,702
Other liabilities	1,447,215	562,262
Total	$5,482,980	$4,241,658

Other liabilities include unearned customer deposits and unearned revenues totaling $1,287,163 (February 28, 2022, $426,609).

SALONA GLOBAL MEDICAL DEVICE CORPORATION
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
For the three months ended May 31, 2022 and 2021

(In Canadian Dollars, unless otherwise stated)

During the quarter ended, May 31, 2022, ALG had one supplier, which accounted for 100% (February 28, 2022, 100%) of its accounts payable, which is a material concentration of risks.

11. Line of credit and debt

The line of credit facility is with a financial institution whereby the Company, through SDP, may borrow up to US$5,400,000 with a maturity on August 1, 2023. Borrowings' bear interest at 4% or prime +0.75%, whichever is greater, and any accrued unpaid interest is due on a monthly basis. The balance is secured by its entire $5,597,989 (US $4,425,987) of inventory and $4,273,655 (US $3,378,918) of accounts receivable of SDP and not the Parent or any other subsidiary. As of May 31, 2022, the balance outstanding under the agreement was $5,237,735 (US $4,141,157) (February 28, 2022 - $5,497,249 (US$4,329,224)).

In accordance with the refinanced agreement, the Company is subject to a financial covenant. The balance of the line of credit may not exceed the lesser of US $5,400,000 or the sum of 90% of accounts receivable, 50% of raw materials, 60% of finished inventory (up to US $2,500,000) and an amortizing borrowing base of $400,000 (which shall be reduced $16,667 each month), which must be met on a monthly basis. Additionally, the Company cannot make any loans, advances, or intercompany transfers of cash flow at any time. Since the execution of the debt line on June 9, 2021, to May 31, 2022, the Company was in compliance with the financial covenant.

Debt

	Crestmark term loan	Total Debt

Balance, February 28, 2022	$856,119	$856,119
Additions	-	-
Forgiveness of loan	-	-
Principal repayments	(42,541)	(42,541)
Translation	(3,155)	(3,155)

Balance, May 31, 2022	810,423	810,423
Less: current portion	(176,292)	(176,292)
Long-term portion	$634,131	$634,131

As of May 31, 2022, the Company's total debt is $810,423 (February 28, 2022 - $856,119), of which $176,292 is considered current (February 28, 2022 $174,361) and $634,131 is considered long-term (February 28, 2022 $681,758).

Term Note

On June 9, 2021, the Company borrowed $936,696 (US$750,000) with a financial institution, Crestmark. The loan is secured by a loan and security agreement and may not exceed 92% of the net book value of SDP's machinery and equipment, which at May 31 2022 was $1,197,758. The debt accrues interest at 2.75% in excess of Wall Street Journal Prime rate with a minimum of 6% with monthly payments of principal and interest in the amount of $18,433 (US$14,500) beginning on the first day of the first full month following the initial funding and maturing on June 1, 2024. The borrowings are guaranteed by the stockholders of the Company. As of May 31, 2022, the balance of the note was $810,423 (US$640,752).

SALONA GLOBAL MEDICAL DEVICE CORPORATION
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
For the three months ended May 31, 2022 and 2021

(In Canadian Dollars, unless otherwise stated)

12. Leases

Set out below are the carrying amount of right of use assets and the movements during the quarter ended May 31, 2022:

Right-of-use assets
Balance, February 28, 2022	$3,941,840
Acquired	476,956
Amortization	(108,375)
Translation	(17,937)
Balance, May 31, 2022	$4,292,484

	Lease liability	Current	Long-term
Balance, February 28, 2022	$4,179,688	$245,257	$3,934,431
Acquired	471,926
Interest lease expense	61,575
Lease payments	(132,402)
Translation	(18,777)
Balance, May 31, 2022	$4,562,010	$338,226	$4,223,784

Future minimum lease payments payable are as follows:

Twelve months ending May 31, 2023	$570,263
Twelve months ending May 31, 2024	586,674
Twelve months ending May 31, 2025	602,637
Twelve months ending May 31, 2026	619,486
Twelve months ending May 31, 2027	589,308
2028 and thereafter	3,484,518
Total future minimum lease payments	6,452,886
Less: Interest on lease liabilities	(1,890,876)
Total present value of minimum lease payments	4,562,010
Less: current portion	338,226
Non-current portion	$4,223,784

At May 31, 2022, the weighted average remaining lease terms were 12.23 years (February 28, 2022 - 13.3 years) and the weighted average discount rate was 5.42% (February 28, 2022 - 5.46%).

SDP facility lease

In October 2018, SDP sold its facility in Clear Lake, South Dakota for $2,760,377 (US$2,182,461). In connection with the sale, SDP entered into a lease agreement for the facility with an initial lease term of 15 years for a base annual rental of $242,767 (US$190,965), with four extension options of five years each. The base rental amount increases annually on the first day of the lease year at the lesser of 2% or 1.25 times the change in the price index, as defined. Per the lease agreement, the Company delivered a letter of credit in the amount of $483,065 (US$381,930), to be renewed annually for the duration of the lease agreement. The letter of credit is secured by a guaranteed investment certificate, which is recorded as security deposit on the unaudited interim condensed consolidated balance sheet.

SALONA GLOBAL MEDICAL DEVICE CORPORATION
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
For the three months ended May 31, 2022 and 2021

(In Canadian Dollars, unless otherwise stated)

Simbex office space lease

On October 1, 2021, Simbex LLC entered into a lease agreement for an office space located in Lebanon, NH with an initial lease term of 3 years for a base annual rental of $200,148 (US$157,440), with an option to extend for five years. The base rental amount increases annually on the first day of the lease year at the lesser of 2% or 1.25 times the change in the price index, as defined. Per the lease agreement, the Company is also responsible to pay a prorated share of the building overhead monthly as additional rent. The annual amount for this additional rent is $118,753 (US $93,413).

Inspira Financial Company office space lease

On April 1, 2022, Inspira Financial Company entered into a lease agreement for an office space located in Encino, CA with a lease term of 6 months for a base annual rental of $25,110 (US$19,752), with extension options of 6 months each. The base rental amount increases annually on a case-by-case basis. The Company has elected the practical expedient permitted under ASC 842 not to account, as insignificant.

Mio-Guard, LLC facility lease

On January 1, 2022, Mio-Guard LLC entered into a lease agreement for an office space located in Holt, MI with an initial lease term of 5 years for a base annual rental of $108,892 (US$85,656). The base rental amount increases annually on the first day of the lease year at the lesser of 2.27% or 1.25 times the change in the price index, as defined.

13. Stockholders' Equity

    a. Share capital

Unlimited voting common shares without par value

Unlimited non-voting convertible Class A shares without par value

    Issuances

As of May 31, 2022, and February 28, 2022, the Company had 53,165,133 and 52,539,162 common shares outstanding, respectively, with a value of $38,391,371 and $38,046,097, respectively.

As of May 31, 2022, and February 28, 2022, the Company had 1,355,425 and 1,355,425 Class A shares outstanding, respectively, with a value of $480,479 and $480,479, respectively.

On May 4, 2022, 454,817 shares of common stock were issued on the exercise of 454,817 broker share purchase warrants at an exercise price of $0.4749 per share. Proceeds received from this exercise totaled $215,953.

On May 25, 2022, 28,154 shares of common stock were issued on the exercise of 28,154 stock options at an exercise price of $0.19 per share. Proceeds received from this exercise totaled $5,329.

On May 31, 2022, 143,000 Class A shares were issued to former owner of SDP at a fair market price of $0.75 per share These shares were issued upon completion of SDP's earn-out period. No cash was required to be received as consideration for these shares. Immediately following the issuance, the 143,000 Class A shares were exchanged for 143,000 common shares of the Company.

SALONA GLOBAL MEDICAL DEVICE CORPORATION
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
For the three months ended May 31, 2022 and 2021

(In Canadian Dollars, unless otherwise stated)

Shares to be issued

On May 31, 2022, SDP has concluded its earn-out period and achieved its milestones allowing SDP to receive its full earn-out compensation of 19,162,000 Class A shares (as described in detail in Note 4). These shares will be allocated to the previous owners of SDP based on their percentage of ownership on the date of sale. As of May 31, 2022, the fair value of the shares to be issued is $14,371,500.

As of May 31, 2022, the outstanding Class A shares to be issued are as follows:

	Number of Shares	Price per Share	Value of Shares
Amount to be issued to SDP sellers - May 31, 2022	19,162,000	0.75	$14,371,500
Shares issued	(143,000)	0.75	(107,250)
Balance as at May 31, 2022	19,019,000	0.75	$14,264,250

As of May 31, 2022, 143,000 Class A shares have been issued to one previous owner of SDP and 19,019,000 Class A shares are to be issued.

b. Share based compensation

The Company's Board of Directors determines, among other things, the eligibility of individuals to participate in the Option Plan and the term, vesting periods, and the exercise price of options granted under the Option Plan. The stock option vesting ranges over a 1 year to 10-year period. The outstanding stock options at May 31, 2022 are as follows:

Grant date	Exercise price	Number of options	Number of vested options	Weighted Avg Remaining Life (years)
March 28, 2014	$2.13	5,103	5,103	1.83
September 23, 2019	0.19	28,155	-	2.32
May 29, 2020	0.27	73,700	73,700	2.99
August 18, 2020	0.19	73,700	73,700	8.22
June 8, 2021	0.99	434,830	-	4.01
June 8, 2021	0.86	1,647,990	-	4.01
June 8, 2021	0.86	250,000	250,000	4.01
July 7, 2021	1.39	400,000	-	4.22
December 6, 2021	0.65	1,185,400	-	4.52
January 19, 2022	0.65	150,000	-	4.64
March 9, 2022	0.54	240,000	-	4.78
April 13, 2022	0.78	236,700	-	4.87
April 26, 2022	0.90	350,000	-	4.91
Total	$0.82	5,075,578	402,503	4.34

SALONA GLOBAL MEDICAL DEVICE CORPORATION
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
For the three months ended May 31, 2022 and 2021

(In Canadian Dollars, unless otherwise stated)

A summary of the Company's options are as follows:	Number of Options	Weighted Avg. Exercise Price
Balance as at February 28, 2021	2,793,380	$0.27
Options exercised	(1,605,042)	0.23
Options expired and forfeited	(1,345,746)	-
Options issued	4,434,440	0.75
Balance as at February 28, 2022	4,277,032	$0.78
Options exercised	(28,154)	0.01
Options exercised and forfeited	-	-
Options issued	826,700	0.12
Balance as at May 31, 2022	5,075,578	$0.82

The Company recognized $489,089 of stock-based compensation for the quarter ended May 31, 2022 ($19,087 for the quarter ended May 31, 2021).

On March 9, 2022, the Company issued 240,000 options to ten employees of SDP. The options vest over three years and are exercisable for a period of five years at an exercise price of $0.54 per option. The fair value of the options was estimated on the date of the grant at $0.53 per option using the Black-Scholes option pricing model with the following assumptions: expected volatility of 201%; expected dividend yield of 0%; risk-free interest rate of 1.50%; stock price of $0.54; and expected life of 5 years.

On April 13, 2022, the Company issued 236,700 options to an officer of the Company. The options vest over three years and are exercisable for a period of five years at an exercise price of $0.78 per option. The fair value of the options was estimated on the date of the grant at $0.77 per option using the Black-Scholes option pricing model with the following assumptions: expected volatility of 210%; expected dividend yield of 0%; risk-free interest rate of 1.54%; stock price of $0.78; and expected life of 5 years.

On April 26, 2022, the Company issued 350,000 options to two employees of the Company. The options vest over three years and are exercisable for a period of five years at an exercise price of $0.90 per option. The fair value of the options was estimated on the date of the grant at $0.86 per option using the Black-Scholes option pricing model with the following assumptions: expected volatility of 214%; expected dividend yield of 0%; risk-free interest rate of 2.58%; stock price of $0.87; and expected life of 5 years.

c. Warrants

The following warrants have been issued this year:

Grant date	Exercise price	Number of warrants	Number of vested warrants	Weighted Avg Remaining Life (years)
May 21, 2021	41.25	2,121,232	2,121,232	0.55
May 21, 2021	0.47	421,414	421,414	0.55
May 21, 2021	0.85	243,675	243,675	0.55
November 11, 2021	0.86	199,804	199,804	1.45
February 15, 2022	0.55	542,431	542,431	2.71
February 15, 2022	0.70	7,749,000	7,749,000	2.71
Total	$0.79	11,277,556	11,277,556	2.16

SALONA GLOBAL MEDICAL DEVICE CORPORATION
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
For the three months ended May 31, 2022 and 2021

(In Canadian Dollars, unless otherwise stated)

A summary of the Company's warrants are as follows:

	Number of Warrants	Weighted Avg. Exercise Price
Balance as at February 28, 2021	-	$-
Warrants issued as part of finance deal	10,070,036	0.70
Broker warrants issued as part of finance deal	1,662,337	0.09
Balance as at February 28, 2022	11,732,373	$0.79
Warrants issued as part of finance deal	-	-
Broker warrants issued as part of finance deal	-	-
Broker warrants exercised	(454,817)
Balance as at May 31, 2022	11,277,556	$0.80

During the quarter ended May 31, 2022, no additional warrants were issued (February 28, 2022 - 10,070,036 warrants and 1,662,337 broker warrants were issued)

On May 4, 2022, 454,817 shares of common stock were issued on the exercise of 454,817 broker share purchase warrants at an exercise price of $0.4749 per share. Proceeds received from this exercise totaled $215,953.

14. Related party transactions

The Company's transactions with related parties were carried out on normal commercial terms and in the course of the Company's business. Other than disclosed elsewhere in the Company's unaudited interim condensed consolidated financial statements, related party transactions are as follows.

For the three months ended	May 31, 2022	May 31, 2021
Salaries and short-term benefits	$167,656	$22,775
Stock based compensation	253,748	19,087
Total	$421,404	$41,862

Salary, allowance and other include salary, consulting fees, car allowance, vacation pay, bonus and other allowances paid or payable to a shareholder, directors and executive officers of the Company. Stock based compensation are to the directors and executive officers of the Company (Note 13).

15. Capital management

The Company's objectives when managing capital are to: (a) maintain financial flexibility in order to preserve its ability to meet financial obligations and continue as a going concern; (b) maintain a capital structure that allows the Company to finance its growth using internally generated cash flow and debt capacity; and (c) optimize the use of its capital to provide an appropriate investment return to its shareholders commensurate with risk.

The Company's financial strategy is formulated and adapted according to market conditions in order to maintain a flexible capital structure that is consistent with its objectives and the risk characteristics of its underlying assets.

The Company manages its capital structure and may make adjustments to it in light of changes in economic conditions and the risk characteristics of its underlying assets. To maintain or adjust its capital structure, the Company may, from time to time, change the amount of dividend paid to shareholders, return capital to shareholders by way of normal course issuer bid, issue new shares, or reduce liquid assets to repay other debt.

SALONA GLOBAL MEDICAL DEVICE CORPORATION
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
For the three months ended May 31, 2022 and 2021

(In Canadian Dollars, unless otherwise stated)

16. Net loss per share

For the three months ended	May 31, 2022	May 31, 2021

Net loss	$(3,166,214)	$(634,598)
Weighted average number of Common and Class A shares	54,029,902	34,995,692

Net loss per share from operations

Basic	$(0.06)	$(0.02)
Diluted	$(0.06)	$(0.02)

17. Operating expenses

General and administrative expenses include stock-based compensation of $489,089 ($19,087 for the quarter ended May 31, 2021) as well as rent and facility costs, professional fees, public company expenses, insurance and other general expenses.
18. Transaction costs including legal, financial, audit, US and Canadian regulatory costs

The Company incurred costs associated with the Change of Business transaction, due diligence of acquisition targets, financing costs, US regulatory costs and the associated accounting and regulatory costs. While these costs are crucial to future operations, they do not represent regular operational costs of the business. The Company presents these costs separately to better allow investors to evaluate the operational status of the Company independently of financing, regulatory and other transaction focused expenses, which were as follows:

	May 31, 2022	May 31, 2021
Consulting and professional fees	456,092	326,392
General expenses	79,354	12,283
Transaction costs	535,446	338,675

19. Cash and cash equivalents

Cash represents bank deposits at financial institutions with high credit rating. Cash equivalents represent short-term, highly liquid investments, which are readily convertible to cash and have maturities of 90 days or less at time of purchase. Cash equivalents, which are carried at fair value and amortized cost, and consist of holdings in a money market fund and in treasury bills. As of May 31, 2022, there are no cash equivalents presented on the unaudited interim condensed consolidated balance sheet (February 28, 2022- $nil).

20. Contingencies

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As at May 31, 2022 there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company's operations. There are also no proceedings in which any of the Company's directors, officers or affiliates is an adverse party or has a material interest adverse to the Company's interest.

SALONA GLOBAL MEDICAL DEVICE CORPORATION
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
For the three months ended May 31, 2022 and 2021

(In Canadian Dollars, unless otherwise stated)

Other than the line of credit and debt disclosed in Note 11, the Company does not have any other financial commitments or contingencies.

21. Subsequent Events

The Company announced on June 7, 2022 that it had executed a non-binding agreement to acquire a US$5M revenue plastics business with 40% gross margins. The acquisition target has unaudited annual revenues of approximately US$5M with 40% gross margins. According to the non-binding agreement, Salona Global would pay US$6,500,000 or just over 1.2 times annual revenues, made up of an initial cash payment of US$3,000,000 and the issuance of up to 1,600,000 shares on closing, and US$2,500,000 in deferred payments upon performance.

The Company announced on June 9, 2022 that it had executed a non-binding agreement to acquire a US$14M revenue physical therapy medical and equipment business with 35% gross margins. The acquisition target has unaudited annual revenues of approximately US$14M. It reported 35% unaudited gross margins, has a strong balance sheet relative to revenue, and is generating free cash flow. According to the non-binding agreement, Salona Global would pay US$14,00,000 or one (1) times annual revenues, made up of an initial cash payment of US$9,000,000 on closing and the issuance of up to 3,300,000 shares* and US$3,000,000 in a subordinated note.

The Company announced on June 29, 2022 that it had signed an agreement to distribute the Hyperice™ suite of products. Additionally, Salona Global also announced receipt of its first orders of 600 units for the recently launched Mio-Guard® premium reusable electrode based on the acquisition of intellectual property ("IP") previously announced on April 14, 2022.

Consolidated Financial Statements For the Years Ended February 28, 2022 and 2021

(In Canadian Dollars)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Salona Global Medical Device Corporation

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Salona Global Medical Device Corporation and its subsidiaries (the "Company") as of February 28, 2022 and 2021, the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for each of the two years in the period ended February 28, 2022, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of February 28, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended February 28, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

SRCO Professional Corporation 5828	/s/ SRCO Professional Corporation

We have served as the Company's auditor since 2020 Richmond Hill, Ontario, Canada May 31, 2022	CHARTERED PROFESSIONAL ACCOUNTANTS Authorized to practice public accounting by the Chartered Professional Accountants of Ontario

SALONA GLOBAL MEDICAL DEVICE CORPORATION
Consolidated Balance Sheets

As at February 28, 2022 and 2021
(In Canadian Dollars)

	Notes	2022	2021
Assets

Cash and cash equivalents	21	$8,057,100	$7,080,768
Restricted cash	12	-	5,425,374
Accounts receivable, net	5	6,595,668	-
Inventories, net	7	4,969,439	-
Marketable securities	20	-	488,684
Prepaid expenses and other receivables		412,794	135,065
Total current assets		20,035,001	13,129,891
Security deposit	13	484,975	-
Property and equipment, net	8	1,460,175	-
Operating right-of-use assets, net	13	3,941,840	-
Intangible assets, net	9	6,926,582	-
Goodwill	4	9,833,039	-
Total assets		$42,681,612	$13,129,891

Liabilities and Stockholders' Equity
Liabilities
Subscription receipts		$-	$5,425,374
Line of credit	11	5,497,249	-
Accounts payable and accrued liabilities	10	3,679,396	1,047,784
Current portion of debt	11	174,361	-
Current portion of lease liability	13	245,257	-
Other liabilities	10	562,262	15,000
Obligation for issuance of shares	4	12,997,846	-
Total current liabilities		23,156,371	6,488,158
Debt, net of current portion	11	681,758	-
Lease liability, net of current portion	13	3,934,431	-
Deferred tax liability	22	1,755,889	-
Total liabilities		$29,528,449	$6,488,158

Stockholders' equity

Common stock; no par value, unlimited shares authorized; 52,539,162 shares issued and outstanding as of February 28, 2022 (February 28, 2021: 33,813,308)	14	38,046,097	31,065,513
Class A shares; no par value, unlimited shares authorized; 1,355,425 shares issued and outstanding as of February 28, 2022 (February 28, 2021: Nil)	14	480,479	-
Additional paid-in-capital	14	6,985,107	3,625,762
Accumulated other comprehensive income		1,006,361	943,320
Deficit		(33,364,881)	(28,992,862)
Total stockholders' equity		13,153,163	6,641,733
Total liabilities and stockholders' equity		$42,681,612	$13,129,891
Contingencies (Note 23)
Subsequent events (Note 24)

The accompanying notes are an integral part of these consolidated financial statements.

F-32

SALONA GLOBAL MEDICAL DEVICE CORPORATION
Consolidated Statements of Operations and Comprehensive Loss

For the Years Ended February 28, 2022 and 2021
(In Canadian Dollars)

	Notes	2022	2021
Revenue
Revenue	6	$18,312,269	$149,919
Impairment of other investments		-	(183,466)
Total revenue		18,312,269	(33,547)
Cost of revenue
Direct service personnel		2,494,162	-
Direct material costs		9,297,653	-
Other direct costs		558,387	-
Total cost of revenue		12,350,202	-
Gross margin		5,962,067	(33,547)
Operating expenses
General and administrative	14,15,18	5,728,247	990,284
Total operating expenses		$5,728,247	$990,284
Net income (loss) before the undernoted		233,820	(1,023,831)
Amortization of intangible assets	9	(448,348)	-
Depreciation of property and equipment	8	(200,622)	-
Amortization of right-of-use assets	13	(192,796)	-
Interest expense		(388,065)	-
Foreign exchange gain		16,392	-
Gain on debt settlement	14	15,538	-
Gain on fair value of contingent consideration	4	5,853,701
Provision for impairment	4	(5,520,522)
Transaction costs including legal, financial, audit, US & Canadian regulatory expenses	19	(3,842,734)	(1,643,592)
Net loss before taxes		(4,473,636)	(2,667,423)
Current income tax expense	22	(12,022)	-
Deferred income tax recovery	22	113,639
Net loss		(4,372,019)	(2,667,423)
Other comprehensive loss
Foreign currency translation gain (loss)		63,041	(430,428)
Comprehensive loss		$(4,308,978)	$(3,097,851)
Net loss per share
Basic and diluted	17	$(0.10)	$(0.08)
Weighted average number of common stock outstanding		43,627,051	33,795,132

The accompanying notes are an integral part of these consolidated financial statements.

F-33
SALONA GLOBAL MEDICAL DEVICE CORPORATION
Consolidated Statements of Stockholders' Equity
For the Years Ended February 28, 2022 and 2021
(In Canadian Dollars)

	Common stock		Class A Shares			Accumulated
					Additional	other
					paid-in-	comprehensive
	Number*	Amount	Number	Amount	capital	income	Deficit	Total
		$		$	$	$	$	$
Balance - February 29, 2020	33,785,154	31,055,842	-	-	3,392,371	1,373,748	(26,325,439)	9,496,522
Stock based compensation	-	-	-	-	237,714	-	-	237,714
Shares issued on exercise of options	28,154	9,671	-	-	(4,323)	-	-	5,348
Foreign currency translation loss	-	-		-	-	(430,428)	-	(430,428)
Net loss from the period	-	-	-	-	-	-	(2,667,423)	(2,667,423)
Balance -February 28, 2021	33,813,308	31,065,513	-	-	3,625,762	943,320	(28,992,862)	6,641,733
Stock based compensation	-	-	-	-	1,196,361	-	-	1,196,361
Shares issued on exercise of options	1,605,042	572,350	-	-	(195,458)	-	-	376,892
Shares exchanged to Class A shares	(1,355,425)	(480,479)	1,355,425	480,479	-	-	-	-
Shares for debt settlement	737,000	94,999		-	-	-	-	94,999
Shares issued on financing	17,739,237	7,734,631	-	-	2,077,577	-	-	9,812,208
Share issuance costs from financing	-	(940,917)	-	-	280,865	-	-	(660,052)
Foreign currency translation gain	-	-	-	-	-	63,041	-	63,041
Net loss for the period	-	-	-	-	-	-	(4,372,019)	(4,372,019)
Balance - February 28, 2022	52,539,162	38,046,097	1,355,425	480,479	6,985,107	1,006,361	(33,364,881)	13,153,163

* The consolidated statements of stockholders' equity has been retroactively adjusted to account for the reverse stock split of 10:7.37 that took place on December 21, 2020.

The accompanying notes are an integral part of these consolidated financial statements.

F-34
SALONA GLOBAL MEDICAL DEVICE CORPORATION
Consolidated Statements of Cash Flows
For the Years Ended February 28, 2022, and 2021
(In Canadian Dollars)

	Note	2022	2021
Operating activities
Net loss		$(4,372,019)	$(2,667,423)
Non-cash items:
Depreciation and amortization	8,9,13	841,766	-
Interest accretion on lease liability	13	202,844	-
Realized gain on sale of marketable securities	20	(10,107)	-
Gain on share for debt settlement	14	15,538	-
Stock based compensation	14	1,196,361	237,714
Deferred income tax recovery	22	(113,639)	-
Gain on fair value of contingent consideration	4	(5,853,701)	-
Provision for impairment	4	5,520,522	-
Forgiveness of long-term debt, net	11	(918,361)	-
Change in fair value of marketable securities		(6,881)	812
Impairment of other investments		-	183,466
Changes in operating assets and liabilities:
Accounts receivable		(2,065,879)	-
Net repayment of credit receivables		-	394,091
Prepaid expenses and other receivables		82,104	(2,440)
Inventories		248,445	-
Accounts payable and accrued liabilities		1,516,369	878,606
Other liabilities		12,759	-
Net cash used in operating activities		(3,703,879)	(975,174)

Investing activities
Cash received on acquisition of SDP	4	255	-
Cash received on acquisition of Simbex, LLC	4	632,697	-
Proceeds on sale of marketable securities	20	496,526	445,101
Purchase of marketable securities		-	(186,765)
Purchase of other investments		-	(183,466)
Acquisition of property and equipment	8	(55,259)	-
Acquisition of Simbex, LLC	4	(5,691,759)	-
Net cash (used in) provided by investing activities		(4,617,540)	74,870

Financing activities
Repayment of long-term debt, net	11	(2,263,306)	-
Proceeds from term-loan, net	11	939,696	-
Proceeds from refinancing of line of credit	11	1,549,929	-
Proceeds from issuance of shares	14	4,261,950	-
Proceeds from subscription receipts		-	5,425,374
Share issuance costs	14	(660,052)	-
Proceeds from exercise of stock options	14	376,892	5,348
Lease payments	13	(269,954)	-
Net cash provided by financing activities		3,935,155	5,430,722

Effect of foreign exchange rates on cash		(62,778)	(373,698)
(Decrease) increase in cash and cash equivalents and restricted cash		(4,386,264)	4,530,418
Cash and cash equivalents and restricted cash, opening		12,506,142	8,349,422
Cash and cash equivalents and restricted cash, closing		8,057,100	$12,506,142

F-35

SALONA GLOBAL MEDICAL DEVICE CORPORATION
Consolidated Statements of Cash Flows
For the Years Ended February 28, 2022, and 2021
(In Canadian Dollars)

Supplementary information:
Interest paid	$388,065	$-
Income taxes paid	12,022	-
Common stock issued for debt	94,999	-
Restricted cash included in the closing balance above	$-	$5,425,374

The accompanying notes are an integral part of these consolidated financial statements.

F-36
SALONA GLOBAL MEDICAL DEVICE CORPORATION

Notes to the Consolidated Financial Statements

For the Years Ended February 28, 2022 and 2021

(In Canadian Dollars)

1. Description of the business

Salona Global Medical Device Corporation (formerly known as Brattle Street Investment Corp.) ("we," "us," "our," "Salona," or the "Company"), is a publicly traded company listed on the TSX Venture Exchange (the "Exchange" or "TSXV"). The Company is an acquisition oriented, US-based and revenue generating medical technology company. The Company aims to leverage the liquid Canadian capital markets to acquire small to midsize US and internationally based medical device products and companies with the goal of expanding sales and improving operations. The Company's aim is to create a large, broad-based medical device company with global reach.

The Company was incorporated under the Canada Business Corporations Act on September 17, 2013. The Company's common shares trade on the Exchange under the symbol "SGMD". The Company's registered office is Suite 200E - 1515A Bayview Avenue, East York, Ontario, Ontario, M4G 3B5.

On December 21, 2020, the Company consolidated its issued and outstanding common shares on the basis of 7.37 post-consolidation common shares for 10 pre-consolidation common shares (the "Consolidation"). These shares were retroactively restated on the consolidated statements of stockholders' equity.

On May 21, 2021, the Company closed on an acquisition of South Dakota Partners Inc. ("SDP").

On September 30, 2021, the Company closed on an acquisition of Simbex, LLC ("Simbex").

On November 28, 2021, the Company launched a new U.S. sales subsidiary called ALG Health Plus, LLC (“ALG Health Plus” or “LLC”), aimed at selling medical devices and supplies to small, independent hospitals and group purchasing organizations ("GPO"), organizations that offer small medical offices and clinics access to devices and supplies on a larger scale creating efficiencies by aggregating purchasing volumes.

Salona has created the LLC with an arm's length seasoned U.S. sales executive ("Agent") and his team with deep contacts and current sales relationships in the independent hospital and GPO sales channel on an exclusive basis. As part of the agreements to acquire the sales channel and existing customers, the Agent will receive 1,000,000 Salona Class "A" Shares (defined and details regarding these restricted, non-voting shares is below) so long as the LLC generates at least US$1,000,000 in profitable revenue for the quarter ending February 28, 2022. As of February 28, 2022, the LLC did not meet its US $1,000,000 profitable revenue target as it generated profitable revenue of $856,170 (US $676,173), hence no amount has been accrued.

Salona has formed the LLC by contributing US$10,000 in organizational expenses and is the sole manager of the LLC, and, as such, holds all of the voting and participating units of the LLC. In addition to the initial revenue target of US$1,000,000 for the quarter ending February 28, 2022, for every US$50 block in marginal profit above market transfer pricing ("Sales Channel EBITDA") for the LLC during each quarter commencing with the three months ended February 28, 2022, and each of the quarterly periods thereafter through February 28, 2024 (up to US$10,000,000 in Sales Channel EBITDA), the Agent will receive $72 in Salona Class "A" Shares (based on the market price of the Salona Common Shares on November 29, 2021). The Agent has contributed the exclusive rights to sell to certain customers and related sales orders and supply agreements, in exchange for non-voting, non-participating units of the LLC that are exchangeable pursuant to a contribution and exchange agreement (the "Contribution and Exchange Agreement") with Salona into Class "A" non-voting common shares of Salona ("Salona Class "A" Shares"). The Salona Class "A" Shares have the same attributes as the common shares of Salona ("Salona Common Shares"), except that are not listed on the TSX Venture Exchange, do not carry the right to vote, and are convertible, subject to certain terms and conditions, including a provision prohibiting a holder of Salona Class "A" Shares from converting  Salona Class "A" Shares for Salona Common Shares if it would result in such holder holding more than 9.9% of the Salona Common Shares, into Salona Common Shares on a one-for-one basis. In addition, pursuant to the Contribution and Exchange Agreement, the Agent is restricted from holding more than 500,000 Salona Common Shares at any time and the maximum allotment is no more than 21,000,000 Salona Class "A" Shares.

SALONA GLOBAL MEDICAL DEVICE CORPORATION Notes to the Consolidated Financial Statements For the Years Ended February 28, 2022 and 2021 (In Canadian Dollars)

On March 11, 2022, the Company closed on an acquisition of Mio-Guard, LLC ("Mio-Guard") a medical device sales and marketing business serving the Midwest United States. Since 2009, the team at Mio-Guard has sold into the athletic training, physical therapy and orthopedics markets for sports medicine products. Mio-Guard has over 50 sales representatives in the United States with a focus on the Midwest, South and Central United States and long-standing relationships with institutions ranging from high school to college to professional athletics.

Under the terms of the Purchase Agreement, Inspira Financial Company, a wholly owned subsidiary of Salona Global (the " Salona Global Buyer ") will acquire all of the units of Mio-Guard from Mr. Zisholz in consideration for (i) 1,300,000 Class B units of the Salona Global Buyer (" Class B Units ") on closing, (ii) up to 125,000 Class B Units per quarter for eight consecutive quarters immediately following closing (subject to adjustment pursuant to customary closing adjustments), and (iii) two Class B Units for each dollar of EBITDA Mio-Guard generates during the eight quarters, subject to customary closing adjustments and subject to a maximum of 4,000,000 Class B Units to be issued.

The Class B Units will be non-voting, non-participating units of the Salona Global Buyer that will be exchangeable into Class "A" non-voting Common Shares of Salona Global (" Salona Global Class 'A' Shares ") on a one for one basis. The Salona Global Class "A" Shares have the same attributes as the Common Shares of Salona Global (" Salona Global Common Shares "), except that the Salona Global Class "A" Shares are not listed on the TSX Venture Exchange, do not carry the right to vote, and are convertible, subject to certain terms and conditions, including a provision prohibiting a holder of Salona Global Class "A" Shares from converting Salona Global Class "A" Shares for Salona Global Common Shares if it would result in such holder holding more than 9.9% of the Salona Global Common Shares, into Salona Global Common Shares on a one-for-one basis. In addition, pursuant to the Contribution and Exchange Agreement, Mr. Zisholz is restricted from holding more than 500,000 Salona Global Common Shares at any time.

The Company's operations could be significantly adversely affected by the effects of a widespread global outbreak of a contagious disease, including the recent outbreak of respiratory illness caused by COVID-19. The Company cannot accurately predict the impact COVID-19 will have on its operations and the ability of others to meet their obligations with the Company, including uncertainties relating to the ultimate geographic spread of the virus, the severity of the disease, the duration of the outbreak, and the length of travel and quarantine restrictions imposed by governments of affected countries. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could further affect the Company's operations and ability to finance its operations.

2. Basis of presentation

The accompanying consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP").

Functional and presentation currency

These consolidated financial statements are expressed in Canadian dollars unless otherwise stated. The functional currency of the Company is Canadian dollars, and the functional currency of its subsidiaries Inspira Financial Company, Inspira SaaS Billing, Inc., Simbex, LLC, ALG Health Plus, LLC, SDP and the wholly owned holding company subsidiaries noted below is US dollars.

SALONA GLOBAL MEDICAL DEVICE CORPORATION Notes to the Consolidated Financial Statements For the Years Ended February 28, 2022 and 2021 (In Canadian Dollars)

3. Significant accounting policies

a) Basis of consolidation

These statements consolidate the accounts of the Company and its wholly owned operating subsidiaries, namely, Simbex, LLC ("Simbex"), ALG Health Plus, LLC ("ALG Health Plus"), South Dakota Partners Inc. ("SDP"), Inspira Financial Company, 1077863 B.C., Ltd, and Inspira SAAS Billing, Inc. in the United States. Additionally, these statements consolidate the Company's wholly owned holding company subsidiaries, namely, Pan Novus Hospital Sales Group, LLC, Brattle Acquisition I Corp., Simbex Acquisition Parent I Corporation, Pan Novus Hospital Sales Group, LLC, Brattle Acquisition I Corp, and Simbex Acquisition Parent I Corporation. The Company owns 100% of its subsidiaries. Intercompany balances and transactions are eliminated upon consolidation.

b) Basis of measurement

The consolidated financial statements of the Company have been prepared on an historical cost basis except marketable securities and contingent consideration which are carried at fair value.

c) Use of estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions. The Company bases its estimates and assumptions on current facts, historical experience, and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. This applies to useful lives of non-current assets, impairment of non-current assets, including goodwill and intangible assets, valuation of stock-based compensation, allowance for doubtful accounts, provisions for inventory and valuation allowance for deferred tax assets. The actual results experienced by the Company may differ materially and adversely from the Company's estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

d) Operating segments

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses, including revenues and expenses that relate to transactions with any of the Company's other components. The segment operating results are reviewed regularly by the Company's CEO to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available. As of February 28, 2022, the Company has one segment, healthcare operations, which includes production and sale of medical devices to businesses in the United States. Assets, liabilities, revenues and expense from this segment are disclosed in the consolidated balance sheets and statements of operations and comprehensive loss.

e) Fair value of financial instruments

The Company's financial instruments consist principally of cash and cash equivalents, restricted cash, marketable securities, accounts receivable, security deposit, accounts payable and accrued liabilities, line of credit, debt, contingent consideration payable, lease liabilities and other liabilities.

SALONA GLOBAL MEDICAL DEVICE CORPORATION Notes to the Consolidated Financial Statements For the Years Ended February 28, 2022 and 2021 (In Canadian Dollars)

Financial Accounting Standards Board ("FASB") Accounting Standards Codification (ASC) Topic 820, Fair Value Measurements and Disclosures, requires disclosure of the fair value of financial instruments held by the Company. FASB ASC Topic 825, Financial Instruments, defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures.

The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization, low risk of counterparty default and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

Level 1 -	Quoted prices in active markets for identical assets or liabilities.
Level 2 -	Inputs, other than Level 1, that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 -	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities.

Assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurements. The Company reviews the fair value hierarchy classification on a quarterly basis. Changes in the ability to observe valuation inputs may result in a reclassification of levels for certain assets or liabilities within the fair value hierarchy. The Company did not have any transfers of assets and liabilities between the levels of the fair value measurement hierarchy during the years presented.

As of February 28, 2022, and February 28, 2021, respectively, the Company did not identify any financial assets and liabilities other than contingent considerations resulting from the SDP and Simbex acquisitions, and marketable securities, that would be required to be presented on the consolidated balance sheet at fair value.

f) Revenue recognition

Revenue comprises of goods and services provided to the Company's contracted customers and sales-based royalty charged by the Company to licensees of the Intellectual Property (IP) developed by the Company.

In accordance with ASC 606 - Revenue from Contracts with Customers, the Company recognizes revenue upon the transfer of goods or services to a customer at an amount that reflects the expected consideration to be received in exchange for those goods or services. The Company accounts for a customer contract when the rights of the parties, including the payment terms, are identified, the contract has commercial substance, collection of consideration is probable, and the contract has been signed and agreed to by both parties. Revenue is recognized when, or as, performance obligations are satisfied by transferring control or economic benefit of the service to the customer in an amount that reflects the consideration the Company expects to be entitled to in exchange for its services. Revenue excludes sales tax and is recorded net of discounts and an allowance for estimated returns unless the terms of the sales are final.

The principles in ASC 606 are applied using the following five steps:

1. Identify the contract with a customer;

2. Identify the performance obligation(s) in the contract;

SALONA GLOBAL MEDICAL DEVICE CORPORATION Notes to the Consolidated Financial Statements For the Years Ended February 28, 2022 and 2021 (In Canadian Dollars)

3. Determine the transaction price;

4. Allocate the transaction price to the performance obligation(s) in the contract; and

5. Recognize revenue when (or as) the performance obligation(s) are satisfied.

SDP recognizes revenue at a point-in-time upon transfer of control of goods to customers, which is generally upon shipment or delivery, depending on the delivery terms set forth in the customer contract, at an amount that reflects the consideration the Company received or expects to receive in exchange for the goods. Simbex recognizes its revenue over time as it meets its milestones and performs its obligations as agreed upon in its contracts with its customers. Payment received prior to the delivery of service is classified as deferred revenue.

Provisions for discounts, returns and other adjustments are provided for in the period the related sales are recorded. The Company has concluded that it is the principal in its revenue arrangements because it controls the goods or services before transferring them to the customer.

The Company typically provides warranties for general repairs of defects that existed at the time of sale. These assurance-type warranties are accounted for as warranty provisions, if any.

g) Research and development costs

Research and development costs are generally expensed as incurred. These costs primarily consist of personnel and related expenses.

h) Cash and cash equivalents

Cash and cash equivalents comprise highly liquid interest-bearing securities that are readily convertible to cash and are subject to an insignificant risk of changes in value. The maturities of these securities as at the purchase date are 90 days or less. A variable amount of the cash is held in cash backed, liquid US money market funds with high institutional credit ratings. Most of these money market funds are composed of the United States dollar and securities issued by the United States Government.

    i) Inventories

Inventories comprises of raw-material, work-in-progress and finished goods, which consist principally of electrodes, electronic components, subassemblies, steel, hardware, and fasteners and are stated at the lower of cost (first-in, first-out) and net realizable value and include direct labor, materials, and other related costs. The Company periodically reviews inventory for evidence of slow-moving or obsolete items, and writes inventory down to net realizable value, as needed.

This write-down is based on management's review of inventories on hand, compared to estimated future usage and sales, shelf-life assumptions, and assumptions about the likelihood of obsolescence. If actual market conditions are less favorable than those projected by the Company, additional inventory write-downs may be required. Inventory impairment charges establish a new cost basis for inventory and charges are not reversed subsequently to income, even if circumstances later suggest that increased carrying amounts are recoverable.

j) Goodwill

SALONA GLOBAL MEDICAL DEVICE CORPORATION Notes to the Consolidated Financial Statements For the Years Ended February 28, 2022 and 2021 (In Canadian Dollars)

Goodwill represents the excess of costs over fair value of net assets acquired from our business combinations. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead are tested for impairment at least annually in accordance with the FASB issued Accounting Standards Update ("ASU") No. 2017-04 Intangibles-Goodwill and Other (Topic 350). Because an assembled workforce cannot be sold or transferred separately from the other assets in the business, any value attributed to it is subsumed into goodwill. The Company evaluates the carrying value of goodwill annually and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Such circumstances could include, but are not limited to, (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator.

When evaluating whether the goodwill is impaired, the Company compares the fair value of the reporting unit to which the goodwill is assigned to its carrying amount, including goodwill. The Company identifies the reporting unit on a basis that is similar to its method for identifying operating segments as defined by the Segment Reporting Topic of the FASB ASC. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. This evaluation is applied annually on each impairment testing date (February 28) unless there is a triggering event present during an interim period.

k) Property and equipment

Property and equipment are carried at cost less accumulated depreciation and impairment, if any. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Asset	Life
Machinery and equipment	3 - 10 years
Computer equipment and software	3 - 5 years
Furniture and fixtures	7 - 10 years
Leasehold improvements	Over the lease period

l) Right-of-use asset

The Company's right-of-use assets consist of leased assets recognized in accordance with Accounting Standard Codification 842, Leases ("ASC 842") which requires lessees to recognize a lease liability and a corresponding lease asset for virtually all lease contracts. Right-of-use assets represent the Company's right to use an underlying asset for the lease term and lease liability represents the Company's obligation to make lease payments arising from the lease, both of which are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. Leases with a lease term of 12 months or less at inception are not recorded on the consolidated balance sheets and are expensed on a straight-line basis over the lease term in the consolidated statement of operations and comprehensive loss. The Company determines the lease term by agreement with lessor. In cases where the lease does not provide an implicit interest rate, the Company uses the Company's incremental borrowing rate based on the information available at commencement date in determining the present value of future payments.

m) Intangible assets

SALONA GLOBAL MEDICAL DEVICE CORPORATION Notes to the Consolidated Financial Statements For the Years Ended February 28, 2022 and 2021 (In Canadian Dollars)

Intangible assets consist of trademarks, intellectual property, customer base and non-competes (Note 4). Intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives and are measured at cost less accumulated amortization and accumulated impairment losses per the table below:

Intangible asset	Life

Tradename - Trademarks	5 years
Non-competes	5 years
Intellectual Property	5 years
Customer Base	15 years

The intangible assets with finite useful lives are reviewed for impairment when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets. The next assessment of useful lives will take place as at the fiscal year ending February 28, 2023.

n) Business Combination and Contingent consideration

A business combination is a transaction or other event in which control over one or more businesses is obtained. A business is an integrated set of activities and assets that is capable of being conducted and managed for the purpose of providing a return in the form of dividends, lower costs or other economic benefits. A business consists of inputs and processes applied to those inputs that have the ability to create outputs that provide a return to the Company and its shareholders. A business need not include all of the inputs and processes that were used by the acquiree to produce outputs if the business can be integrated with the inputs and processes of the Company to continue to produce outputs. The Company considers several factors to determine whether the set of activities and assets is a business.

Business acquisitions are accounted for using the acquisition method whereby acquired assets and liabilities are recorded at fair value as of the date of acquisition with the excess of the purchase consideration over such fair value being recorded as goodwill and allocated to reporting units ("RUs"). If the fair value of the net assets acquired exceeds the purchase consideration, the difference is recognized immediately as a gain in the consolidated statement of operations and comprehensive loss. Acquisition related costs are expensed during the period in which they are incurred, except for the cost of debt or equity instruments issued in relation to the acquisition which is included in the carrying amount of the related instrument. Certain fair values may be estimated at the acquisition date pending confirmation or completion of the valuation process. Where provisional values are used in accounting for a business combination, they are adjusted retrospectively in subsequent periods. However, the measurement period will not exceed one year from the acquisition date.

The determination of the value of goodwill and intangible assets arising from business combinations requires extensive use of accounting estimates and judgments to allocate the purchase price to the fair value of the net tangible and intangible assets acquired.

The total purchase price for the acquisition of South Dakota Partners Inc. ("SDP") comprised of amounts allocated to stock, including a contingent consideration liability representing the impact of expected revenue and net working capital shortfalls and a contingent consideration asset which represents potential future earnout payments to the Company that are contingent on SDP's business achieving certain milestones.

SALONA GLOBAL MEDICAL DEVICE CORPORATION Notes to the Consolidated Financial Statements For the Years Ended February 28, 2022 and 2021 (In Canadian Dollars)

Contingent consideration classified as an asset or liability is remeasured to fair value at each reporting date until the contingency is resolved, with changes in fair value recognized in the consolidated statement of operations and comprehensive loss.

During the year ended February 28, 2022, ALG Health Plus had one supplier, accounting for 100% of its accounts payable and the products it sells to its end customers (February 28, 2021-nil), which is a material concentration of risks.

o) Stock-Based Compensation

The Company records stock-based compensation in accordance with FASB ASC Topic 718, Compensation-Stock Compensation. FASB ASC Topic 718 requires companies to measure compensation cost for stock-based employee compensation at fair value at the grant date and recognize the expense over the requisite service period. The Company recognizes in the consolidated statements of operations and comprehensive loss the grant-date fair value of stock options and other equity-based compensation issued to employees and non-employees.

p) Basic and Diluted Earnings Per Share

The Company has adopted the Financial Accounting Standards Board's ("FASB") Accounting Standards Codification ("ASC") Topic 260-10 which provides for calculation of "basic" and "diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income or loss available to stockholders by the weighted average number of common shares and Class A shares outstanding for the period. Except for voting rights, the Company’s common stock and Class A shares have the same dividend rights, are equal in all respects, and are otherwise treated as if they were one class of shares, including the treatment for the earnings per share calculations. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity. Diluted earnings per share exclude all potentially dilutive shares if their effect is anti-dilutive. There were no potentially dilutive shares outstanding as at February 28, 2022 and 2021.

q) Foreign Currency Transactions and Comprehensive Income

U.S. GAAP generally requires recognized revenue, expenses, gains and losses be included in net income. Certain statements, however, require entities to report specific changes in assets and liabilities, such as gain or loss on foreign currency translation, as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. The functional currency of the Company's subsidiaries is the US dollar. Translation gains (losses) are classified as an item of other comprehensive income in the stockholders' equity section of the balance sheet.

r) Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, Income TaxesTaxes, which requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The Company has not changed it methodology for estimating the valuation allowance. A change in valuation allowance affect earnings in the period the adjustments are made and could be significant due to the large valuation allowance currently established.

SALONA GLOBAL MEDICAL DEVICE CORPORATION Notes to the Consolidated Financial Statements For the Years Ended February 28, 2022 and 2021 (In Canadian Dollars)

Under ASC 740, a tax position is recognized as a benefit only if it is 'more likely than not' that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the 'more likely than not' test, no tax benefit is recorded. The Company has no material uncertain tax positions for any of the reporting periods presented.

s) Share purchase warrants

The Company accounts for the share purchase warrants issued to investor and brokers pursuant to equity financing as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the warrants and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity and ASC 815, Derivatives and Hedging. The assessment considers whether the Warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the Warrants are indexed to the Company's own shares and whether the holders of the warrants could potentially require "net cash settlement" in a circumstance outside of the Company's control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the Warrants and as of each subsequent reporting period end date while the warrants are outstanding. For issued investor warrants and broker warrants that meet all of the criteria for equity classification, such warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued investor warrants and broker warrants that do not meet all the criteria for equity classification, liability-classified warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of such warrants are recognized as a non-cash gain or loss on the statements of operations.

For the year ended February 28, 2022, the Company concluded based on the abovementioned that the issued investor warrants and broker warrants met the criteria for equity classification in accordance with ASC 815-40 and therefore were classified under equity. The fair value of those warrants is determined by using Black Scholes valuation model on the date of issuance. Relative fair value method is applied to allocate gross proceeds from equity financing into its shares and warrants portion respectively. Those costs directly contributable to equity financing are accounted for as a reduction under stockholders' equity.

t) Reclassification

Certain prior year amounts have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the reported results of operations.

u) Recently issued pronouncements

In October 2021 FASB, issued ASU No. 2021-08, Business Combinations (Topic 805), Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which requires an entity (acquirer) to recognize and measure contract assets and liabilities acquired in a business combination in accordance with Topic 606. This update is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, with early adoption permitted. The amendments should be applied prospectively to business combinations occurring on or after the effective date of the amendments. The Company is currently evaluating the impact the standard will have on our Consolidated Financial Statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses ("ASU 2016-13"), which changes the accounting for recognizing impairments of financial assets. Under the new guidance, credit losses for certain types of financial instruments will be estimated based on expected losses. The new guidance also modifies the impairment models for available-for-sale debt securities and for purchased financial assets with credit deterioration since their origination. This update is effective for annual periods beginning after December 15, 2023, as amended by ASU No. 2019-10, and interim periods within those periods, and early adoption is permitted. The Company is in the process of determining the impact the adoption will have on its consolidated financial statements as well as whether to early adopt the new guidance.

SALONA GLOBAL MEDICAL DEVICE CORPORATION Notes to the Consolidated Financial Statements For the Years Ended February 28, 2022 and 2021 (In Canadian Dollars)

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes which amends ASC 740 Income Taxes (ASC 740). This update is intended to simplify accounting for income taxes by removing certain exceptions to the general principles in ASC 740 and amending existing guidance to improve consistent application of ASC 740. This update is effective for fiscal years beginning after December 15, 2021. The guidance in this update has various elements, some of which are applied on a prospective basis and others on a retrospective basis with earlier application permitted. The Company is currently evaluating the effect of this ASU on the Company's consolidated financial statements and related disclosures.

In May 2020, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity's Own Equity (Subtopic 815- 40): Issuer's Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options. This update provides guidance for a modification or an exchange of a freestanding equity-classified written call option that is not within the scope of another Topic. This update is effective for fiscal years beginning after December 15, 2021. The Company is currently evaluating the effect of this ASU on the Company's consolidated financial statements and related disclosures.

In August 2020, the FASB issued guidance that simplifies the accounting for debt with conversion options, revises the criteria for applying the derivative scope exception for contracts in an entity's own equity, and improves the consistency for the calculation of earnings per share. The guidance is effective for annual reporting periods and interim periods within those annual reporting periods beginning after December 15, 2021. The Company is currently evaluating the effect of this ASU on the Company's consolidated financial statements and related disclosures.

In March 2020, the FASB issued guidance providing optional expedients and exceptions to account for the effects of reference rate reform to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued. The optional guidance, which became effective on March 12, 2020, and can be applied through December 21, 2022, has not impacted the consolidated financial statements. The Company has various contracts that reference LIBOR and is assessing how this standard may be applied to specific contract modifications through December 31, 2022.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

4. Acquisitions

South Dakota Partners Inc. ("SDP") Purchase Price

The Company completed the purchase of all of the capital stock of South Dakota Partners Inc. (SDP), under the Purchase Agreement dated May 21, 2021. Under the Purchase Agreement, Salona acquired the manufacturer specializing in medical devices, full electronics box builds, printed circuit board assemblies, electrodes, drug delivery and many other products involving electronics, electro-mechanical assemblies, and various types of material conversion. The acquisition included all of the current customers, contract rights, inventory, equipment, workforce, and manufacturing infrastructure. At the time of the transaction, there were no material relationships between the seller and Salona or any of its affiliates, or any director or officer of Salona, or any associate of any such officer or director. As consideration, the Company will issue 19,162,000 non-voting class "A" shares of common stock valued at $12,340,570 subject to earn-out adjustments, including revenue shortfall adjustment and adjusted net assets adjustments. The Company assumed all of the assets and liabilities of SDP.

SALONA GLOBAL MEDICAL DEVICE CORPORATION Notes to the Consolidated Financial Statements For the Years Ended February 28, 2022 and 2021 (In Canadian Dollars)

In accordance with ASC 805 "Business Combinations" the measurement period for the acquisition is for one year during which the Company may re-evaluate the assets acquired, liabilities assumed and the goodwill resulting from the transaction as well as the change in amortization as a result of changes in the provisional amounts as if the accounting had been completed at the acquisition date.

The allocation of the purchase price to the assets acquired and liabilities assumed based on an estimate of fair values at the date of acquisition as follows:

Cash	$255
Security deposit	461,066
Accounts receivable	2,763,621
Inventories	4,958,833
Prepaid expenses	21,651
Property and equipment	1,409,421
Right-of-use assets	2,343,947
Intangible assets	2,199,444
Goodwill	9,090,357
Accounts payable	(821,244)
Accrued expenses	(201,733)
Customer deposits	(221,290)
Line of credit	(3,732,414)
Debt	(2,971,350)
Lease liability	(2,498,095)
Deferred tax liability	(557,559)
Other liabilities	(163,130)
Total adjusted purchase price	12,081,780

Goodwill	$9,090,357
Tradename - Trademarks	341,929
Intellectual Property	320,823
Customer Base	1,266,405
Non-Competes	270,287
Total identifiable intangible assets including goodwill	$11,289,801

The table below summarizes the value of the total consideration given in the transaction:

Stock (Parent Special Stock)	$12,340,570
Floor Guarantee/Contingent Liability	1,139,910
Earn-out /Contingent Consideration (Revenue)	(21,924)
Earn-out /Contingent Consideration (Net Assets)	(1,376,776)
Total Consideration	$12,081,780

The contingent consideration asset represents potential future earnout payments to the Company that are contingent on SDP's business achieving certain milestones. The fair value of the contingent consideration asset of $1,398,700 was recognized on the acquisition date and was measured using unobservable (Level 3) inputs. Applied to a Put option iterated with the Earnouts Shortfalls and Financial projections with a discount rate of 22.35%, risk-free rate of 0.04%, stock price of $0.47 (USD 0.39), and stock price volatility of 94%. As of February 28, 2022, the fair value of the contingent consideration asset was $nil and recognized a reduction of $142,410 in the contingent consideration liability and a reduction of $1,398,700 in the contingent consideration asset.

SALONA GLOBAL MEDICAL DEVICE CORPORATION Notes to the Consolidated Financial Statements For the Years Ended February 28, 2022 and 2021 (In Canadian Dollars)

The actual number of shares to be issued as consideration will vary depending upon the future revenues and net assets of the acquiree, for the period and as at the end of the twelve months following the month of the acquisition date. Accordingly, on the date of acquisition, a liability of $12,081,780 was recorded for shares of common stock to be issued and related to the acquisition As at February 28, 2022, the fair value of the liability for shares of common stock to be issued and related to the acquisition is $11,919,900.

To properly account for the increase in the fair value of contingent consideration, the Company has decreased its obligation for shares on the balance sheet from $12,081,780 to $11,919,900 and has included the $161,880 reduction in fair value as income on its consolidated statements of operations and comprehensive loss as required under ASC 805.

Post-acquisition, SDP contributed substantially to the Company's balance sheet and made up greater than 50% of the Company's assets.

Since acquisition, SDP has generated $12,515,063 of revenue and has generated net earnings of $392,673. These amounts are included in the consolidated statements of operations and comprehensive loss.  If the combination had taken place at the beginning of the year, revenue would have been $14,963,985 and profit before tax would have been $152,483. The pro forma unaudited results include estimates and assumptions which management believes are reasonable. These assumptions include an adjustment to operating income for one-time transactional costs that would not have occurred without the acquisition of SDP. Additionally, the pro forma results do not include any cost savings or other effects of the planned integration of these entities and may not be fully indicative of the results that would have occurred if the business combination had been in effect on the dates indicated.

Assets Acquired from ALG-Health, LLC:

On November 28, 2021, the Company consummated the acquisition of the customer lists, sales orders and supply agreements,and related sales channel and intellectual property assets of ALG-Health, LLC ("ALG"), a business engaged in the selling medical devices and supplies to small, independent hospitals, group purchasing organizations, medical offices and clinics, in exchange for non voting securities of ALG Health Plus which are exchangeable for up to a maximum of 21,000,000 nonvoting Class A shares of the Company subject to the achievement of certain revenue and EBITDA targets. In connection with the transaction, our subsidiary ALG Health Plus entered into an exclusive supply agreement with ALG. ALG has yet to earn the right to exchange any of it’s non-voting shares in ALG Health Plus for nonvoting Class A shares of the Company. As a result, no purchase price has been allocated to these assets.

Simbex, LLC ("Simbex") Purchase Price:

The Company completed the purchase of all the capital stock of Simbex, LLC (Simbex), under the Purchase Agreement dated September 30, 2021. Under the Purchase Agreement, Salona acquired the company which provides mechanical and electrical design and engineering services as well as consultancy services in the field of biomechanical systems and medical devices. The acquisition includes all its current customers, contract rights, work-in-process, equipment, workforce, as well as its consulting, design, and engineering infrastructure. At the time of the transaction, there were no material relationships between the seller and Salona or any of its affiliates, or any director or officer of Salona, or any associate of any such officer or director. As consideration, the Company provided $5,691,759 cash as well as issuing 6,383,954 shares of non-voting class "A" common stock valued at $6,769,769 subject to earn-out adjustments, including revenue shortfall adjustment and adjusted net assets adjustments. The Company assumed all the assets and liabilities of Simbex.

SALONA GLOBAL MEDICAL DEVICE CORPORATION Notes to the Consolidated Financial Statements For the Years Ended February 28, 2022 and 2021 (In Canadian Dollars)

In accordance with ASC 805 "Business Combinations" the measurement period for the acquisition is for one year during which the Company may re-evaluate the assets acquired, liabilities assumed and the goodwill resulting from the transaction as well as the change in amortization as a result of changes in the provisional amounts as if the accounting had been completed at the acquisition date.

The allocation of the purchase price to the assets acquired and liabilities assumed based on an estimate of fair values at the date of acquisition as follows:

Cash	$632,697
Accounts Receivable	1,402,315
Work-in-process	301,180
Prepaid expenses	34,992
Property and equipment	122,916
Other receivables	6,395
Intangible Assets	5,175,486
Goodwill	6,263,204
Accounts payable and accrued liabilities	(33,560)
Accrued expenses	(1,095)
Unearned revenue	(131,016)
Deferred tax liability	(1,311,986)
Total adjusted purchase price	$12,461,528

Since acquisition, Simbex has generated $4,653,516 of revenue and has generated net earnings of $685,601. These amounts are included in the consolidated statements of operations and comprehensive loss. If the combination had taken place at the beginning of the year, revenue would have been $10,647,710 and profit before tax would have been $1,220,891. The pro forma unaudited results include estimates and assumptions which management believes are reasonable. These assumptions include an adjustment to operating income for one-time transactional costs that would not have occurred without the acquisition of Simbex. Additionally, the pro forma results do not include any cost savings or other effects of the planned integration of these entities and may not be fully indicative of the results that would have occurred if the business combination had been in effect on the dates indicated.

The amount allocated to identifiable intangible assets was determined by the Company's management. Other intangible assets are being amortized over their useful life in accordance with the guidance contained in the FASB issued ASC Topic 350 "Goodwill and Other Intangible Assets". Management estimates that the amount of goodwill that will be deductible for income tax purposes in the current year is $137,534. This amount is expected to increase in future years.

Goodwill	$6,263,204
Tradename - Trademarks	933,865
Customer Base	3,648,148
Non-Competes	593,473
Total identifiable intangible assets including goodwill	$11,438,690

The table below summarizes the value of the total consideration given in the transaction:

Cash	$4,428,900
Working Capital Adjustment	1,262,859
Value of Escrowed Stock	126,540
Value of Earnout / Contingent Consideration	6,643,229
Total Consideration	$12,461,528

SALONA GLOBAL MEDICAL DEVICE CORPORATION Notes to the Consolidated Financial Statements For the Years Ended February 28, 2022 and 2021 (In Canadian Dollars)

The Working Capital Adjustment comprises:

● the closing cash payment;

● the closing escrowed stock valued at US$100,000, valued at the 30-day Volume Weighted Average Price ("VWAP") determined as of the closing date;

● pro-rata bonuses to be paid to employees for 2021; and

● ordinary course bonuses for 2022.

The contingent consideration liability represents potential future earnout payments to the Company that are contingent on Simbex's business achieving certain milestones. The fair value of the contingent consideration liability of $6,769,769 was recognized on the acquisition date and was measured using unobservable (Level 3) inputs. As at February 28, 2022 the fair value of the contingent consideration liability is $1,077,948 using risk free rate of 2.25% and volatility of 77%, and recognized a reduction of $5,691,821 in the contingent consideration liability.

To properly account for the decrease in the fair value of contingent consideration, the Company has decreased its obligation for shares on the balance sheet from $6,769,769 to $1,077,948 and has included the $5,691,821 decrease in fair value as income on its consolidated statements of operations and comprehensive loss as required under ASC 805. The Company updated it's assessment of the fair value of goodwill from the Simbex LLC acquisition, in conjunction with the company's third party valuation experts based on updated year to date results of the acquired entity, intangible assets, and other factors resulting in an impairment to goodwill of $5,520,522. The fair value of goodwill was calculated by estimating the present value of future cash flows adjusted for redundant assets, working capital, and cost of disposal. The impairment of goodwill and adjustments to contingent consideration represent management's best estimates. Contingent consideration remains an estimate until the consideration is paid in line with the previously published purchase agreements relating to the Company's acquisitions. Goodwill represents an estimate of future value of the business based on acquisition data and always represents management's best estimate due to the variable nature of future performance.
5. Accounts receivable
	February 28, 2022	February 28, 2021

Trade accounts receivable	$6,416,055	$-
Allowance for doubtful accounts	(54,150)	-
Other receivables	233,763	-
Total accounts receivable	$6,595,668	$-

Other receivables consist of reimbursable costs from multiple customers of SDP and taxes receivable.

During the year ended February 28, 2022, SDP had 1,138 customers with two of those customers accounting for 78% (February 28, 2021 - nil) of revenues and  as at February 28, 2022 those two customers accounted for 84% (February 28, 2021 - nil) of accounts receivable, which is a material concentration of risks.

During the year ended February 28, 2022, Simbex had 28 customers with three of those customers accounting for 52% (February 28, 2021 - nil) of revenues. Additionally, during the year ended February 28, 2022, Simbex had four customers which, as at February 28, 2022, accounted for 74% (February 28, 2021-nil) of accounts receivable.
6. Disaggregation of revenues

SALONA GLOBAL MEDICAL DEVICE CORPORATION Notes to the Consolidated Financial Statements For the Years Ended February 28, 2022 and 2021 (In Canadian Dollars)
	February 28, 2022	February 28, 2021
Sales	$18,020,924	$-
Loan interest	-	42,838
Fees and other	96,414	49,910
Interest, fees, and other recovered	157,511	43,365
Total operating revenues	18,274,849	$136,113

Investment income	$20,432	$14,618
Gain on sale of marketable securities	10,107	-
Change in fair value of marketable securities	6,881	(812)
Impairment of other investments	-	(183,466)
Total revenue	$18,312,269	$(33,547)

The Company recognizes the interest and other amounts collected, on the impaired loans, as revenue only on collection as the future economic benefits are uncertain. Revenues for credit receivables (loans) have been disaggregated between loans that are provisioned and those that have not been provisioned. Loans that are not provisioned are accounted for under the accrual method of accounting. The principal loan repayments of fully provisioned loans are recorded as an offset to provision for losses. The interest, fees, and other recovered revenue is recorded on a cash basis as reflected above. The other investments were to a related company and were considered fully impaired.

7. Inventories

The Company allocates inventory into three major buckets: Raw material, work in progress, and finished goods.

February 28, 2022
Raw materials	$4,640,896
Work in progress	259,235
Finished goods	69,308
Total	$4,969,439

SALONA GLOBAL MEDICAL DEVICE CORPORATION Notes to the Consolidated Financial Statements For the Years Ended February 28, 2022 and 2021 (In Canadian Dollars)
8. Property and equipment

Cost	Acquired on May 21, 2021 and September 30, 2021	Additions	Disposal	Translation	February 28, 2022
Machinery and equipment	$1,319,687	$55,259	$-	$69,670	$1,444,616
Computer equipment and software	70,029	-	-	3,699	73,728
Furniture and fixtures	9,721	-	-	514	10,235
Leasehold improvements	132,900	-	-	1,616	134,516
Total	$1,532,337	$55,259	$-	$75,499	$1,663,095

Accumulated amortization	May 21, 2021 and September 30, 2021	Additions	Disposal	Translation	February 28, 2022
Machinery and equipment	$-	$176,226	$-	$2,018	$178,244
Computer equipment and software	-	15,096	-	173	15,269
Furniture and fixtures	-	1,277	-	15	1,292
Leasehold improvements	-	8,023	-	92	8,115
Total	$-	$200,622	$-	$2,298	$202,920

Net Book Value	$1,532,337				$1,460,175

Life of assets are a continuation of the life from SDP and Simbex (the acquired entities).

9. Intangible assets

	Acquired on
	May 21 and
	September 30,			February 28,
Cost	2021	Additions	Disposal	2022
Tradename - Trademarks	$1,275,794	$-	$-	$1,275,794
Intellectual Property	320,823	-	-	320,823
Customer Base	4,914,553	-	-	4,914,553
Non-Competes	863,760	-	-	863,760
Total	$7,374,930	$-	$-	$7,374,930

SALONA GLOBAL MEDICAL DEVICE CORPORATION Notes to the Consolidated Financial Statements For the Years Ended February 28, 2022 and 2021 (In Canadian Dollars)
Accumulated amortization	May 21, and September 30, 2021	Additions	Disposal	February 28, 2022
Tradename - Trademarks	$-	$133,260	$-	$133,260
Intellectual Property	-	51,968	-	51,968
Customer Base	-	169,783	-	169,783
Non-Competes	-	93,337	-	93,337
Total	$-	448,348	$-	$448,348

Net Book Value	$7,374,930			6,926,582
10. Accounts payable, accrued liabilities and other liabilities
	February 28, 2022	February 28, 2021

Accounts payable	$2,862,694	$479,767
Accrued liabilities	816,702	568,017
Other liabilities	562,262	15,000
Total	$4,241,658	$1,062,784

Other liabilities include unearned customer deposits and unearned revenues totalling $426,609.

11. Line of credit and debt

There is a line of credit facility with a financial institution whereby the Company, secured only by the assets of SDP and not the Parent or any other subsidiary, may borrow up to US$3,500,000 with a maturity on August 1, 2021. Borrowings bear interest at 4.5% and any accrued unpaid interest is due on a monthly basis. The balance was secured by substantially all assets of SDP. As of February 28, 2022, the balance outstanding under the agreement was $nil. The line of credit was refinanced along with several other loans on June 9, 2021.

The line of credit facility is with a financial institution whereby the Company, through SDP, may borrow up to US$5,400,000 with a maturity on August 1, 2023. Borrowings' bear interest at 4% or prime +0.75%, whichever is greater, and any accrued unpaid interest is due on a monthly basis. The balance is secured by inventory and accounts receivable of SDP and not the Parent or any other subsidiary. As of February 28, 2022, the balance outstanding under the agreement was $5,497,249 (US $4,329,224). During the year ended February 28, 2022, SDP received $1,549,929 (US $1,234,610) of proceeds from the line of credit.

In accordance with the refinanced agreement, the Company is subject to a financial covenant. The balance of the line of credit may not exceed the lesser of US $5,400,000 or the sum of 90% of accounts receivable, 50% of raw materials, 60% of finished inventory (up to US $2,500,000) and an amortizing borrowing base of $400,000 (which shall be reduced $16,667 each month), which must be met on a monthly basis. Additionally, the Company cannot make any loans, advances, or intercompany transfers of cash flow at any time. Since the execution of the debt line on June 9, 2021, to February 28, 2022, the Company was in compliance with the financial covenant.

SALONA GLOBAL MEDICAL DEVICE CORPORATION Notes to the Consolidated Financial Statements For the Years Ended February 28, 2022 and 2021 (In Canadian Dollars)

Debt

	South Dakota Development Corporation	State of South Dakota Governor’s Office of Economic Development	Other Notes payable	Covid- Related Loans	Crestmark term loan	Total Debt

Acquired on May 21, 2021	$509,543	$28,480	$1,549,289	$884,038	$-	$2,971,350
Additions	-	-		-	939,696	939,696
Forgiveness of loan	-	-		(918,361)	-	(918,316)
Principal repayments	(529,326)	(29,586)	(1,609,441)	-	(94,953)	(2,263,306)
Translation	19,783	1,106	60,152	34,323	11,376	126,740

Balance February 28, 2022	-	-	-	-	856,119	856,119
Less: current portion				-	(174,361)	(174,361)
Long-term portion	$-	$-	$-	$-	$681,758	$681,758

South Dakota Development Corporation (“SDDC”)

The Company, through SDP and secured against only SDP assets and not the Parent or any other subsidiary, may borrow up to USD $800,000 under the promissory note agreement entered in connection with the purchase of the assets of DJO Global Empi Division by SDP and borrowings are guaranteed by the stockholders of the Company. The debt accrues interest at 2% with monthly payments of principal and interest beginning in March 2017 and matured in May 2021. As at February 28, 2022, the balance was fully settled through the re-financing arrangements explained below.

State of South Dakota Governor’s Office of Economic Development (“GOED”)

On March 6, 2018, the Company borrowed USD $200,000 with the State of South Dakota Governor's Office of Economic Development for the purpose of financing the growth of the Company. The debt accrues interest at 3 % with monthly payments of principal and interest beginning in June 2018 and matured in May 2021. The borrowings were guaranteed by the stockholders of the Company. As at February 28, 2022, the balance was fully settled through the re-financing arrangements explained below.

Other Notes Payable

On February 1, 2019, the Company, through SDP, borrowed $1,500,120 from a financial institution in connection with the acquisition in Note 4. The debt accrued interest at 5.25% with monthly principal and interest payments required through maturity in January 2024. The borrowings were secured by substantially all the assets of SDP. As of February 28, 2022, the balance of the note was $nil. There was no prepayment penalty associated with early settlement.

SALONA GLOBAL MEDICAL DEVICE CORPORATION Notes to the Consolidated Financial Statements For the Years Ended February 28, 2022 and 2021 (In Canadian Dollars)

The Company was also party to two additional notes payable with maturity dates of October 2023 and November 2024, with interest rates of 9.00% and 5.25%, respectively. As of February 28, 2022, the balance on these notes totaled $nil. There was no prepayment penalty associated with early settlement.

Covid Related Loans

On February 2, 2021, SDP borrowed $944,542 (US$736,887) from a financial institution in connection with the United States Payroll Protection Program (“PPP”). The PPP is a fully forgivable loan issued by accredited financial institutions on behalf of the US Government. The loan bears interest at 1.00% with payments of principal and interest of US$13,740 beginning on December 2, 2021. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the eight-week period. SDP initially recorded the proceeds of the PPP Loan as debt and derecognizes the liability when the loan is paid off or it believes forgiveness is reasonably certain. Forgiveness is based on the employer maintaining or quickly rehiring employees and maintaining salary levels. Forgiveness is reduced if full-time headcount declines, or if salaries and wages decrease. The Company had recognized the government grant over the period to match the grant with the related costs, predominantly offset against labor expenses. The loan was forgiven in its entirety on June 14, 2021.

On May 8, 2020, SDP borrowed $202,650 (US$150,000) from the United States Small Business Administration (“SBA”) in connection with the Economic Injury Disaster Loan (“EIDL”) program. EIDL is designed to provide economic relief to businesses that are currently experiencing a temporary loss of revenue. EIDL proceeds can be used to cover a wide array of working capital and normal operating expenses, such as continuation to health care benefits, rent, utilities, and fixed debt payments. The debt bears interest at 2.75% per year and is not forgivable. Payments of principal and interest of $809 (US$641) per month beginning 12 months from inception of the loan over a 30-year period. As at February 28, 2022, the balance was fully repaid.

Refinancing of Select Liabilities

On June 9, 2021, SDP refinanced the existing line of credit facility, GOED and SDDC loans, with two new loans.

Term Note

On June 9, 2021, the Company borrowed $936,696 (US$750,000) with a financial institution, Crestmark. The loan is secured by a loan and security agreement and may not exceed 92% of the net book value of SDP’s machinery and equipment, which at February 28, 2022 was $1,239,091. The debt accrues interest at 2.75% in excess of Wall Street Journal Prime rate with a minimum of 6% with monthly payments of principal and interest in the amount of $18,294 (US$14,500) beginning on the first day of the first full month following the initial funding and maturing on June 1, 2024. The borrowings are guaranteed by the stockholders of the Company. As of February 28, 2022, the balance of the note was $856,119 (US$677,500).

12. Restricted cash

On December 21, 2020, the Company completed a concurrent financing (Note 14). In connection with this financing, the funds were to remain in escrow with the escrow agent until the completion of the Change of Business among other conditions. Once the conditions were met, the funds were then provided to the Company for working capital and to fund future acquisitions. If the Company was unsuccessful in fulfilling these conditions, the funds were to be returned to the respective investors. Accordingly, these advances were presented as restricted cash during the year ended February 28, 2021.

13. Leases

SALONA GLOBAL MEDICAL DEVICE CORPORATION Notes to the Consolidated Financial Statements For the Years Ended February 28, 2022 and 2021 (In Canadian Dollars)

Set out below are the carrying amount of right of use assets and the movements during the year:

Right-of-use assets
Acquired	$3,955,533
Amortization	(192,796)
Impact of modification	51,177
Translation	127,926
Balance, February 28, 2022	$3,941,840

	Lease liability	Current	Long-term
Acquired	$4,109,681	$267,131	$3,842,550
Interest lease expense	202,844
Lease payments	(269,954)
Translation	137,117
Balance, February 28, 2022	$4,179,688	$245,257	$3,934,431

Future minimum lease payments payable are as follows:

Twelve months ending February 28, 2023	$469,876
Twelve months ending February 29, 2024	484,925
Twelve months ending February 28, 2025	500,539
Twelve months ending February 28, 2026	510,549
Twelve months ending February 28, 2027	522,185
2028 and thereafter	3,660,696
Total future minimum lease payments	6,148,770
Less: Interest on lease liabilities	(1,969,082)
Total present value of minimum lease payments	4,179,688
Less: current portion	245,257
Non-current portion	$3,934,431

At February 28, 2022, the weighted average remaining lease terms were 13.3 years and the weighted average discount rate was 5.46%.

SDP facility lease

In October 2018, SDP sold its facility in Clear Lake, South Dakota for $2,634,667 (US$2,182,461). In connection with the sale, SDP entered into a lease agreement for the facility with an initial lease term of 15 years for a base annual rental of $230,533 (US$190,965), with four extension options of five years each. The base rental amount increases annually on the first day of the lease year at the lesser of 2% or 1.25 times the change in the price index, as defined. Per the lease agreement, the Company delivered a letter of credit in the amount of $484,975 (US$381,930), to be renewed annually for the duration of the lease agreement.  The letter of credit is secured by a guaranteed investment certificate, which is recorded as security deposit on the consolidated balance sheet.

Simbex office space lease

On October 1, 2021, Simbex LLC entered into a lease agreement for an office space located in Lebanon, NH with an initial lease term of 3 years for a base annual rental of $201,155 (US$157,440), with an option to extend for five years. The base rental amount increases annually on the first day of the lease year at the lesser of 2% or 1.25 times the change in the price index, as defined. Per the lease agreement, the Company is also responsible to pay a prorated share of the building overhead monthly as additional rent. The annual amount for this additional rent is $119,350 (US $93,413).

SALONA GLOBAL MEDICAL DEVICE CORPORATION Notes to the Consolidated Financial Statements For the Years Ended February 28, 2022 and 2021 (In Canadian Dollars)

Inspira Financial Company office space lease

On April 1, 2022, Inspira Financial Company entered into a lease agreement for an office space located in Encino, CA with a lease term of 6 months for a base annual rental of $24,748 (US19,752), with extension options of 6 months each. The base rental amount increases annually on a case-by-case basis.  The Company has elected the practical expedient permitted under ASC 842 not to account, as insignificant.

Mio-Guard, LLC facility lease

Upon acquisition of Mio-Guard, LLC which occurred on March 11, 2022, the Company now has 18,414 square feet of office space in Holt, Michigan, which is being leased by its subsidiary, Mio-Guard. The lease agreement has an initial lease term of 5 years for a base annual rental of $107,321 (US$85,656).

14. Stockholders' Equity

a. Share capital

  Unlimited voting common shares without par value

  Unlimited non-voting convertible Class A shares without par value

Issuances

As of February 28, 2022, and February 28, 2021, the Company had 52,539,162 and 33,813,308 common shares outstanding, respectively, with a value of $38,046,097and $31,065,513, respectively.

As of February 28, 2022, and February 28, 2021, the Company had 1,355,425 and nil Class A shares outstanding, respectively, with a value of $480,479 and $0, respectively.

On September 6, 2020, the Company entered into a share for debt agreement, pursuant to which it issued an aggregate of 737,000 shares of common stock in satisfaction of $114,498 (US$88,000) of indebtedness owed to a service provider. The 737,000 shares of common stock were valued at $94,999 based on the share price on May 21, 2021, the date of issuance. A gain of $15,538 was recognized on the settlement of this debt.

On October 22, 2020, 28,154 common shares were issued on the exercise of 28,154 stock options for proceeds of $5,348 at an exercise price of $0.19 per share. The options had a fair value of $4,323.

On May 20, 2021, 1,492,425 shares of common stock were issued on the exercise of 1,492,425 stock options. 608,025 of the stock options were exercised at price of $0.19 per share and 884,400 of the stock options were exercised at $0.27 per share for total proceeds of $355,500.

On May 20, 2021, pursuant to a share exchange agreement, an aggregate of 1,355,425 shares of common stock with a value of $480,479 were exchanged for 1,355,425 Class A shares.

SALONA GLOBAL MEDICAL DEVICE CORPORATION Notes to the Consolidated Financial Statements For the Years Ended February 28, 2022 and 2021 (In Canadian Dollars)

On May 21, 2021, 9,990,237 shares of common stock and 2,121,232 share purchase warrants to purchase 2,121,232 shares were issued in connection with the financing closed on December 21, 2020, for a total of $5,550,258 in proceeds. 7,869,005 of the shares of common stock were issued at an approximate price of $0.48 per common share and 2,121,232 of the shares of common stock were issued at an approximate price of $0.85 per share. Each warrant has an exercise price of $1.25 per share, which can be exercised until December 18, 2022. The total fair value of the warrants was estimated on the date of the grant to be $13,685 at a price of $0.01 per unit. The fair value was determined using the Black- Scholes option pricing model with the following assumptions: expected volatility of 80%; expected dividend yield of 0%; risk-free interest rate of 0.33%; stock price of $0.16; and expected life of 2 years.

Additionally, as part of the financing, the Company incurred share issuance costs totaling $256,993, which included paying cash of $249,768 and issuing 1,119,906 broker warrants as finders' commissions. Each broker warrant entitles the holder to acquire one common share until December 18, 2022. 876,231 of the broker warrants have an approximate exercise price of $0.47 and 243,675 of the broker warrants have an approximate exercise price of $0.85 per share. The total fair value of the 876,231 broker warrants was estimated on the date of the grant to be $23,118 at a price of $0.03 per unit. The total fair value of the 243,675 broker warrants was estimated on the date of the grant to be $2,918 with a price of $0.01 per unit. These fair values were determined using the Black- Scholes option pricing model with the following assumptions: expected volatility of 80%; expected dividend yield of 0%; risk-free interest rate of 0.33%; stock price of $0.16; and expected life of 2 years.

On August 20, 2021, 112,617 shares of common stock were issued on the exercise of 112,617 stock options at an exercise price of $0.19 per share. Proceeds received from this exercise totaled $21,392.

On November 11, 2021, 199,804 share purchase warrants to purchase 199,804 shares was issued. Each warrant has an exercise price of $0.86 per share, which can be exercised until November 11, 2023. The fair value of the warrants was estimated on the date of the grant at $0.70 per unit using the Black- Scholes option pricing model with the following assumptions: expected volatility of 183%; expected dividend yield of 0%; risk-free interest rate of 1%; stock price of $0.87; and expected life of 2 years.

On February 15, 2022, 7,749,000 shares of common stock and 7,749,000 share purchase warrants to purchase 7,749,000 shares were issued in connection with financing for a total of $4,261,950 in proceeds. The 7,749,000 shares of common stock were issued at a price of $0.55 per common share. Each warrant has an exercise price of $0.70 which can be exercised for 36 months. The total fair value of the warrants was estimated on the date of the grant to be $3,591,369 at a price of $0.46 per unit using the Black- Scholes option pricing model with the following assumptions: expected volatility of 192%; expected dividend yield of 0%; risk-free interest rate of 1.7%; stock price of $0.52; and expected life of 3 years.

Additionally, as part of the financing, the Company incurred share issuance costs totaling $665,113, which included paying cash of $410,284 and issuing 542,431 broker warrants as finders' commissions. Each broker warrant entitles the holder to acquire one common at an exercise price of $0.55 for a 36-month period, expiring February 15, 2025. The total fair value of the broker warrants was estimated on the date of the grant to be $254,829 at a price of $0.47 per unit using the Black- Scholes option pricing model with the following assumptions: expected volatility of 192%; expected dividend yield of 0%; risk-free interest rate of 1.7%; stock price of $0.52; and expected life of 3 years.

b. Share based compensation

The Company amended its stock option plan ("Option Plan") as follows:

▪ changing the Option Plan from a rolling stock option plan to a fixed stock option plan;

SALONA GLOBAL MEDICAL DEVICE CORPORATION Notes to the Consolidated Financial Statements For the Years Ended February 28, 2022 and 2021 (In Canadian Dollars)

▪ fixing the number of common shares issuable under the plan at 47,175,923 being 20% of the number of common shares issued and outstanding immediately following the completion of the Qualifying Transaction and amending the Option Plan to include provisions relating to the grant of options to a person who is a citizen or resident of the United States, in accordance with the requirements of Section 409A of the United States Internal Revenue Code of 1986, as amended.

The Company's Board of Directors determines, among other things, the eligibility of individuals to participate in the Option Plan and the term, vesting periods, and the exercise price of options granted under the Option Plan. The stock option vesting ranges over a 1 year to 10-year period. The outstanding stock options at February 28, 2022 are as follows:

Grant date	Exercise price	Number of options	Number of vested options	Weighted Avg Remaining Life (years)
March 28, 2014	$2.13	5,103	5,103	2.08
September 23, 2019	0.19	56,309	-	2.57
May 29, 2020	0.27	73,700	73,700	3.25
August 18, 2020	0.19	73,700	73,700	8.47
June 8, 2021	0.99	434,830	-	4.26
June 8, 2021	0.86	1,647,990	-	4.26
June 8, 2021	0.86	250,000	250,000	4.26
July 7, 2021	1.39	400,000	-	4.77
December 6, 2021	0.65	1,185,400	-	4.77
January 19, 2022	0.65	150,000	-	4.89
Total	$0.78	4,277,032	402,503	4.30

A summary of the Company's stock options are as follows:

	Number of Options	Weighted Avg. Exercise Price
Balance as at February 29, 2020	1,181,709	0.31
Options exercised	(28,154)	0.19
Options issued	1,639,825	0.23
Balance as at February 28, 2021	2,793,380	$0.27
Options exercised	(1,605,042)	0.23
Options expired	(1,345,746)	-
Options issued	4,434,440	0.75
Balance as at February 28, 2022	4,277,032	$0.78

The Company recognized $1,196,361 of stock-based compensation for the year ended February 28, 2022 ($237,714 for the year ended February 28, 2021).

On May 29, 2020, the Company issued 884,400 options to two directors, which were fully vested, and exercised during the year ended February 28, 2022, and 73,700 options to an employee of the Company. The options are exercisable for a period of five years at an exercise price of $0.27 per option. The fair value of the options was estimated on the date of the grant at $0.12 per option using the Black- Scholes option pricing model with the following assumptions: expected volatility of 115%; expected dividend yield of 0%; risk-free interest rate of 0.40%; stock price of $0.16; and expected life of 3 years.

SALONA GLOBAL MEDICAL DEVICE CORPORATION Notes to the Consolidated Financial Statements For the Years Ended February 28, 2022 and 2021 (In Canadian Dollars)

On August 18, 2020, the Company issued 608,025 options to two directors, which were fully vested, and exercised during the year ended February 28, 2022, and 73,700 options to an employee of the Company. The options are exercisable for a period of ten years at an exercise price of $0.19 per option. The fair value of the options was estimated on the date of the grant at $0.12 per option using the Black-Scholes option pricing model with the following assumptions: expected volatility of 115%; expected dividend yield of 0%; risk- free interest rate of 0.40%; stock price of $0.16; and expected life of 3 years.

On June 8, 2021, the Company issued 663,300 options to an officer of the Company. The options are exercisable for a period of five years at an exercise price of $0.99 per option. The fair value of the options was estimated on the date of the grant at $0.58 per option using the Black-Scholes option pricing model with the following assumptions: expected volatility of 100%; expected dividend yield of 0%; risk-free interest rate of 0.88%; stock price of $0.80; and expected life of 5 years.

On June 8, 2021, the Company issued 1,672,990 options to four directors, and 250,000 options to two employees of the Company in total. The options are exercisable for a period of five years at an exercise price of $0.86 per option. The fair value of the options was estimated on the date of the grant at $0.59 per option using the Black-Scholes option pricing model with the following assumptions: expected volatility of 100%; expected dividend yield of 0%; risk-free interest rate of 0.88%; stock price of $0.80; and expected life of 5 years.

On July 7, 2021, the Company issued 250,000 options to one director and 150,000 options to an employee of the Company, which were fully vested. The options are exercisable for a period of five years at an exercise price of $1.39 per option. The fair value of the options was estimated on the date of the grant at $0.64 per option using the Black-Scholes option pricing model with the following assumptions: expected volatility of 190%; expected dividend yield of 0%; risk-free interest rate of 1.94%; stock price of $0.94; and expected life of 5 years.

On December 6, 2021, the Company issued 100,000 options to one officer, 250,000 options to one director, 150,000 options to an employee of the Company, and 798,150 options to forty-one employees of Simbex in total. The options are exercisable for a period of five years at an exercise price of $0.65 per option. The fair value of the options was estimated on the date of the grant at $0.63 per option using the Black-Scholes option pricing model with the following assumptions: expected volatility of 193%; expected dividend yield of 0%; risk-free interest rate of 1.38%; stock price of $0.65; and expected life of 5 years.

On January 19, 2022, the Company issued 150,000 options to an officer of the Company. The options are exercisable for a period of five years at an exercise price of $0.65 per option. The fair value of the options was estimated on the date of the grant at $0.63 per option using the Black-Scholes option pricing model with the following assumptions: expected volatility of 192%; expected dividend yield of 0%; risk-free interest rate of 1.68%; stock price of $0.65; and expected life of 5 years.

SALONA GLOBAL MEDICAL DEVICE CORPORATION Notes to the Consolidated Financial Statements For the Years Ended February 28, 2022 and 2021 (In Canadian Dollars)

c. Warrants

The following warrants have been issued this year:

Grant date	Exercise price	Number of warrants	Number of vested warrants	Weighted Avg Remaining Life (years)
May 21, 2021	$1.25	2,121,232	2,121,232	0.80
May 21, 2021	0.47	876,231	876,231	0.80
May 21, 2021	0.85	243,675	243,675	0.80
November 11, 2021	0.86	199,804	199,804	1.70
February 15, 2022	0.55	542,431	542,431	2.96
February 15, 2022	0.70	7,749,000	7,749,000	2.96
Total	$0.79	11,732,373	11,732,373	2.35

A summary of the Company's warrants are as follows:

	Number of Warrants	Weighted Avg. Exercise Price
Balance as at February 28, 2021 and February 29, 2020	-	$-
Warrants issued as part of finance deal	10,070,036	0.70
Broker warrants issued as part of finance deal	1,662,337	0.09
Balance as at February 28, 2022	11,732,373	$0.79

During the year ended February 28, 2022, 11,731,373 warrants were issued (February 28, 2021 - $nil). 10,070,036 of these warrants were purchased as part of a unit during financing. 1,662,337 of these warrants were granted to brokers as share issuance costs.

15.  Related party transactions

The Company's transactions with related parties were carried out on normal commercial terms and in the course of the Company's business. Other than disclosed elsewhere in the Company's consolidated financial statements, related party transactions are as follows.

	February 28, 2022	February 28, 2021
Salaries and short-term benefits	483,665	251,145
Stock based compensation	921,577	237,714
Total	1,405,242	488,859

Salary and short-term benefits include salary, consulting fees, car allowance, vacation pay, bonus and other allowances paid or payable to a shareholder, directors and executive officers of the Company.  Stock based compensation are to the directors and executive officers of the Company (Note 14).  Included in accounts payable and accrued liabilities is $nil (February 28, 2021 - $114,498) due to a director of the Company.

16. Capital management

The Company's objectives when managing capital are to: (a) maintain financial flexibility in order to preserve its ability to meet financial obligations and continue as a going concern; (b) maintain a capital structure that allows the Company to finance its growth using internally generated cash flow and debt capacity; and (c) optimize the use of its capital to provide an appropriate investment return to its shareholders commensurate with risk.

SALONA GLOBAL MEDICAL DEVICE CORPORATION Notes to the Consolidated Financial Statements For the Years Ended February 28, 2022 and 2021 (In Canadian Dollars)

The Company's financial strategy is formulated and adapted according to market conditions in order to maintain a flexible capital structure that is consistent with its objectives and the risk characteristics of its underlying assets.

The Company manages its capital structure and may make adjustments to it in light of changes in economic conditions and the risk characteristics of its underlying assets. To maintain or adjust its capital structure, the Company may, from time to time, change the amount of dividends paid to shareholders, return capital to shareholders by way of normal course issuer bid, issue new shares, or reduce liquid assets to repay other debt.

17. Net loss per share

	February 28, 2022	February 28, 2021
Net loss	(4,372,019)	(2,667,423)
Weighted average number of common shares	43,627,051	33,795,132

Net loss per share from operations
Basic	(0.10)	(0.08)
Diluted	(0.10)	(0.08)

18. Operating expenses

General and administrative expenses include stock-based compensation of $1,196,361 ($237,714 for the year ended February 28, 2021) as well as rent and facility costs, professional fees, public company expenses, insurance and other general expenses.

19. Transaction costs including legal, financial, audit, US and Canadian regulatory costs

The Company incurred substantial costs associated with the Change of Business transaction, due diligence of acquisition targets, financing costs, US regulatory costs and the associated accounting and regulatory costs. While these costs are crucial to future operations, they do not represent regular operational costs of the business. The Company presents these costs separately to better allow investors to evaluate the operational status of the Company independently of financing, regulatory and other transaction focused expenses, which were as follows:

	February 28, 2022	February 28, 2021
Consulting and professional fees	2,715,001	1,436,217
General expenses	1,127,733	207,375
Transaction Costs Including: Audit, Legal, and US Regulatory	3,842,734	1,643,592

SALONA GLOBAL MEDICAL DEVICE CORPORATION Notes to the Consolidated Financial Statements For the Years Ended February 28, 2022 and 2021 (In Canadian Dollars)
20.  Marketable securities

Marketable securities are classified as held for trading. The fair value of marketable securities is based on quoted prices in active markets and are measured at level 1 in the fair value hierarchy. The investments comprise of the following equities and balances as at February 28, 2022 and February 28, 2021:

Details	Quantity	Average cost	Market price/ unit	Total Fair Value

				February 28, 2022	February 28, 2021
		$	$	$	$
Callable shares	-	-	-	-	310,529
Short term bond ETF	-	-	-	-	166,267
Publicly traded common shares	-	-	-	-	11,888
Total investments				-	488,684

During the year ended February 28, 2022, the Company sold all of its marketable securities. As part of the sale, the Company received proceeds of $496,526 and recognized $10,107 of realized gains.

21. Cash and cash equivalents

Cash represents bank deposits at reputable banking institutions. Cash equivalents represent short-term, highly liquid investments, which are readily convertible to cash and have maturities of 90 days or less at time of purchase. Cash equivalents, which are carried at fair value or amortized cost, as applicable, consist of holdings in a money market fund and in treasury bills.  As of February 28, 2022, there are no cash equivalents presented on the balance sheet (February 28, 2021 - $nil).

22. Income taxes

 As of February 28, 2022, the Company has US non-capital loss carry-forwards of approximately $9,053,765 ($5,872,904 as of February 28, 2021), which can be used to reduce taxable income of future years. The benefit from the non-capital loss carry-forward balance has not been recorded in the financial statements. These losses expire from 2035 to 2042.

As of February 28, 2022, the Company has Canadian non-capital loss carry-forwards of approximately $8,096,327 ($8,391,814 as of February 28, 2021), which can be used to reduce taxable income of future years. The benefit from the non-capital loss carry-forward balance has not been recorded in the financial statements. These losses expire from 2032 to 2042.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A full valuation allowance is established against all net deferred tax assets as of February 28, 2022 and 2021 based on estimates of recoverability. While the Company has optimistic plans for its business strategy, it determined that such a valuation allowance was necessary given the current and expected near term losses and the uncertainty with respect to its ability to generate sufficient profits from its business model.

SALONA GLOBAL MEDICAL DEVICE CORPORATION Notes to the Consolidated Financial Statements For the Years Ended February 28, 2022 and 2021 (In Canadian Dollars)
	February 28, 2022	February 28, 2021

Non-capital loss carry forwards	4,481,137	2,904,627
Other temporary differences	507,758	1,732,555
Valuation allowance	(4,988,895)	(4,637,182)
	-	-

The Company's provision for (recovery of) income taxes differs from the amount that is computed by applying the combined Federal and state statutory income tax rate of 25.35% (2021 - 26.5%) in the United States to the Company's net loss before income taxes as follows:

	February 28, 2022			February 28, 2021
Net loss before income taxes	(4,473,636)			(2,667,423)
Expected income tax recovery	(1,134,067)	25.35%		(706,866)	26.50%

Tax rate changes and other adjustments	1,287,727	(28.78%	)	354,687	(13.30%	)
Shares based compensation and non-deductible expenses	1,508,951	(33.73%	)	62,994	(2.36%	)
Change in tax benefits not recognized	(1,764,228)	39.44%		289,185	(10.84%	)
Income tax (recovery) expense	(101,617)	2.27%		-	(-%	)
Current tax expense	12,022			-
Deferred tax recovery	(113,639)			-
	-			-

As of February 28, 2022, the Company has a deferred tax liability of $1,755,889 (February 28, 2021-$nil).

As of February 28, 2022, the Company has a current tax expense of $12,022 (February 28, 2021 - $nil).

23. Contingencies

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As at February 28, 2022 there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company's operations. There are also no proceedings in which any of the Company's directors, officers or affiliates is an adverse party or has a material interest adverse to the Company's interest.

Outside of the line of credit and debt disclosed in Note 11, the Company does not have any other financial commitments or contingencies.

24. Subsequent events

The Company's management has evaluated subsequent events up to May 31, 2022, the date the consolidated financial statements were issued, pursuant to the requirements of ASC 855 and has determined the following material subsequent event:

On May 6, 2022, the Company issued 454,817 common stock pursuant to the exercise of broker warrants.

SALONA GLOBAL MEDICAL DEVICE CORPORATION Notes to the Consolidated Financial Statements For the Years Ended February 28, 2022 and 2021 (In Canadian Dollars)

On March 11, 2022, the Company closed on an acquisition of Mio-Guard, LLC ("Mio-Guard") a medical device sales and marketing business serving the Midwest United States.

Under the terms of the Purchase Agreement, Inspira Financial Company, a wholly owned subsidiary of Salona Global (the " Salona Global Buyer ") will acquire all of the units of Mio-Guard from Mr. Zisholz in consideration for (i) 1,300,000 Class B units of the Salona Global Buyer (" Class B Units ") on closing, (ii) up to 125,000 Class B Units per quarter for eight consecutive quarters immediately following closing (subject to adjustment pursuant to customary closing adjustments), and (iii) two Class B Units for each dollar of EBITDA Mio-Guard generates during the eight quarters, subject to customary closing adjustments and subject to a maximum of 4,000,000 Class B Units to be issued.

The Class B Units will be non-voting, non-participating units of the Salona Global Buyer that will be exchangeable into Class "A" non-voting Common Shares of Salona Global ("Salona Global Class "A" Shares ") on a one for one basis. The Salona Global Class "A" Shares have the same attributes as the Common Shares of Salona Global (" Salona Global Common Shares "), except that the Salona Global Class "A" Shares are not listed on the TSX Venture Exchange, do not carry the right to vote, and are convertible, subject to certain terms and conditions, including a provision prohibiting a holder of Salona Global Class "A" Shares from converting Salona Global Class "A" Shares for Salona Global Common Shares if it would result in such holder holding more than 9.9% of the Salona Global Common Shares, into Salona Global Common Shares on a one-for-one basis. In addition, pursuant to the Contribution and Exchange Agreement, Mr. Zisholz is restricted from holding more than 500,000 Salona Global Common Shares at any time.

SALONA GLOBAL MEDICAL DEVICE CORPORATION

18,132,856 Common Shares

PROSPECTUS

August ____, 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the registration of the securities being registered hereby. All such expenses are estimated except for the SEC registration fee.

SEC registration fee	$
Legal fees and expenses	$
Accounting fees and expenses	$
Printing expenses	$
Total	$

Item 14. Indemnification of Directors and Officers

The BCBCA provides that:

1. The Company may indemnify an individual who: (i) is or was a director, alternate director or officer of the Company; (ii) is or was a director, alternate director or officer of another corporation: (A) at a time when such other corporation is or was an affiliate of the Company; or (B) at the request of the Company; or (iii) at the request of the Company, is or was, or holds or held a position equivalent to that of, a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity, and his or her heirs and personal or other legal representatives of that individual (each such person referred to herein as an "eligible party.")

2. Such indemnity may provide for indemnification against any judgment, penalty, fine or settlement paid in respect of a proceeding in which such individual, by reason being or having been an eligible party is or may be joined as a party, or is or may be liable for provided, (a) he or she acted honestly and in good faith with a view to the best interests of the Company; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

3. If the Company declines to provide indemnification, a court may, on the application of the Company or an eligible party: (i) order the Company to indemnify an eligible party in the manner provided under (1); (ii) order the enforcement of, or any payment under, an agreement of indemnification entered into by the Company; or (iii) order the Company to pay some or all of the expenses incurred by any person in obtaining an order for indemnification under this item (3).

4. An eligible party is entitled to indemnity from the Company in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of any proceeding to which he or she is made a party by reason of being an eligible party, if the person seeking indemnity, (a) was substantially successful on the merits in his or her defense of the action or proceeding; and (b) fulfills the conditions set out in clauses (2)(a) and (b) above.

5. The Company may purchase and maintain insurance for the benefit of an eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation.

The Company's Articles provide that the Company must indemnify, to the extent allowed under the BCBCA, each eligible party against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. The Articles further provides that the Company may advance expenses to an eligible party to the extent permitted under the BCBCA. The Articles also authorize the Company to obtain directors' and officers' liability insurance.

Each director and officer is also a party to an indemnification agreement with the Company, pursuant to which the Company has agreed, to the fullest extent not prohibited by law and promptly upon demand, to indemnify and hold harmless such director or officer, his or her heirs and legal representatives from and against (i) all costs, charges and expenses incurred by such director or officer in respect of any claim, demand, suit, action, proceeding or investigation in which such director or officer is involved or is subject by reason of being or having been a director or officer and (ii) all liabilities, damages, costs, charges and expenses whatsoever that the director or officer may sustain or incur as a result of serving as a director or officer in respect of any act, matter, deed or thing whatsoever made, done, committed, permitted or acquiesced in by such director or officer in his or her capacity as a director or officer, whether before or after the effective date of such indemnification agreement.

The Company currently maintains directors' and officers' liability insurance for its officers and directors. Effective upon completion of the Change of Business, the Company anticipates carrying a directors' and officers' liability insurance policy, which provides $1,000,000. The retention is $1,000,000. The aggregate premium paid for the coverage was $120,000.

Item 15.  Recent Sales of Unregistered Securities.

The following information represents securities sold by the Company within the past three years through August 1, 2022 which were not registered under the Securities Act. Included are new issues, securities issued in exchange for property, services or other securities, securities issued upon conversion from other share classes and new securities resulting from the modification of outstanding securities. We sold all of the securities listed below to accredited investors pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated under the Securities Act or pursuant to Regulation S promulgated under the Securities Act.

• On May 31, 2022, we issued 143,000 Class A shares to the former owner of SDP at a fair market price of $0.75 per share in connection with the completion of SDP's earn-out period. No cash was required to be paid as consideration for these shares. Immediately following the issuance, in exchange for the surrender of the 143,000 Class A shares, we issued 143,000 common shares pursuant to a share exchange agreement.

• On May 25, 2022, we issued 28,154 common shares pursuant to the exercise of stock options which generated net proceeds of $5,329.

• On May 6, 2022 we issued 454,817 common shares pursuant to the exercise of broker warrants previously issued in connection with the Company's financing completed on May 21, 2021.

• On February 15, 2022, we sold 7,749,000 common shares, and 7,749,000 warrants to purchase up to 7,749,000 common shares. Each common share and accompanying warrant were sold together as a "Unit" at a combined offering price of $0.55 per Unit, with an aggregate purchase price of approximately $4.26 million.  The warrants have an exercise price of $0.70 per share, are exercisable immediately and expire on February 15, 2025.  Beacon Securities Limited, Canaccord Genuity Corp., and Leede Jones Gable Inc. (collectively, the "Underwriters") acted underwriters for the offering and received cash commissions equal to $410,284 and were granted broker warrants to purchase up to an aggregate of 542,431 common shares of the Company. The broker warrants have an exercise price of $0.55 per share and are exercisable for a three-year period until February 15, 2025.

• On August 20, 2021, we issued 112,617 common shares pursuant to the exercise of stock options which generated net proceeds of $21,392.

• On May 20, 2021, we issued 1,492,425 common shares pursuant to the exercise of stock options which generated net proceeds of $355,500.

• On May 20, 2021, pursuant to a share exchange agreement, we issued 1,355,425 common shares in exchange for the surrender of 1,355,425 Class A shares.

• On May 21, 2021, we issued and sold 9,990,237 common shares which generated gross proceeds of $5,550,258. 7,869,005 of the common shares were sold at an approximate offering price of approximately $0.48 per share. 2,121,232 of the common shares and accompanying warrants were sold together as a "Unit" at a combined offering price of approximately $0.85 per Unit.  The 2,121,232 warrants have an exercise price of $1.25 per share, are exercisable immediately and expire on December 18, 2022.  Beacon Securities, and Leede Jones Gable Inc. (collectively, the "Underwriters") acted underwriters for the offering and received commissions equal to $249,768 and were granted broker warrants to purchase up to an aggregate of 1,119,906 common shares of the Company. 876,231 of the broker warrants have an approximate exercise price of $0.48 and 243,675 of the broker warrants have an approximate exercise price of $0.85 per share and are exercisable until December 18, 2022.

• On May 21, 2021, pursuant to a shares-for-debt agreement, we issued 737,000 common shares in satisfaction of $114,498 (US $88,000) of indebtedness owed to a service provider.

• On December 18, 2020, the Company completed a financing of 7,869,005 subscription receipts ("Salona Subscription Receipts") on a non-brokered private offering basis at a price of $0.48 per Salona Subscription Receipt, for gross proceeds to us of $3,736,982 (the "Concurrent Salona Financing"). Each Salona Subscription Receipt automatically converted into one common share on June 17, 2021. In connection with the Concurrent Salona Financing, registered dealers were entitled to cash compensation in the aggregate amount of $166,448, and (ii) on the Escrow Release Date, an aggregate of 876,231 options to purchase one common share at a price of $0.48 per common share until December 18, 2022.

• On December 18, 2020, our wholly owned British Columbia incorporated subsidiary ("Finco") completed a financing of 2,121,232 subscription receipts ("Finco Subscription Receipts") on a non-brokered private offering basis, at a price of $0.85 per Finco Subscription Receipt, for gross proceeds to Finco of $1,813,276 (the "Concurrent Finco Financing"). Each Finco Subscription Receipt automatically converted into one unit (each, a "Unit") on the Escrow Release Date, without any further consideration on the part of the subscriber. Each Unit consisted of one share of Finco (a "Finco Share") and one Finco Share purchase warrant (a "Finco Warrant"), with each Finco Warrant exercisable for one Finco Share at $1.25 per share until December 18, 2022, subject to acceleration. In connection with the Concurrent Finco Financing, registered dealers were entitled to (i) cash compensation in the aggregate amount of $83,320, and (ii) on the Escrow Release Date, an aggregate of 243,675 options to purchase one Finco Share at a price of $0.85 per share until December 18, 2022.

• On October 22, 2020, 28,154 common shares were issued on the exercise of 28,154 stock options for proceeds of $5,348 at an exercise price of $0.19 per share. The options had a fair value of $4,323.

Item 16.  Exhibits and Financial Statement Schedules

(a) Exhibits

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act  may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

		Incorporated by Reference			Filed Herewith

Exhibit #	Exhibit Description	Form	Date	Number

2.1	Purchase Agreement among Brattle Street Investment Corp., Brattle Acquisition I Corp, South Dakota Partners, Inc., GAP Partners, Inc., Luke Faulstick, Steve Hollis and the Additional Shareholders set forth therein, dated September 8, 2020.	S-1	4/30/2021	333-255642
3.1	Certificate of Incorporation of Chrysalis Capital IX Corporation, dated September 17, 2013.	S-1	4/30/2021	333-255642
3.2	Chrysalis Capital IX Corporation By-Law No. 1., dated September 17, 2013.	S-1	4/30/2021	333-255642
3.3	Certificate of Amendment of Chrysalis Capital IX Corporation, dated February 21, 2014.	S-1	4/30/2021	333-255642
3.4	Notice of Articles and Certificate of Amalgamation of 1040096 B.C. Ltd. and Inspira Financial Inc., dated July 7, 2015.	S-1	4/30/2021	333-255642
3.5	Notice of Articles and Certificate of Amalgamation of 1042000 B.C. Ltd. and Inspira Financial Inc., dated July 7, 2015.	S-1	4/30/2021	333-255642
3.6	Certificate of Change of Name of 104200 B.C. Ltd., dated July 7, 2015.	S-1	4/30/2021	333-255642
3.7	Certificate of Amendment of Chrysalis Capital IX Corporation, dated July 7, 2015.	S-1	4/30/2021	333-255642
3.8	Notice of Articles and Certificate of Change of Name of Inspira Financial Inc., dated January 5, 2020.	S-1	4/30/2021	333-255642
3.9	Notice of Alteration, Notice of Articles and Certificate of Change of Name of Brattle Street Investment Corp., dated December 14, 2020.	S-1	4/30/2021	333-255642
4.1	Salona Specimen Certificate	S-1	4/30/2021	333-255642
4.2	Form of Subscription Agreement for U.S. Subscribers of Subscription Receipts for Shares of Brattle Street Investment Corp.	S-1	4/30/2021	333-255642
4.3	Form of Subscription Agreement for Non-U.S. Subscribers of Subscription Receipts for Shares of Brattle Street Investment Corp.	S-1	4/30/2021	333-255642
4.4	Form of Subscription Agreement for U.S. Subscribers of Subscription Receipts for Units of Brattle Finco B.C. Ltd.	S-1	4/30/2021	333-255642
4.5	Form of Subscription Agreement for Non-U.S. Subscribers of Subscription Receipts for Units of Brattle Finco B.C. Ltd.	S-1	4/30/2021	333-255642
4.6	Form of Subscription Agreement for Non-U.S. Subscribers of Units	8-K	2/22/2022	333-255642

4.7	Form of Warrant to purchase common shares	8-K	2/22/2022	333-255642
4.8	Form of Compensation Option	8-K	2/22/2022	333-255642
4.9	Registration Rights Agreement dated as of February 15, 2022 by and among the Company, Purchasers in the Offering and Beacon Securities Limited, Canaccord Genuity Corp. and Leede Jones Gable Inc.	8-K	2/22/2022	333-255642
5.1	Opinion of DLA Piper (Canada) LLP				+
10.1	Stock Option Plan of Inspira Financial Inc.	S-1	4/30/2021	333-255642
10.2	Supply Agreement between DJO, LLC and South Dakota Partners Inc., dated May 4, 2016.	S-1	4/30/2021	333-255642
10.3	Lease Agreement between Store Capital Acquisitions, LLC and South Dakota Partners, Inc., dated October 19, 2018.	S-1	4/30/2021	333-255642
10.4	Promissory Note of South Dakota Partners to Dacotah Bank, dated February 1, 2019.	S-1	4/30/2021	333-255642
10.5	Business Loan Agreement between South Dakota Partners and Dacotah Bank, dated December 3, 2019.	S-1	4/30/2021	333-255642
10.6	Commercial Security Agreement between South Dakota Partners and Dacotah Bank, dated December 3, 2019.	S-1	4/30/2021	333-255642
10.7	Promissory Note of South Dakota Partners to Dacotah Bank, dated February 1, 2019.	S-1	4/30/2021	333-255642
10.8	Commercial Guaranty among South Dakota Partners Inc, Dacotah Bank and Luke Faulstick, dated December 3, 2019.	S-1	4/30/2021	333-255642
10.9	Commercial Guaranty among South Dakota Partners Inc, Dacotah Bank and Stephen Hollis, dated December 3, 2019.	S-1	4/30/2021	333-255642
10.10	Supply Agreement between Compass Richmar, LLC and South Dakota Partners, Inc., dated February 5, 2020.	S-1	4/30/2021	333-255642
10.11	Change in Terms Agreement between South Dakota Partners Inc. and Dacotah Bank, dated April 20, 2020.	S-1	4/30/2021	333-255642
10.12	Change in Terms Agreement between South Dakota Partners Inc. and Dacotah Bank, dated July 10, 2020.	S-1	4/30/2021	333-255642
10.13	Business Loan Agreement between South Dakota Partners Inc. and Dacotah Bank, dated August 31, 2020.	S-1	4/30/2021	333-255642
10.14	Promissory Note of South Dakota Partners Inc. to Dacotah Bank, dated August 31, 2020.	S-1	4/30/2021	333-255642
10.15	Debt Conversion Agreement between Brattle Street Investment Corp. and Leslie H. Cross, dated September 6, 2020.	S-1	4/30/2021	333-255642
10.16	Employment Letter Agreement between Battle Street Investment Corp. and Luke Faulstick, dated September 8, 2020.	S-1	4/30/2021	333-255642
10.17	Form of 2021 Option Plan	S-1	4/30/2021	333-255642
10.18	Contribution Agreement dated as of November 29, 2021 by and among the Company, ALG Health Plus, LLC, Adam Harmon, ALG-Health LLC and other the parties named therein.	8-K	12/3/2021	333-255642
10.19	Limited Liability Company Agreement of ALG Health Plus, LLC dated as of November 29, 2021 by and between Inspira Financial Company and Adam Harmon.	8-K	12/3/2021	333-255642
10.20	Contribution and Exchange Agreement dated as of November 29, 2021 by and between Salona Global Medical Device Corp and Adam Harmon	8-K	12/3/2021	333-255642

10.21	Agreement and Plan of Merger dated as of February 18, 2022 by and among Salona Global Medical Device Corporation, Inspira Financial Company, Miotech Parent, LLC, Miotech Merger Subsidiary, LLC, Mio-Guard LLC, and Kenneth M. Zisholz	8-K	2/25/2022	333-255642
21.1	List of Subsidiaries				X
23.1	Consent of Independent Registered Public Accounting Firm				X
23.2	Consent of DLA Piper (Canada) LLP (included in Exhibit 5.1)				+
24.1	Power of Attorney (included on signature page)				X
101.INS	Inline XBRL Instance Document–the instance document does not appear in the Interactive Data File as its XBRL tags are embedded within the Inline XBRL document				X
101.SCH	Inline XBRL Taxonomy Extension Schema Document				X
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document				X
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document				X
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document				X
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document				X
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).				X
107	Filing Fee Table				X

__________________

#  Certain schedules and exhibits have been redacted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish a copy of any omitted schedule or exhibit to the SEC upon its request.

+ To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Del Mar, State of California on August 11, 2022.

SALONA GLOBAL MEDICAL DEVICE CORPORATION

By:	/s/ Melissa Polesky-Meyrowitz, CPA
Melissa Polesky-Meyrowitz, CPA
Chief Financial Officer (in her capacity as Principal Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Luke Faulstick, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

Name and Signature	Title	Date

/s/ Luke Faulstick	Chief Executive Officer (Principal Executive Officer)	August 11, 2022
Luke Faulstick

/s/ Melissa Polesky-Meyrowitz, CPA	Chief Financial Officer (Principal Financial Officer)	August 11, 2022
Melissa Polesky-Meyrowitz, CPA

/s/ Leslie Cross	Chairman of the Board	August 11, 2022
Leslie Cross

/s/ Kyle Wilks	Director	August 11, 2022
Kyle Wilks

/s/ Dr. Ken Kashkin	Director	August 11, 2022
Dr. Ken Kashkin